UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BRIGHT HORIZONS FAMILY SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐  No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $.01 per share, of Bright Horizons Family Solutions, Inc. (the “Bright Horizons Common Stock”).

(2)	Aggregate number of securities to which transaction applies:

26,297,692 shares of Bright Horizons Common Stock; options to purchase 1,776,033 shares of Bright Horizons Common Stock; restricted share units with respect to 2,607 shares of Bright Horizons Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The transaction value was determined based upon the sum of (a) $48.25 per share of 26,297,692 shares of Bright Horizons Common Stock, (b) $48.25 minus the weighted average exercise price of $22.39 per share of outstanding options to purchase 1,776,033 shares of Bright Horizons Common Stock, and (c) $48.25 per share with respect to 2,607 shares of Bright Horizons Common Stock issuable upon the conversion of restricted share units.

(4)	Proposed maximum aggregate value of transaction:

$1,314,912,474.34

(5)	Total fee paid:

$51,676.06

☐	Fee paid previously with preliminary materials.

☑	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

$51,669.64

(2)	Form, Schedule or Registration Statement No.:

Schedule 14A

(3)	Filing Party:

Bright Horizons Family Solutions, Inc.

(4)	Date Filed:

February 19, 2008

200 Talcott Avenue South
Watertown, Massachusetts 02472
[ • ], 2008

Dear Fellow Stockholder:

On January 14, 2008, Bright Horizons Family Solutions, Inc., a Delaware corporation (“Bright Horizons” or the “Company”), entered into an Agreement and Plan of Merger (the “merger agreement”) with Swingset Holdings Corp., a Delaware corporation (“Parent”), and Swingset Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Parent is currently owned by a private equity fund sponsored by Bain Capital Partners. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the “merger”). If the merger is completed, you will be entitled to receive $48.25 in cash for each share of Bright Horizons common stock that you own.

A special meeting of our stockholders will be held on [ • ], 2008, at [ • ] a.m., local time, to vote on a proposal to adopt the merger agreement so that the merger can occur. The special meeting will be held at Bright Horizons’ executive offices located at 200 Talcott Avenue South, Watertown, Massachusetts 02472. Notice of the special meeting and the related proxy statement is enclosed.

The accompanying proxy statement gives you detailed information about the special meeting and the merger and includes the merger agreement as Annex A. The receipt of cash in exchange for shares of Bright Horizons common stock in the merger will constitute a taxable transaction to U.S. persons for U.S. federal income tax purposes. We encourage you to read the proxy statement and the merger agreement carefully.

Our board of directors has determined that the merger is advisable and that the terms of the merger are fair to and in the best interests of Bright Horizons and its stockholders (other than affiliates of Parent and certain executive officers, directors and other members of senior management of Bright Horizons who invest in equity securities of Parent or one of its affiliates in connection with the merger as further described in the accompanying proxy statement), and approved the merger agreement and the transactions contemplated thereby, including the merger. This recommendation is based, in part, upon the unanimous recommendation of the special committee of the board of directors consisting of three independent and disinterested directors.

Your vote is very important.  We cannot complete the merger unless holders of a majority of all outstanding shares of Bright Horizons common stock entitled to vote on the matter vote to adopt the merger agreement. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet. Stockholders who attend the meeting may revoke their proxies and vote in person.

Our board of directors and management appreciate your continuing support of the Company, and we urge you to support this transaction.

Sincerely,

Marguerite W. Kondracke	Linda A. Mason
Chair of the Special Committee	Chair of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated [ • ], 2008, and is first being mailed to stockholders on or about [ • ], 2008.

200 Talcott Avenue South
Watertown, Massachusetts 02472

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [ • ], 2008

Dear Stockholder:

PLEASE TAKE NOTICE that a special meeting of stockholders of Bright Horizons Family Solutions, Inc., a Delaware corporation (the “Company”), will be held on [ • ]day, [ • ], 2008, at [ • ] a.m. local time, at the Company’s executive offices located at 200 Talcott Avenue South, Watertown, Massachusetts, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of January 14, 2008, by and among the Company, Swingset Holdings Corp., a Delaware corporation (“Parent”), and Swingset Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), as the merger agreement may be amended from time to time.

2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

3. To act upon other business as may properly come before the special meeting and any and all adjourned or postponed sessions thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON [ • ], 2008.

The Company’s Proxy Statement and form of proxy card are available at [ • ].

The record date for the determination of stockholders entitled to notice of and to vote at the special meeting is [ • ], 2008. Accordingly, only stockholders of record as of that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. A list of our stockholders will be available at our principal executive offices at 200 Talcott Avenue South, Watertown, Massachusetts, during ordinary business hours for ten days prior to the special meeting.

We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

Your vote is important, regardless of the number of shares of the Company’s common stock you own. The adoption of the merger agreement requires the affirmative approval of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon. An adjournment proposal requires the affirmative vote of a majority of the shares of the Company’s common stock present at the special meeting and entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment proposal.

Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders. Registration will begin at [ • ] a.m. local time. If you attend, please note that you may be asked to present valid picture identification. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the special meeting. To obtain directions to attend the special meeting and vote in person, please contact Stephen I. Dreier, our Chief Administrative Officer and Secretary, at 200 Talcott Avenue South, Watertown, Massachusetts 02472, (617) 673-8000.

Stockholders of the Company who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of Company common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

By Order of the Board of Directors,

Stephen I. Dreier
Chief Administrative Officer and Secretary

Watertown, Massachusetts
[ • ], 2008

i

ii

References to “Bright Horizons,” the “Company,” “we,” “our” or “us” in this proxy statement refer to Bright Horizons Family Solutions, Inc., and its subsidiaries unless otherwise indicated by context.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the “Questions and Answers About the Special Meeting and the Merger,” summarizes the material information in the proxy statement. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Bright Horizons. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information” beginning on page 86.

The Merger and the Merger Agreement

•	The Parties to the Merger (see page 14). Bright Horizons Family Solutions, Inc., a Delaware corporation, is a leading provider of workplace services for employers and families. Swingset Holdings Corp., a Delaware corporation (“Parent”), was formed solely for the purpose of acquiring Bright Horizons. Parent has not engaged in any business except as contemplated by the merger agreement (as defined below). Swingset Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), was formed solely for the purpose of completing the proposed merger (as defined below). Merger Sub has not engaged in any business except as contemplated by the merger agreement (as defined below). Parent is currently owned by Bain Capital Fund X, L.P., a Cayman Islands limited partnership (“Bain”), which is a private equity fund sponsored by Bain Capital Partners, LLC (“Bain Capital”).

•	The Merger. You are being asked to vote to adopt an agreement and plan of merger (the “merger agreement”) providing for the recapitalization of Bright Horizons by Parent. Pursuant to the merger agreement, Merger Sub will merge with and into Bright Horizons (the “merger”). Bright Horizons will be the surviving corporation in the merger (the “surviving corporation”) and will continue to do business as “Bright Horizons” following the merger. As a result of the merger, Bright Horizons will cease to be an independent, publicly traded company. See “The Merger Agreement” beginning on page 62.

•	Merger Consideration. If the merger is completed, you will be entitled to receive $48.25 in cash, without interest and less any applicable withholding taxes, for each share of Bright Horizons capital stock (consisting of common stock, par value $.01 per share (the “Bright Horizons Common Stock”)) that you own. See “The Merger Agreement — Merger Consideration” beginning on page 62.

•	Treatment of Outstanding Options, Restricted Shares and Restricted Share Units. Upon consummation of the merger, except as otherwise agreed by a holder and Parent, all outstanding options to acquire Bright Horizons Common Stock will become fully vested and immediately exercisable. Each such option (other than, potentially, certain options held by certain Rollover Holders (as defined below under “— Interests of the Company’s Directors and Executive Officers in the Merger”)) not exercised prior to the merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Bright Horizons Common Stock underlying the options multiplied by the amount by which $48.25 exceeds the applicable option exercise price, without interest and less any applicable withholding taxes. Upon consummation of the merger, except as otherwise agreed by the holder and Parent, all shares of restricted stock will vest, and those shares will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted shares multiplied by $48.25, without interest and less any applicable withholding taxes. Additionally, all restricted share units will be converted into shares of Bright Horizons Common Stock immediately prior to the merger and such shares will be cashed out at $48.25 per share, without interest and less any applicable withholding taxes. Subject to Parent’s agreement, which may be withheld in Parent’s sole discretion, options to purchase Bright Horizons Common Stock held by certain of the Rollover Holders that are not exercised prior to consummation of the merger may be converted into options to acquire shares of common stock of the surviving corporation. In addition, subject to Parent’s agreement, which may be withheld in Parent’s sole discretion, certain of the Rollover Holders may elect to exchange certain unrestricted shares of Bright Horizons Common Stock for shares of common stock of the surviving corporation. See “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” and “The Merger Agreement — Treatment of Options, Restricted Shares, Restricted Share Units and Other Awards” beginning on pages 56 and 63, respectively.

•	Conditions to the Merger (see page 67). The consummation of the merger depends on the satisfaction or waiver of a number of conditions, including the following:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of voting Bright Horizons Common Stock;

•	no injunction, judgment, order or law which prohibits, restrains or renders illegal the consummation of the merger shall be in effect;

•	the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any additional approvals, authorizations, filings and notifications required under any other applicable antitrust, competition or trade regulation law, must have expired or been terminated;

•	since the date of the merger agreement, no event, circumstance, change or effect shall have occurred or come to exist which has had or would be reasonably likely to have a “material adverse effect” (as defined in the merger agreement in the manner described in this proxy statement under the caption “The Merger Agreement — Conditions to the Merger” beginning on page 67) on us and our subsidiaries;

•	Bright Horizons’ and Parent’s and Merger Sub’s respective representations and warranties in the merger agreement must be true and correct as of the closing date in the manner described under the caption “The Merger Agreement — Conditions to the Merger” beginning on page 67; and

•	Bright Horizons and Parent and Merger Sub must have performed in all material respects all obligations that each is required to perform under the merger agreement.

•	Restrictions on Solicitations of Other Offers (see page 69).

•	The merger agreement provides that, until 12:01 a.m., New York City time, on March 15, 2008 (the “go-shop period”), we, under the direction of the special committee and with the active participation of its financial advisors, Goldman, Sachs & Co. (“Goldman Sachs”) and Evercore Group L.L.C. (“Evercore”), were permitted to initiate, solicit, facilitate and encourage an acquisition proposal for us (including by way of providing information), and enter into and maintain or continue discussions or negotiations concerning an acquisition proposal for us or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations. Prior to terminating the merger agreement or entering into an acquisition agreement with respect to any such proposal, the Company is required to comply with certain terms of the merger agreement described under “The Merger Agreement — Recommendation Withdrawal/Termination in Connection with a Superior Proposal,” including, if required, paying a termination fee, see page 70.

•	The merger agreement provides that from and after the expiration of the go-shop period, we are generally not permitted to:

•	solicit, knowingly facilitate, knowingly encourage or initiate any inquiries or the implementation or submission of any acquisition proposal, or initiate or participate in any way in discussions or negotiations regarding, or furnish or disclose to any person any information in connection with, any acquisition proposal; or

•	withdraw or modify, in a manner adverse to Parent or Merger Sub, the recommendation of our board of directors in favor of the merger agreement and the merger, approve, enter into or recommend any acquisition proposal, or approve, enter into or recommend any letter of intent, acquisition agreement or similar agreement with respect to any acquisition proposal.

Notwithstanding these restrictions, under certain circumstances, our board of directors (acting through the special committee or otherwise) may respond to a bona fide unsolicited written proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, so long as the Company complies with certain terms of the merger agreement described under “The Merger Agreement — Recommendation Withdrawal/Termination in Connection with a Superior Proposal,” including, if required, paying a termination fee, see page 70.

•	Termination of the Merger Agreement (see page 70). The merger agreement may be terminated:

•	By mutual written consent of Bright Horizons, on the one hand, and Parent, on the other hand.

•	By either Bright Horizons, on the one hand, or Parent, on the other hand, if:

•	there shall be any final and non-appealable injunction, order, decree, ruling or other action of a governmental authority that makes consummation of the merger illegal or otherwise prohibited;

•	the merger is not completed on or before June 30, 2008, provided that such right shall not be available to Bright Horizons before the close of business on July 14, 2008, if Parent or Merger Sub has initiated proceedings to seek specific enforcement of the merger agreement and such proceedings are still pending as of such date;

•	our stockholders do not adopt the merger agreement at the special meeting or any adjournment thereof; or

•	prior to our stockholders’ adoption of the merger agreement at the special meeting or any adjournment thereof, our board of directors (acting through the special committee or otherwise) enters into a letter or intent, acquisition agreement or similar agreement with respect to an acquisition proposal from a third party, provided that we have complied with our obligations under the merger agreement described under “The Merger Agreement — Restrictions on Solicitations of Other Offers” and “The Merger Agreement — Recommendation Withdrawal/Termination in Connection with a Superior Proposal” beginning on pages 69 and 70, respectively, and provided that we have paid the termination fee owed to Parent as described under “The Merger Agreement — Termination Fees” beginning on page 71.

•	By Parent, if:

•	our board of directors or any committee of our board of directors (i) withdraws (or modifies in a manner adverse to Parent or Merger Sub) its recommendation that the stockholders of the Company adopt the merger agreement; or (ii) shall have approved or recommended to our stockholders an acquisition proposal for us other than the merger contemplated by the merger agreement, or shall have resolved to effect the foregoing; or

•	we have breached any of our representations, warranties, covenants or agreements under the merger agreement which would give rise to the failure of certain conditions to closing and where that breach is incapable of being cured, or is not cured, on or before June 30, 2008, provided that neither Parent nor Merger Sub is then in breach of the merger agreement so as to cause certain conditions to closing to not be satisfied.

•	By Bright Horizons, if:

•	the merger is not consummated within two business days after the delivery by Bright Horizons to Parent of written notice certifying that all conditions to Parent’s and Merger Sub’s obligations to close have been satisfied (provided that all conditions to Parent’s and Merger Sub’s obligations to close remain satisfied at the close of business on such second business day); or

•	Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement which would give rise to the failure of certain conditions to closing and where that breach is incapable of being cured, or is not cured, on or before June 30, 2008, provided that Bright Horizons is not in breach of the merger agreement so as to cause the closing conditions relating to Parent and Merger Sub’s obligations to consummate the merger not to be satisfied.

•	Termination Fees (see page 71). If the merger agreement is terminated under certain circumstances:

•	the Company will be obligated to pay the expenses of Parent, up to $10.0 million; and

•	the Company will be obligated to pay a termination fee of $39.0 million (or $19.5 million in certain circumstances) as directed by Parent (less any expenses of Parent paid by the Company in connection with termination); or

•	Parent will be obligated to pay us a termination fee of $39.0 million (without our having to quantify or establish damages) and, in certain circumstances in which financing is available to Parent and Merger Sub yet they nevertheless fail to consummate the merger, indemnification for up to $27.0 million of our damages. Bain has agreed to guarantee the obligation of Parent to pay these amounts, subject to a $66.0 million cap on all liabilities of Bain in respect thereof.

We cannot seek specific performance to require Parent and Merger Sub to complete the merger, and our exclusive remedy for the failure of Parent and Merger Sub to complete the merger is the termination fee described above payable to us in the circumstances described under “The Merger Agreement — Termination Fees beginning on page 71.”

The Special Meeting

See “Questions and Answers About the Special Meeting and the Merger” beginning on page 9 and “The Special Meeting” beginning on page 15.

Other Important Considerations

•	The Special Committee and its Recommendation. The special committee is a committee of our board of directors that was formed on April 13, 2007 for the purpose of reviewing, evaluating, accepting or rejecting strategic alternatives, including a possible transaction relating to the sale of the Company. The special committee is comprised of three independent and disinterested directors. The members of the special committee are Marguerite W. Kondracke (Chair), E. Townes Duncan and Ian M. Rolland. The special committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and our stockholders (other than parties to an Employee Rollover Agreement (as defined in the merger agreement) and any affiliates of Parent) (such stockholders being referred to in this proxy statement collectively as the “unaffiliated stockholders”) and recommended to our board of directors that the merger agreement and the transactions contemplated thereby, including the merger, be approved and declared advisable by our board of directors and that our board of directors recommend adoption by the stockholders of the merger agreement. For a discussion of the material factors considered by the board of directors and the special committee in reaching its conclusions and the reasons why the board of directors and the special committee determined that the merger is fair, see “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger” beginning on page 29.

•	Board Recommendation. The Company’s board of directors, acting upon the unanimous recommendation of the special committee and without the participation of Mr. Lissy, Mr. Bekenstein, Ms. Tocio, Mr. Brown and Ms. Mason, recommends that Bright Horizons’ stockholders vote “FOR” the adoption of the merger agreement, and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. See “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger” beginning on page 29.

•	Share Ownership of Directors and Executive Officers. As of [ • ], 2008, the record date, the directors and executive officers of Bright Horizons held and are entitled to vote, in the aggregate, shares of Bright Horizons Common Stock representing approximately [ • ]% of the outstanding shares of Bright Horizons Common Stock. The directors and executive officers have informed Bright Horizons that they currently intend to vote all of their shares of Bright Horizons Common Stock “FOR” the adoption of the merger agreement and “FOR” any adjournment proposal. See “The Special Meeting — Voting Rights; Quorum; Vote Required for Approval” beginning on page 15.

•	Interests of the Company’s Directors and Executive Officers in the Merger. Upon the consummation of the merger, except as may be agreed by a holder or participant and Parent, (1) all stock options held by our directors and executive officers will vest, and each vested and unexercised stock option will generally be cashed out in an amount equal to the excess of $48.25 over the option exercise price, (2) all restricted shares will vest and be cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted shares multiplied by $48.25 and (3) all restricted share units will be converted into shares of Bright Horizons Common Stock that are free of restrictions and will be cashed out at $48.25 per share. As of March 10, 2008, our directors and executive officers, as a group, beneficially owned 402,445 shares of Bright Horizons Common Stock; vested and unvested options to purchase 811,700 shares of Bright Horizons Common Stock; 78,885 unvested restricted shares; and 2,607 restricted share units. Together, these securities represent 4.61% of the total Bright Horizons securities that are subject to purchase as part of the merger. The maximum total amount of all cash payments our directors and executive officers may receive in respect of their beneficially owned Bright Horizons securities upon the consummation of the merger is $44,498,524, as more fully described on pages 57 and 58. Subject to Bain’s agreement, which may be withheld in Bain’s sole discretion, certain of our directors and our executive officers (together with such other employees who are permitted to invest by the payment of cash and/or contribution of their Bright Horizons equity securities to Parent or one of its affiliates, are sometimes referred to herein collectively as the “Rollover Holders”) may enter into agreements to convert their options or Bright Horizons Common Stock into, or otherwise invest in, the equity securities of Parent or one of its affiliates, including by electing to exchange unrestricted shares of Bright Horizons Common Stock for shares of common stock of Parent. As of the date of the filing of this proxy statement, there have been no agreements or discussions between Parent or Bain, on the one hand, and any Rollover Holder, on the other hand, regarding any such rollover commitments. However, Bain has informed the Company that it may cause Parent to offer certain directors and the executive officers of the Company the opportunity to exchange a portion of their Bright Horizons Common Stock or options for, or to invest a portion of the cash merger consideration they receive in the merger in, equity of Parent at the same valuation at which Bain will invest in Parent. These and other interests of our directors and executive officers, some of which may be different than those of our stockholders generally, are more fully described, together with a more detailed description of the total cash payments our directors and executive officers will receive in connection with the merger, under “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 56.

•	Opinion of Goldman, Sachs & Co. In connection with the proposed merger, Goldman Sachs, as a financial advisor to the special committee, has delivered an opinion as to the fairness from a financial point of view to the unaffiliated stockholders of the merger consideration to be received by such holders in the merger as of January 14, 2008. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in connection with its opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the special committee in connection with its consideration of the merger, and the opinion of Goldman Sachs is not a recommendation as to how any holder of Bright Horizons Common Stock, or any other person, should vote or act with respect to the merger or any other matter. We encourage you to read Goldman Sachs’ opinion carefully and in its entirety. For a more complete description of the opinion and the review undertaken in connection with such opinion, together with the fees payable to Goldman Sachs and the conflicts of Goldman Sachs, see “Special Factors — Opinion of Financial Advisors — Opinion of Goldman, Sachs & Co.” beginning on page 33. Pursuant to a letter agreement between Bright Horizons and Goldman Sachs dated June 21, 2007, Bright Horizons has agreed to pay Goldman Sachs: (i) an advisory fee of $5.0 million that was payable on January 1, 2008, and (ii) a transaction fee of 1.2% of the equity consideration paid in the merger (to which the $5.0 million advisory fee in (i) is credited), payable upon the consummation of the merger. The fees payable to Goldman Sachs are not contingent upon the substance of Goldman Sachs’ opinion.

•	Opinion of Evercore Group L.L.C. In connection with the proposed merger, Evercore, as a financial advisor to the special committee, has delivered an opinion as to the fairness from a financial point of view to the unaffiliated stockholders of the merger consideration to be received by such holders in the merger as of January 14, 2008. The full text of Evercore’s written opinion, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Evercore in connection with its opinion, is attached as Annex C to this proxy statement. Evercore provided its opinion for the information and assistance of the special committee in connection with its consideration of the merger, and the opinion of Evercore is not a recommendation as to how any holder of Bright Horizons Common Stock, or any other person, should vote or act with respect to the merger or any other matter. We encourage you to read Evercore’s opinion carefully and in its entirety. For a more complete description of the opinion and the review undertaken in connection with such opinion, together with the fees payable to Evercore, see “Special Factors — Opinions of Financial Advisors — Opinion of Evercore Group L.L.C.” beginning on page 39. Evercore provided the special committee financial advisory services and Bright Horizons agreed to pay Evercore, pursuant to a letter agreement dated October 19, 2007, a $3.0 million advisory fee, payable upon the earlier to occur of (i) the dissolution of the special committee (if no agreement with respect to a transaction between the Company and any third party had been entered into), (ii) the first anniversary of Evercore’s engagement and (iii) if an agreement with respect to a transaction between the Company and any third party had been entered into, upon the consummation, termination or abandonment of that transaction. This advisory fee would be reduced by the amount of any $75,000 monthly retainer fees which have been paid and are subject to a minimum total of $250,000. Evercore may also receive a discretionary fee of up to $5.0 million as determined in good faith by the special committee, based upon the special committee’s view of the value attributed to services rendered by Evercore. The discretionary fee is not dependent upon the Company entering into any agreement with respect to, or the consummation of, any transaction, including the merger. In addition, fees payable to Evercore are not contingent upon the substance of Evercore’s opinion.

•	Sources of Financing. The merger agreement does not contain any condition relating to the receipt of financing by Parent. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided. See “Special Factors — Financing of the Merger” beginning on page 51. The following arrangements are in place to provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses:

•	Equity Financing. Parent has received an equity commitment from a private equity fund sponsored by Bain of $640.0 million. In addition, subject to Parent’s agreement, which may be withheld in Parent’s sole discretion, the Rollover Holders may enter into rollover commitments which would reduce the aggregate funds required to fund the merger; however, as of the date of the filing of this proxy statement, there are no agreements between Bain, on the one hand, and any Rollover Holder, on the other hand, regarding any such rollover commitments.

•	Debt Financing. Parent and Merger Sub have received a commitment letter from Goldman Sachs Credit Partners L.P. to provide up to $440.0 million of senior secured credit facilities, consisting of $365.0 million under a senior secured Tranche B term loan facility and $75.0 million under a senior secured revolving credit facility. Parent and Merger Sub also have received a commitment letter from

GS Mezzanine Partners V, L.P. to purchase up to $300.0 million of senior subordinated notes issued by the Company and up to $110.0 million of senior notes issued by Parent.

Goldman Sachs Credit Partners L.P. has the ability in certain circumstances, after consultation with Parent and Merger Sub, to reallocate a portion of the Tranche B term loans (in an amount equal to 0.25x the consolidated adjusted EBITDA of Parent for the latest four fiscal quarter period for which financial statements are available) to the Parent senior notes, in which event the aggregate principal amount of the Parent senior notes will be increased by the aggregate amount by which the Tranche B term loans are reduced as a result of the exercise of this option.

To the extent that the pro forma ratio of consolidated debt to consolidated adjusted EBITDA for the most recent four fiscal quarter period for which financial statements of Parent and its subsidiaries have been delivered exceeds 6.87 to 1.00, the aggregate principal amount of the Tranche B term loans and the notes shall be reduced by an amount sufficient to cause that ratio not to exceed 6.87 to 1.00, with the amount of such reduction to be allocated between the Tranche B term loans and the notes pro rata with respect to the respective original committed amounts of the Tranche B term loans and the notes and, as to the notes, applied to reduce the principal amount of the Parent senior notes in full before being applied to reduce the principal amount of the Company senior subordinated notes.

GSCP, after consultation with Parent and Merger Sub, also has the ability, in certain circumstances in connection with its syndication of the senior secured credit facilities to other lenders, to require certain changes to the terms (excluding conditions), pricing and/or structure of any of the senior secured credit facilities, provided that any such changes are within certain agreed parameters.

•	Regulatory Approvals (see page 50). Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (“DOJ”) and the applicable waiting period has expired or been terminated. Bright Horizons and Parent filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on February 5, 2008, and were granted early termination of the waiting period on February 11, 2008.

Though not a condition to the consummation of the merger, U.S. federal and state laws and regulations, as well as the laws and regulations of the United Kingdom, Ireland and Canada may require that we or Parent obtain approvals, file new license and/or permit applications with, and/or provide notice to, applicable governmental authorities in connection with the merger.

•	Applicability of Rules Related to “Going Private” Transactions; Position of Bain, Joshua Bekenstein, Parent and Merger Sub as to Fairness and Their Reasons for the Merger (see pages 47 and 33). Under a potential interpretation of the rules governing “going private” transactions, each of Bain, Mr. Bekenstein, Parent and Merger Sub may be deemed to be engaged in a “going private” transaction. Bain, Mr. Bekenstein, Parent and Merger Sub make certain statements herein as to, among other matters, their purposes and reasons for the merger, and their belief as to the fairness of the merger to our unaffiliated stockholders solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) under that potential interpretation.

Each of the special committee and the board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and our unaffiliated stockholders. In evaluating the merger, the special committee consulted with its independent legal and financial advisors, reviewed a significant amount of information and considered a number of factors and procedural safeguards set forth below in “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger.” Based upon the foregoing, and consistent with its general recommendation to stockholders, the special committee and our board of directors (without the participation of Mr. Lissy, Mr. Bekenstein, Ms. Tocio, Mr. Brown and Ms. Mason) believe that the merger agreement and the merger are substantively and procedurally fair to the Company and our unaffiliated stockholders.

•	U.S. Federal Income Tax Consequences. If you are a U.S. holder (as defined below), the merger will be a taxable transaction for U.S. federal income tax purposes. Your receipt of cash in exchange for your shares of Bright Horizons Common Stock in the merger generally will cause you to recognize gain or loss measured by the difference, if any, between the cash you receive in the merger (determined before the deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of Bright Horizons Common Stock. If you are a non-U.S. holder (as defined below), the merger generally will not be a taxable transaction to you for U.S. federal income tax purposes unless you have certain connections to the United States. Under U.S. federal income tax law, all holders will be subject to information reporting on cash payments made pursuant to the merger unless an exemption applies. Backup withholding may also apply with respect to cash payments made pursuant to the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with the applicable requirements of the backup withholding rules. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or foreign taxes and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of your options to purchase shares of Bright Horizons Common Stock, your restricted shares or your restricted share units, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans. See “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 59.

•	Appraisal Rights. Under Delaware law, holders of Bright Horizons Common Stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares, as determined by the Delaware Court of Chancery, if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount you would receive could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Any holder of Bright Horizons Common Stock intending to exercise his, her or its appraisal rights must, among other things, submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “The Special Meeting — Rights of Stockholders Who Object to the Merger” and “Appraisal Rights” beginning on pages 16 and 75, respectively, and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D.

•	Market Price of Bright Horizons Common Stock (see page 82). The closing sale price of Bright Horizons Common Stock on The NASDAQ Stock Market (the “NASDAQ”) on January 11, 2008, the last trading day prior to the announcement of the merger, was $32.79 per share. The $48.25 per share to be paid for each share of Bright Horizons Common Stock in the merger represents a premium of approximately 47% to the closing price on January 11, 2008.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers do not address all questions that may be important to you as a Bright Horizons stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of Bright Horizons will be held on [ • ], 2008, at [ • ] a.m. local time, at the Company’s executive offices located at 200 Talcott Avenue South, Watertown, Massachusetts 02472.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to consider and vote on the following proposals:

• to adopt the merger agreement;

• to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

• to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

Q.	How does Bright Horizons’ board of directors recommend that I vote on the proposals?

A.	The board of directors (without the participation of Mr. Lissy, Mr. Bekenstein, Ms. Tocio, Mr. Brown and Ms. Mason) recommends that you vote:

• “FOR” the proposal to adopt the merger agreement; and

• “FOR” any adjournment proposal.

Q.	Who is entitled to vote at the special meeting?

A.	All holders of Bright Horizons Common Stock are entitled to notice, but only stockholders of record holding Bright Horizons Common Stock as of the close of business on [ • ], 2008, the record date for the special meeting, are entitled to vote at the special meeting. As of the record date, there were approximately [ • ] shares of Bright Horizons Common Stock outstanding. Approximately [ • ] holders of record held such shares. Every holder of Bright Horizons Common Stock is entitled to one vote for each such share the stockholder held as of the record date.

Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders. Registration will begin at [ • ] a.m., local time. If you attend, please note that you may be asked to present valid picture identification. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices are not permitted at the meeting.

Q.	What vote is required for Bright Horizons’ stockholders to adopt the merger agreement? How do Bright Horizons’ directors and officers intend to vote?

A.	An affirmative vote of the holders of a majority of all outstanding shares of Bright Horizons Common Stock entitled to vote on the matter is required to adopt the merger agreement. Our directors and executive officers have informed us that they currently intend to vote all of their shares of Bright Horizons Common Stock for the adoption of the merger agreement.

Q.	What vote is required for Bright Horizons’ stockholders to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Bright Horizons Common Stock present or represented by proxy at the meeting and entitled to vote on the matter.

Q.	Who is soliciting my vote?

A.	This proxy solicitation is being made and paid for by Bright Horizons. In addition, we have retained D.F. King & Co., Inc. to assist in the solicitation. We will pay D.F. King & Co., Inc. approximately $7,500 plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Bright Horizons Common Stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on the enclosed proxy card; or using the Internet voting instructions printed on the enclosed proxy card. You can also attend the special meeting and vote, or change your prior vote, in person. Do NOT enclose or return your stock certificate(s) with your proxy. If you hold your shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s proxy card which includes voting instructions and instructions on how to change your vote.

Q.	How do I vote? How can I revoke my vote?

A.	You may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope or as described below if you hold your shares in “street name.” If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment proposal. You have the right to revoke your proxy at any time before the vote taken at the special meeting:

• if you hold your shares in your name as a stockholder of record, by notifying our Chief Administrative Officer and Secretary, Stephen I. Dreier, at 200 Talcott Avenue South, P.O. Box 9177, Watertown, Massachusetts 02472;

• by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

• by submitting a later-dated proxy card; or

• if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q.	Can I vote by telephone or electronically?

A.	If you hold your shares in your name as a stockholder of record, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card.

If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” please check your proxy card or contact your broker, bank or nominee to determine whether you will be able to vote by telephone or electronically.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote against the adoption of the merger agreement and will not have an effect on the proposal to adjourn the special meeting.

Q:	What do I do if I have money in the Bright Horizons Stock Fund of the Bright Horizons Family Solutions, Inc. 401(k) Plan or the Bright Horizons Retirement Plan?

A:	If you have money invested in the Bright Horizons Stock Fund of the Bright Horizons Family Solutions, Inc. 401(k) Plan or the Bright Horizons Retirement Plan, you do not actually own shares of Bright Horizons Common Stock. You are instead credited with equivalent shares, which consist of your interest in both shares of Bright Horizons Common Stock and cash that are held by the Bright Horizons Stock Fund of the particular plan. The number of equivalent shares you hold on any given day is equal to your interest in the value of the Bright Horizons Common Stock and the cash held by the Bright Horizons Stock Fund, divided by the closing market price per share of Bright Horizons Common Stock as reported on the NASDAQ that day.

The Company has decided to permit participants in the plans who have money invested in the Bright Horizons Stock Fund to participate in the merger vote based on their interest — or equivalent shares — in the fund. You may exercise these pass-through voting rights only by completing and returning the voting instruction card for participants in the Bright Horizons Stock Fund of the Bright Horizons Family Solutions, Inc. 401(k) Plan or the Bright Horizons Retirement Plan you received with this proxy statement in accordance with the procedures included therewith, or by following the instructions for voting by telephone or the Internet described in the voting instruction card, and before the deadline noted below. If your voting instructions are received by 6:00 a.m., local time, in Watertown, Massachusetts on [●], 2008, the independent trustee of your plan will submit a proxy that reflects your instructions. If your voting instructions are not received by the date and time specified above, the independent trustee will vote the shares of Bright Horizons Common Stock allocable to your interest in the Bright Horizons Stock Fund in accordance with its independent and sole discretion, and all such shares will be voted in the same manner. Your voting instructions will be kept confidential. You may not vote in person at the special meeting.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you also hold shares in “street name,” directly as a record holder or if you have money invested in the Bright Horizons Stock Fund of the Bright Horizons Family Solutions, Inc. 401(k) Plan or the Bright Horizons Retirement Plan, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the adoption of the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote against the adoption of the merger agreement.

For a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but abstentions and broker non-votes will not count as shares present and entitled to vote on the proposal to adjourn the meeting. As a result, abstentions and broker non-votes will have no effect on the vote to adjourn the meeting, which requires the vote of the holders of a majority of the shares of Bright Horizons Common Stock present or represented by proxy at the meeting and entitled to vote on the matter.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Q.	Who will count the votes?

A.	A representative of our transfer agent, Wells Fargo Bank, N.A., will count the votes and act as an inspector of election. Questions concerning stock certificates or other matters pertaining to your shares may be directed to Wells Fargo Bank, N.A. at (800) 468-9716.

Q.	When is the merger expected to be completed?

A.	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the second quarter of 2008. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived (as permitted by law). See “The Merger Agreement — Conditions to the Merger” beginning on page 67.

Q.	Should I send in my stock certificates now?

A.	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Bright Horizons Common Stock certificates for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q.	How can I obtain additional information about Bright Horizons?

A.	We will provide a copy of our Annual Report to Stockholders and/or our Annual Report on Form 10-K for the year ended December 31, 2007, filed February 29, 2008, excluding certain of its exhibits, and other filings, with the Securities and Exchange Commission (“SEC”) without charge to any stockholder who makes a written or oral request to the Secretary, Bright Horizons Family Solutions, Inc., 200 Talcott Avenue South, P.O. Box 9177, Watertown, Massachusetts 02472; telephone (617) 673-8000. Our Annual Report on Form 10-K and other SEC filings also may be accessed on the world wide web at http://www.sec.gov or on the Investor Relations page of the Company’s website at http://www.brighthorizons.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find More Information” beginning on page 86.

Q.	Who can help answer my questions?

A.	If you have additional questions about the merger after reading this proxy statement, please call our proxy solicitor, D.F. King & Co., Inc., toll-free at (800) 859-8509.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary Term Sheet,” “Special Factors,” “Important Information About Bright Horizons — Projected Financial Information” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against Bright Horizons and others relating to the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the failure to obtain the necessary debt financing arrangements set forth in the commitment letters and/or the equity financing arrangements set forth in the equity commitment letter received in connection with the merger;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger;

and other risks detailed in our current filings with the SEC, including our most recent filing on Form 10-K. See “Where You Can Find More Information” beginning on page 86. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

Bright Horizons

Bright Horizons is a Delaware corporation with its headquarters in Watertown, Massachusetts. Bright Horizons is a leading provider of workplace services for employers and families. Workplace services include center-based child care, education and enrichment programs, elementary school education, back-up care (for children and elders), before and after school care, summer camps, vacation care, college preparation and admissions counseling, and other family support services. As of December 31, 2007, the Company operated 641 early care and education centers for more than 700 clients and had the capacity to serve approximately 71,000 children in 43 states, the District of Columbia, Puerto Rico, Canada, Ireland, and the United Kingdom. Our workplace services cater primarily to working families and provide a number of services designed to meet the business objectives of employers and the family needs of their employees. Our services are designed to (i) address employers’ ever-changing workplace needs, (ii) enhance employee productivity, (iii) improve recruitment and retention of employees, (iv) reduce absenteeism, and (v) help employers become the employer of choice within their industry.

Bright Horizons serves many leading corporations, including more than 95 Fortune 500 companies and 75 of Working Mother Magazine’s “100 Best Companies for Working Mothers”. Our employer clients include Abbott Laboratories, Alston & Bird, Amgen, Bank of America, Boeing, Bristol-Myers Squibb, British Petroleum, Citigroup, Eli Lilly, GlaxoSmithKline PLC, IBM, Johnson & Johnson, JP Morgan Chase, LandRover, Microsoft, Motorola, Pfizer, Royal Bank of Scotland, Starbucks, Target, Timberland, Toyota, Union Pacific, Universal Studios, and Wachovia. We also provide services for well-known institutions such as Duke University, the European Commission, the Federal Deposit Insurance Corporation (FDIC), JFK Medical Center, Johns Hopkins University, Massachusetts Institute of Technology, Memorial Sloan-Kettering Cancer Center and the Professional Golfers Association (PGA) and Ladies Professional Golf Association (LPGA) Tours. Bright Horizons operates multiple early care and education centers for 57 of its employer clients.

Bright Horizons’ principal executive offices are located at 200 Talcott Avenue South, P.O. Box 9177, Watertown, Massachusetts 02472, and our telephone number is (617) 673-8000. For more information about Bright Horizons, please visit our website at www.brighthorizons.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Bright Horizons is publicly traded on the NASDAQ under the symbol “BFAM.”

Parent

Swingset Holdings Corp., which we refer to as Parent, is a Delaware corporation that was formed solely for the purpose of acquiring Bright Horizons. Parent has not engaged in any business except as contemplated by the merger agreement. The principal office address of Swingset Holdings Corp. is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, MA 02199. The telephone number at the principal offices is (617) 516-2000.

Merger Sub

Swingset Acquisition Corp., which we refer to as Merger Sub, is a Delaware corporation that was formed solely for the purpose of completing the proposed merger. Upon the consummation of the proposed merger, Swingset Acquisition Corp. will cease to exist and Bright Horizons will continue as the surviving corporation. Swingset Acquisition Corp. is wholly-owned by Parent and has not engaged in any business except as contemplated by the merger agreement. The principal office address of Swingset Acquisition Corp. is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, MA 02199. The telephone number at the principal offices is (617) 516-2000.

Additional information concerning these transaction participants is set forth in Annex E to this proxy statement.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with the special meeting of our stockholders relating to the merger.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date:  [ • ] day, [ • ], 2008

Time:  [ • ] a.m., local time

Place:	200 Talcott Avenue South Watertown, Massachusetts 02472

Proposals to be Considered at the Special Meeting

At the special meeting, you will be asked to vote on a proposal to adopt the merger agreement, and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement.

Record Date

We have fixed the close of business on [ • ], 2008 as the record date for the special meeting, and only holders of record of Bright Horizons Common Stock on the record date are entitled to vote at the special meeting. On the record date, there were [ • ] shares of Bright Horizons Common Stock outstanding and entitled to vote.

Voting Rights; Quorum; Vote Required for Approval

Each share of Bright Horizons Common Stock entitles its holder to one vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of stockholders entitled to cast a majority of the votes of all issued and outstanding shares entitled to vote, shall constitute a quorum for the purpose of considering the proposals. Shares of Bright Horizons Common Stock represented at the special meeting but not voted, including shares of Bright Horizons Common Stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Bright Horizons Common Stock entitled to vote on the matter. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the adoption of the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote against the adoption of the merger agreement. Your broker, bank or nominee will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or nominee.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the outstanding shares of Bright Horizons Common Stock present or represented by proxy at the special meeting and entitled to vote on the matter. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but abstentions and broker non-votes will not count as shares present and entitled to vote on the proposal to adjourn the meeting. As a result, abstentions and broker non-votes will have no effect on the vote to adjourn the special meeting, which requires the vote of the holders of a majority of the shares of Bright Horizons Common Stock present or represented by proxy at the meeting and entitled to vote on the matter.

As of [ • ], 2008, the record date, the directors and executive officers of Bright Horizons held and are entitled to vote, in the aggregate, [ • ] shares of Bright Horizons Common Stock, representing approximately [ • ]% of the outstanding Bright Horizons Common Stock. The directors and executive officers have informed Bright Horizons that they currently intend to vote all of their shares of Bright Horizons Common Stock “FOR” the adoption of the merger agreement and “FOR” the adjournment proposal. If our directors and executive officers vote their shares in favor of adopting the merger agreement, [ • ]% of the outstanding shares of Bright Horizons Common Stock will have voted for the proposal to adopt the merger agreement. This means that additional holders of approximately [ • ]% of all shares entitled to vote at the special meeting would need to vote for the proposal to adopt the merger agreement in order for it to be adopted.

Voting and Revocation of Proxies

Stockholders of record may submit proxies by mail, by telephone or over the Internet. Stockholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. If you hold your shares in your name as a stockholder of record, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. Stockholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by mail, or by telephone or over the Internet if those services are offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

You have the right to revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying our Chief Administrative Officer and Secretary, Stephen I. Dreier, at 200 Talcott Avenue South, P.O. Box 9177, Watertown, Massachusetts 02472;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to tender your stock certificates and receive the merger consideration.

Rights of Stockholders Who Object to the Merger

Stockholders of Bright Horizons are entitled to appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Bright Horizons before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 75 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Bright Horizons on behalf of its board of directors. In addition, we have retained D.F. King & Co., Inc. to assist in the solicitation. We will pay D.F. King & Co., Inc. approximately $7,500 plus out-of-pocket expenses for their assistance. Our directors, executive officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Bright Horizons Common Stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify D.F. King & Co., Inc. against any losses arising out of that firm’s proxy soliciting services on our behalf.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of Bright Horizons Common Stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, D.F. King & Co., Inc., toll-free at (800) 859-8509, or contact Bright Horizons in writing at our principal executive offices at 200 Talcott Avenue South, P.O. Box 9177, Watertown, Massachusetts 02472, Attention: Stephen I. Dreier, Chief Administrative Officer and Secretary, or by telephone at (617) 673-8000.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement and filed as exhibits to the Schedule 13E-3 filed by the Company concurrently with this proxy statement will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of Bright Horizons Common Stock.

SPECIAL FACTORS

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

The Company regularly reviews and evaluates its business strategy and strategic alternatives with the goal of enhancing stockholder value. In this regard, in early 2007, management determined to consider what strategic alternatives might be available to the Company, and Mr. Lissy contacted Joshua Bekenstein, a director of the Company and a managing director of Bain Capital Investors, an affiliate of Bain Capital, about the general merger and acquisition markets and particularly about the current feasibility of leveraged acquisitions by financial sponsors. During three conversations between Messrs. Lissy and Bekenstein that took place during the first quarter of 2007, Mr. Bekenstein analyzed how a financial buyer would view the Company and expressed his view that a leveraged acquisition of the Company by a financial sponsor could be a viable alternative which may provide immediate value to the stockholders at a price per share in the mid $40s. During this period, Messrs. Lissy and Bekenstein did not discuss any specific potential future transaction or the involvement of Bain in any potential future transaction. However, Mr. Bekenstein indicated that if the board of directors determined to consider strategic alternatives, including a sale transaction, he believed that Bain would be interested in exploring a potential acquisition of the Company given Bain’s familiarity with and knowledge of the Company, which resulted from Mr. Bekenstein’s service as a director since the Company’s inception and the fact that affiliates of Bain provided initial financing to the Company and were equity investors in the Company until 1997.

On April 13, 2007, the board of directors met by telephone and during the meeting management discussed the initiation of a process to review strategic alternatives which might enhance stockholder value. At this meeting, representatives of Bass, Berry & Sims PLC (“Bass Berry”), counsel for the Company, advised the board of directors regarding its fiduciary duties in engaging in a strategic alternative review process. Management discussed its assessment of the Company’s business plan and future prospects. Management and the board of directors reviewed a range of strategic alternatives and the board of directors determined that because one of the alternatives, the sale of the Company, could involve potential conflicts of interest with management and certain directors, it should establish a special committee comprised of independent, disinterested directors to review, evaluate and consider potential strategic alternatives. The board of directors adopted resolutions establishing a special committee, comprised of Marguerite Kondracke (the chair), Townes Duncan and Ian Rolland. The board of directors delegated to the special committee the full power and authority to, among other things, review, evaluate and consider all strategic alternatives, including to determine whether pursuing a possible sale of the Company would be in the best interests of the Company and its stockholders, and, as appropriate, to reject or to recommend to the board of directors any strategic alternative considered by it.

Except as otherwise described herein, following the April 13, 2007 meeting of the board of directors, Mr. Lissy, Mr. Bekenstein, Mary Ann Tocio, Roger H. Brown and Linda A. Mason (the “Interested Directors”) recused themselves from all discussions by the board of directors regarding the special committee’s review of strategic alternatives, recognizing that one alternative was a leveraged buyout by a financial sponsor and that those directors had articulated that they may wish to participate with, or in Mr. Bekenstein’s case may be affiliated with, a potential buyer in such a transaction. In addition, except as otherwise described herein, no Interested Director conducted any discussions with any potential purchaser regarding the terms of his or her potential participation in a transaction involving the Company.

Following the board of directors meeting, on April 13, 2007, the special committee met by telephone to discuss the process by which it would begin to examine potential strategic alternatives. Representatives of Bass Berry reviewed with the special committee its fiduciary duties and recommended that the special committee engage independent legal and financial advisors to assist it in the discharge of its responsibilities. The special committee instructed the chair to interview potential legal advisors and report back to it. A meeting of the special committee was held by telephone on April 25, 2007. Ms. Kondracke reported to the special committee the results of her in-person interviews of potential legal counsel. The special committee determined to engage Shearman & Sterling LLP (“Shearman & Sterling”) as its legal advisor. Ms. Kondracke was instructed to contact representatives of Shearman & Sterling to determine the next step in its process of evaluating strategic alternatives available to the Company.

A meeting of the special committee was held by telephone on April 30, 2007. At the meeting, representatives of Shearman & Sterling reviewed with the special committee its fiduciary duties in connection with its consideration of strategic alternatives. The special committee determined that in light of his role as a senior advisor to the board of directors and his knowledge of the Company, a senior representative of Bass Berry should be available to the special committee as requested, subject to his agreement to maintain confidential all matters relating to the special committee, including the substance of any deliberations and any process it may adopt in connection with any possible strategic alternative. The senior representative of Bass Berry attended this telephonic meeting on April 30, 2007 and meetings of the special committee thereafter as requested by the special committee. Since the special committee believed that there may be discussions with Bain about a possible acquisition of the Company, the special committee determined that Mr. Bekenstein should not participate in any discussions with Bain personnel about a possible acquisition of the Company and should not participate in any board of directors discussions relating to any such possible acquisition without the consent of the special committee. These restrictions were subsequently conveyed to Mr. Bekenstein. The special committee discussed the engagement of a possible financial advisor and, based on Goldman Sachs’ qualifications, expertise and reputation, directed Shearman & Sterling to contact Goldman Sachs regarding its potential engagement.

Shortly after April 30, 2007, Goldman Sachs agreed to serve as the special committee’s financial advisor and began conducting a due diligence review of the Company, including meetings and discussions with various members of management of the Company.

A meeting of the special committee was held on May 7, 2007 at The Inn at Harvard in Cambridge, Massachusetts. At the start of the meeting, management presented its views regarding potential benefits to the Company and its stockholders that could result from a sale transaction. Management expressed the view that as a public company it was increasingly difficult to manage the long term vision of the Company in light of the short term pressure created by the quarterly expectations of the investment community and that the stockholders might be able to achieve an attractive value in a sale transaction without the execution risks associated with the future business plan of the Company and the pressures associated with meeting the quarterly expectations of the investment community. Management also stressed the importance to the Company of maintaining maximum confidentiality in connection with the review of strategic alternatives. Management articulated its concerns that lack of confidentiality could result in speculation regarding the impact of a sale transaction on the Company’s operations, thereby adversely impacting the Company’s relationship with its employees and clients, as well as parents of children enrolled at the Company’s facilities. Management then left the meeting and the special committee discussed the various strategic alternatives available to the Company, including continuing to execute its business plan, a possible leveraged recapitalization and a possible sale of the Company. The special committee then discussed the concerns expressed by management and whether Bain, which the special committee believed could move quickly and maintain confidentiality, would be interested in considering the acquisition of the Company. During that discussion, the special committee also considered whether it was in the best interest of the Company to engage in exclusive discussions with Bain. The special committee concluded that to cause the special committee to consider a transaction with Bain without fully exploring other potential sale opportunities, any Bain proposal to acquire the Company would have to be compelling when compared to valuations for the Company implied by the financial analyses that Goldman Sachs was preparing for the special committee. The special committee did not determine a specific dollar range at this time because it had not yet received Goldman Sachs’ preliminary financial analyses. The special committee determined that, if it were to proceed with Bain on that basis, it would have to retain the ability to solicit and accept alternative proposals for the acquisition of the Company after the execution of a definitive agreement with Bain. Following discussion, the special committee determined to permit Bain, following Bain’s execution of an appropriate confidentiality agreement, to undertake due diligence to determine whether Bain could submit such a proposal.

A regular meeting of the board of directors was held in Watertown, Massachusetts on May 8, 2007. During the meeting, the members of the board of directors other than the Interested Directors (the “Independent Directors”) met in executive session to discuss the ongoing review of strategic alternatives by the special committee.

On the morning of May 29, 2007, management of the Company and representatives of Goldman Sachs and Shearman & Sterling met with representatives of Bain for a presentation by management regarding the Company, its business model and its historical and five-year projected financial performance. See “Important Information About Bright Horizons — Projected Financial Information”. On May 29, 2007, after the meeting with Bain, the special committee met with representatives of management, Goldman Sachs and Shearman & Sterling. Management of the Company provided an overview of the presentation it made to Bain earlier that day and then left the meeting. Representatives of Goldman Sachs then informed the special committee that, within the following two weeks, Bain expected to be in a position to provide a preliminary estimate of a price per share that Bain might be willing to pay to acquire the Company. The special committee requested that Goldman Sachs prepare a preliminary financial analysis of the Company as well as a preliminary review of the Company’s possible strategic alternatives.

Following the special committee meeting, on May 29, 2007, the special committee held an informational update call for the Independent Directors to discuss the status of its strategic review process.

On June 11, 2007, Bain contacted a representative of Goldman Sachs and indicated that Bain would be willing to consider offering a proposal to acquire the Company at a purchase price of $47.00 per share, subject to negotiation of acceptable definitive agreements and the ability of Bain to arrange financing on acceptable terms.

On June 13, 2007, a meeting of the special committee was held at the offices of Shearman & Sterling in New York. Management joined the first part of the meeting to review with the special committee the Company’s historical and five-year projected financial performance. Management also reiterated its view of the benefits to the Company of a sale transaction and presented its view regarding the risks to the Company associated with contacting additional parties regarding a potential acquisition of the Company, in particular with respect to confidentiality concerns. Mr. Lissy confirmed to the special committee that consistent with the direction of the special committee management had not conducted, nor would it conduct unless specifically authorized by the special committee, any discussions with Bain regarding any potential equity or employment arrangements or the terms on which management might participate with Bain in an acquisition of the Company.

After management left the June 13, 2007 meeting, representatives of Goldman Sachs discussed with the special committee its preliminary financial analyses and a preliminary evaluation of strategic alternatives available to the Company. The special committee discussed with its financial and legal advisors the fact that there were a limited number of opportunities to grow the Company through acquisitions given the Company’s size relative to possible targets and the merits of a leveraged recapitalization. In response to a request from the special committee to evaluate the viability of a transaction with a strategic party, Goldman Sachs discussed the low likelihood of meaningful synergies, as well as dilution concerns, involved in a strategic transaction which would make it unlikely that a strategic party would be in a position to acquire the Company at an attractive valuation. The special committee considered these factors as well as, among other things, the risk that pursuing a transaction with a strategic party could involve the disclosure of competitively sensitive information of the Company. Following further discussions, the special committee then instructed Goldman Sachs to inform Bain that, at this time, the special committee would not be willing to pursue on an exclusive basis a possible transaction with Bain at a price less than $54.00 a share, which represented approximately a 38% premium over the closing price of the Bright Horizons Common Stock on the previous day. The special committee arrived at the $54.00 price offered to Bain following its review and discussion of the foregoing factors, including Goldman Sachs’ preliminary financial analyses. The special committee also instructed Goldman Sachs to inform Bain that, if the special committee were to consider a possible transaction with Bain, the special committee would have to retain the ability to solicit actively and accept alternative proposals for the acquisition of the Company after the execution of a definitive agreement with Bain. The special committee also concluded that Bain could approach a potential financing source to determine whether it could finance an acquisition of the Company so long as the financing source did not agree to be engaged exclusively for Bain.

On June 18, 2007, Bain submitted a letter to the special committee indicating that based on its preliminary assessment of valuation, Bain would likely offer $47 per share, and requested that it be granted additional time to conduct further due diligence to determine whether it could increase its $47 per share valuation by a meaningful amount to a price that the special committee would find to be a compelling value for stockholders.

At a meeting of the special committee held by telephone on June 19, 2007, a representative of Goldman Sachs reviewed with the special committee conversations with Bain regarding its interest in the Company, additional diligence information requests it had submitted and whether Bain would be able to increase the price per share it was prepared to offer for the Company to $54 per share. After discussion, the special committee determined to grant Bain’s request for additional time to conduct further due diligence. The special committee instructed Goldman Sachs to participate in all due diligence meetings with management.

On June 19, 2007, the special committee held an informational update call for the Independent Directors to discuss the status of its strategic review process.

During the period from June 25, 2007 through July 12, 2007, representatives of Bain conducted additional due diligence of the Company and indicated to Goldman Sachs that it was not likely that Bain would be in a position to submit an acquisition proposal of $54 per share.

A meeting of the special committee was held by telephone on July 18, 2007, during which representatives of Goldman Sachs informed the special committee of the status of Bain’s additional due diligence review of the Company, discussions between Goldman Sachs and Bain regarding their respective preliminary valuations of the Company and the recent changes in the leveraged finance market. After discussion, the special committee concluded that in light of the financial analyses previously discussed with Goldman Sachs, among other factors, it was not prepared to indicate to Bain that a price lower than $54 per share would be acceptable to it and determined to allow Bain additional time to submit a revised proposal more consistent with its view of the level of a compelling price. The special committee directed Goldman Sachs to convey this information to Bain.

At a meeting of the special committee held by telephone on July 24, 2007, the special committee and its legal and financial advisors discussed the fact that Bain had not submitted a revised proposal to acquire the Company. The special committee and its legal and financial advisors discussed the merits of further examining the sale alternative and the special committee determined that it was in the best interests of the Company and its stockholders to continue to do so. Consistent with the special committee’s desire to maintain confidentiality on behalf of the Company, the special committee determined to contact, through Goldman Sachs, a limited number of potentially interested parties, which it directed Goldman Sachs to do. In addition, it directed Goldman Sachs to inform Bain that it was approaching other potentially interested parties on behalf of the special committee.

On July 25, 2007, representatives of Goldman Sachs informed Bain that the special committee would be approaching additional potentially interested parties to determine their respective levels of interest in acquiring the Company. On July 25 and 26, 2007, representatives of Goldman Sachs and a representative of Shearman & Sterling approached four potential purchasers regarding a potential transaction involving the Company, each of which executed confidentiality agreements. Shortly thereafter, one of the potential purchasers which had executed a confidentiality agreement indicated it was not interested in exploring a potential transaction involving the Company.

On July 27, 2007, the special committee held an informational update call for the Independent Directors to discuss the status of its strategic review process.

On August 8 and 15, 2007, each of the three remaining potential purchasers (other than Bain) separately met with management and representatives of Goldman Sachs for presentations by management regarding the Company, its business model and its historical and five-year projected financial performance. On August 16, 2007, one of the potential purchasers which met with management the prior day indicated to Goldman Sachs it was not interested in exploring a potential transaction involving the Company, and on August 21, 2007 one other potential purchaser also indicated it had no further interest in a potential transaction.

A meeting of the special committee was held by telephone on September 13, 2007. At the meeting, the special committee discussed with its legal and financial advisors the status of discussions with the additional potential purchasers since the last meeting of the special committee. The special committee’s legal and financial advisors noted that, of the four potential purchasers who were approached on July 25 and 26, 2007 and who had entered into confidentiality agreements with the Company, three had attended management presentations and one (“Potential Purchaser One”) remained interested in pursuing a possible leveraged acquisition of the Company. A representative of Goldman Sachs also informed the special committee that Potential Purchaser One was continuing to conduct its due diligence review of the Company. The special committee and its legal and financial advisors also discussed the fact that Bain had not submitted a revised proposal with respect to a possible transaction. The special committee therefore concluded that it would be in the best interests of the Company to permit Mr. Bekenstein to participate in the process on behalf of Bain and to ask Mr. Bekenstein to discuss with senior personnel of Bain whether Bain continued to be interested in acquiring the Company. A representative of Goldman Sachs informed the special committee that Potential Purchaser One had indicated to Goldman Sachs that, in light of the current state of the leveraged finance markets and Goldman Sachs’ familiarity with the Company, its ability to submit a proposal to acquire the Company at a value the special committee would find acceptable would be materially increased if Goldman Sachs were willing to provide debt financing in connection with a possible transaction. Following a discussion of the potential conflicts that might arise if affiliates of Goldman Sachs were to provide financing to a potential acquirer while also acting as a financial advisor to the special committee, as well as the benefits of such financing in light of the current state of the financing markets, the special committee requested that Goldman Sachs explore whether it would provide such financing and, if so, on what terms it would be prepared to do so. The special committee also discussed the desirability of obtaining an additional independent financial advisor in the event affiliates of Goldman Sachs were to provide such financing.

Thereafter, Bain indicated a renewed interest in a potential transaction and on September 20, 2007, representatives of Bain met with representatives of Goldman Sachs and management to provide Bain with an update of the Company’s financial performance since the first quarter and to discuss other matters related to the Company. On the same day, management and representatives of Goldman Sachs discussed with Potential Purchaser One its additional requests for information.

A meeting of the special committee was held at The Inn at Harvard in Cambridge, Massachusetts on September 26, 2007. At the meeting, representatives of Goldman Sachs and management discussed with the special committee a recommendation from one of the Company’s stockholders, received by the Company the prior month, that the Company engage in a leveraged recapitalization transaction. Representatives of Goldman Sachs and management discussed their views of the aggressiveness of the assumptions underlying the recommendation received from such stockholder and also discussed the status of Goldman Sachs’ review with management regarding a potential leveraged recapitalization of the Company. Following discussion, management left the meeting and representatives of Goldman Sachs discussed with the special committee its preliminary financial analyses relating to the enterprise value of the Company and a leveraged recapitalization analysis. Representatives of Goldman Sachs described the status of the respective due diligence reviews of the Company being conducted by Goldman Sachs Credit Partners L.P. and GS Mezzanine Partners V, L.P. (collectively, “GS Finance”), Bain and Potential Purchaser One. Goldman Sachs then reviewed for the special committee the status of the leveraged financing markets, the amount of debt a potential purchaser likely would need to complete an acquisition of the Company and GS Finance’s ability to provide the debt financing (the “Special Factors — Financing of the Merger”) to a potential acquirer of the Company. Following discussion, the special committee requested that Goldman Sachs prepare for the special committee a formal proposal regarding the Financing. In light of the potential for conflicts resulting from the possibility that GS Finance might be a potential source of financing to a potential acquirer, the special committee determined it would be appropriate to engage an additional independent financial advisor.

A regularly scheduled meeting of the board of directors was held at the Harvard Faculty Club in Cambridge, Massachusetts on September 27, 2007. At an executive session of the meeting attended by the members of the board of directors other than Mr. Bekenstein, the special committee provided the board of directors with a general update regarding its strategic alternative review.

On October 17, 2007, the Company announced its preliminary operating results for the third quarter, which fell short of its previously issued earnings guidance for the third quarter of 2007.

At a telephonic meeting of the special committee held on October 18, 2007, a representative of Goldman Sachs discussed with the special committee the Company’s preliminary third quarter operating results. Goldman Sachs then reviewed with the special committee the anticipated terms of the Financing, which were subject to the completion of GS Finance’s review of the Company’s third quarter results and the causes for the unexpected decline in operating results. After representatives of Goldman Sachs left the meeting, the special committee and its legal advisors discussed the terms and conditions of the Financing generally, including the fact that Goldman Sachs was not requesting a “market out”, as well as the possible benefits of a committed financing package to a sale process in light of the current adverse credit market for financing leveraged acquisitions. The special committee and its legal advisors also discussed whether it was an appropriate time to consider selling the Company in light of the Company’s announced earnings shortfall for the third quarter, the impact the underlying causes of the shortfall may have on subsequent periods and the adverse financing market. The special committee determined that, prior to making any such determination, it required additional information regarding the value reasonably attainable in a potential sale of the Company. Accordingly, it determined to proceed with the process underway with Bain and Potential Purchaser One to determine the level of value that might be attainable for the stockholders in such a transaction and whether such a transaction was in the best interests of the Company. In light of the potential for conflicts resulting from the possibility that GS Finance might be a potential source of financing to a potential acquirer, the special committee determined to engage Evercore to act as an additional independent financial advisor.

On October 19, 2007, Evercore commenced its due diligence review of the Company, which included meetings and discussions with various members of management of the Company.

The special committee held a meeting in Alexandria, Virginia on November 6, 2007. At the outset of the meeting, management presented to the special committee an overview of the revisions to the Company’s projected financial performance in light of the factors underlying the third quarter earnings shortfall, as well as of the steps that management was taking to address the underlying causes of such shortfall. Management stated that the shortfall in the third quarter net income reflected the impact of lower-than-projected enrollment gains in a select group of community-based and internationally located centers. Management noted that they did not believe the shortfall reflected any fundamental change in the business and that management believed that the fundamentals of the business continue to be strong. See “Important Information About Bright Horizons — Projected Financial Information.” After management left the meeting, representatives of Goldman Sachs reviewed the terms of the Financing that GS Finance anticipated it would be able to offer to prospective acquirers. Representatives of Goldman Sachs also discussed with the special committee an update to the preliminary financial analyses that Goldman Sachs had reviewed with the special committee on June 13, 2007.

Also at the November 6, 2007 meeting, Evercore reviewed with the special committee its preliminary financial analyses of the Company and its preliminary evaluation of strategic alternatives available to the Company. Evercore discussed with the special committee its belief that steady continuation of the Company’s growth rate would become more challenging as the Company became larger. Evercore also discussed with the special committee a number of strategic acquirers and financial sponsors which could potentially be interested in pursuing a transaction with the Company and expressed its views regarding the relative levels of potential interest which could be expected from such parties as well as which of such parties, based on size and business interests, would be capable of such a transaction. Evercore also discussed with the special committee the uncertainty that any of the limited number of potential strategic acquirers of the Company would be interested in aggressively pursuing a transaction with the Company given, among other reasons, the size of the Company compared to such potential strategic acquirers and the mix of their respective businesses. Evercore also discussed with the special committee its view that the volatility of the Company’s operating performance during the third quarter of the past two years, among other factors, was causing the Company’s stock to trade at progressively lower multiples of the Company’s earnings. Following a discussion of the strategic alternatives available to the Company, including the risks of disclosing sensitive Company information to competitors which were viewed as not likely to be interested in pursuing a transaction with the Company, the special committee concluded it would be in the best interests of the Company to approach additional financial sponsors to determine if they would make a proposal to acquire the Company. Accordingly, Evercore and Goldman Sachs discussed with the special committee additional financial sponsors that could be interested in making such a proposal. At the special committee’s request, representatives of Goldman Sachs then left the meeting and Evercore reviewed with the special committee its independent analysis of the terms of the Financing. Evercore expressed its view that the terms of the Financing were generally favorable, particularly in light of the current state of the financing markets, and would be an asset in attracting a potential purchaser to make a proposal to purchase the Company. Evercore also indicated to the special committee that it did not believe the financing markets would in the foreseeable future become as favorable to borrowers as they had been during the first half of 2007. The special committee, Evercore and the special committee’s legal advisors discussed the benefits and risks of continuing to explore a possible sale of the Company at this time, and the special committee determined to meet again the following morning.

The special committee held a meeting by telephone on the morning of November 7, 2007. Following discussion with its legal and financial advisors, the special committee discussed the benefits and risks of continuing to explore the sale of the Company and determined that it was in the best interests of the Company to continue to explore the possibility of a transaction with each of Bain and Potential Purchaser One. The special committee discussed the uncertainty that any of the limited number of potential strategic acquirers of the Company would be interested in aggressively pursuing a transaction with the Company, reviewed with Evercore and Goldman Sachs a list of additional financial sponsors and discussed with Goldman Sachs and Evercore which of such sponsors were likely to be most interested in and capable of making a proposal to acquire the Company. The special committee then directed Evercore and Goldman Sachs to contact such financial sponsors to determine their level of interest in a potential acquisition of the Company.

On November 8, 2007, GS Finance provided Potential Purchaser One and Bain the proposed terms of the Financing. On November 8 and 11, 2007, as directed by the special committee, Evercore and Goldman Sachs contacted three financial sponsors as additional potential purchasers to determine whether they would be interested in exploring a possible acquisition of the Company. Shortly thereafter, two of those potential purchasers indicated to Evercore and Goldman Sachs that they were not interested in pursuing a possible acquisition transaction involving the Company. The third potential purchaser contacted during that period (“Potential Purchaser Two”) executed a confidentiality agreement, commenced a due diligence review of the Company and reviewed the proposed terms of the Financing.

On November 12, 2007, GS Finance discussed with Bain the proposed terms of the Financing. On November 15, 2007, management and representatives of Evercore and Goldman Sachs discussed with Bain the Company’s third quarter financial performance.

On November 12, 2007, the special committee held an informational update call for the Independent Directors to discuss the status of its process to review a possible sale transaction.

On November 16, 2007, representatives of Goldman Sachs discussed the proposed terms of the Financing with Potential Purchaser One.

On November 20, 2007, Potential Purchaser Two met with management, Evercore and Goldman Sachs for a presentation by management regarding the Company, its business model and its historical and five-year projected financial performance.

At a meeting of the special committee held by telephone on November 30, 2007, representatives of Goldman Sachs informed the special committee of changes to the terms of the Financing that resulted from further deterioration in the financial markets since the special committee’s November 6, 2007 meeting. Representatives of Evercore and Goldman Sachs reviewed with the special committee their recent discussions with Potential Purchaser One, including Potential Purchaser One’s determination that it would not be able to offer a price per share above the mid-$40s. Following discussion, and as a means to continue discussions with Potential Purchaser One, the special committee directed Evercore and Goldman Sachs to discuss with Potential Purchaser One alternative transaction structures that might enable Potential Purchaser One to offer value to the Company’s stockholders above the mid-$40s per share. Evercore and Goldman Sachs also discussed the status of discussions with Potential Purchaser Two. After further discussion, the special committee directed Evercore and Goldman Sachs to inform each of Bain, Potential Purchaser One and Potential Purchaser Two that it should submit a proposal regarding a potential acquisition of the Company by December 17, 2007.

A meeting of the special committee was held by telephone on December 5, 2007. At the meeting, representatives of Evercore and Goldman Sachs summarized their recent discussions with each of Bain, Potential Purchaser One and Potential Purchaser Two. Evercore and Goldman Sachs informed the special committee that a potential source of debt financing (other than GS Finance) which had been approached by Bain had informed Bain that it would not make any financing commitments for the remainder of 2007 in light of current conditions in the financing markets. The special committee’s financial advisors also reported that Potential Purchaser One had indicated to them that Potential Purchaser One would not likely improve upon the price per share in the mid-$40s that it had previously discussed with Goldman Sachs and that it was unlikely to submit a proposal on December 17, 2007. Evercore also informed the special committee that, based on its discussions with Potential Purchaser Two, Potential Purchaser Two was unlikely to submit a proposal to acquire the Company at a price per share above the mid-$40s. Shearman & Sterling then reviewed with the special committee the terms of a draft merger agreement to be submitted to prospective acquirers, including a “go-shop” provision that would allow the Company actively to solicit alternative proposals for the acquisition of the Company for a period of 60 days following the execution of the merger agreement. The special committee discussed the proposed terms and determined that the draft merger agreement should be submitted to the prospective purchasers for their comment in connection with submitting their proposals on December 17, 2007.

On December 10 and 11, 2007, representatives of Bain held a number of calls with representatives of Evercore, Goldman Sachs and management to discuss additional due diligence matters.

At a regularly scheduled meeting of the board of directors on December 13, 2007, the board of directors met in executive session without the Interested Directors and with the special committee’s legal and financial advisors for an update for the Independent Directors regarding the special committee’s evaluation of strategic alternatives available to the Company.

On December 17, 2007, the special committee received a written proposal from Bain to acquire the Company at a price per share of $47.00, subject to negotiation of acceptable definitive agreements and the ability of Bain to negotiate the Financing with GS Finance on acceptable terms. No other party submitted a proposal.

At a meeting of the special committee held by telephone on December 18, 2007, the special committee and its legal and financial advisors discussed the details of Bain’s proposal. Shearman & Sterling reviewed with the special committee the issues that Bain raised with the terms of the draft merger agreement previously sent to them. Following discussion, the special committee determined it would not accept Bain’s proposal of $47.00 per share and directed Evercore and Goldman Sachs to request an improved purchase price from Bain, as well as further explanation of certain issues raised by Bain regarding the draft merger agreement. The special committee stipulated that Bain should respond to this request before 5:00 p.m. that afternoon, so that the special committee could present Bain’s revised proposal to the Independent Directors at an informational update call scheduled for that evening.

Later the same day, following communication of the special committee’s request, representatives of Bain contacted representatives of Evercore and Goldman Sachs and informed them that Bain would be willing to submit a proposal for a sale of the Company at $47.75 per share. The Bain representatives further indicated that Bain would be willing to agree to a 60-day “go-shop” right on the part of the Company.

On December 18, 2007, the special committee held an informational update call for the Independent Directors to discuss the status of its discussions with Bain. During this informational update call, representatives of Evercore and Goldman Sachs reviewed for the Independent Directors the process that the special committee had undertaken to date. Through its advisors, the special committee had contacted eight potential purchasers, of which six had executed confidentiality agreements, four had conducted due diligence investigations with respect to the Company, and one (Bain) had submitted a proposal on December 17, 2007 to acquire the Company for $47.00 per share. The special committee reported to the Independent Directors that it had rejected Bain’s $47.00 per share proposal and relayed the fact that, shortly before the start of the meeting, Bain had indicated its willingness to submit a proposal at $47.75 per share. Following discussion, the other Independent Directors left the call and the special committee commenced a meeting. The special committee discussed Bain’s revised price, including its willingness to agree to a 60-day go-shop right on the part of the Company. The special committee’s financial advisors also updated the special committee regarding the state of Bain’s negotiations with GS Finance regarding the amount and terms of the Financing. Following discussions, the special committee directed Evercore and Goldman Sachs to inform Bain that the special committee would not agree to a transaction at $47.75 per share, but would consider negotiating a merger agreement at $48.75 per share with appropriate provisions regarding, among other things, termination fees.

On December 20, 2007, Bain requested additional Company financial information from Evercore and Goldman Sachs for the purpose of determining whether it could improve its proposal.

On December 21, 2007, management, Bain, Goldman Sachs, Evercore and Shearman & Sterling met by telephone to review the Company’s projected financial performance for the remainder of the fourth quarter of 2007 and for the 2008 year.

On December 27, 2007, Bain submitted a written proposal to acquire the Company at a price of $48.00 per share, subject to confirmatory due diligence and the negotiation of a definitive merger agreement and financing commitments.

At a meeting of the special committee held by telephone on December 28, 2007, Evercore described for the special committee discussions that it had had with Bain the prior day regarding the terms of Bain’s revised proposal. Evercore and Goldman Sachs described the state of negotiations between Bain and GS Finance regarding the terms of the Financing. The special committee and its legal and financial advisors discussed the progress that had been made in the negotiations with Bain as well as the additional progress that could be made if a member of the special committee were to discuss with Mr. Bekenstein directly a further revised proposal. After discussion, the special committee concluded that Ms. Kondracke, as Chair of the special committee, would contact Mr. Bekenstein, to inform Bain that the special committee would not pursue a proposal at $48.00 per share, but would consider pursuing a proposal at $48.25 per share, which she subsequently did.

On January 2, 2008, Ms. Kondracke and Mr. Bekenstein had a telephone conversation in which Mr. Bekenstein indicated that Bain would be willing to submit a proposal at $48.20 per share, provided that Bain would not be required to consummate the merger prior to having received the Company’s unaudited financial results for the first quarter of 2008, and in any event not prior to June 1, 2008.

At meetings of the special committee held by telephone on January 2 and 3, 2008, Ms. Kondracke discussed with the special committee and its financial and legal advisors the substance of her January 2 conversation with Mr. Bekenstein. After discussion, the special committee instructed its financial advisors to inform Bain that Bain should increase its proposed price to $48.25 per share and that Bain would be required to consummate the merger upon the satisfaction of the conditions contained in any definitive merger agreement and Bain’s receipt of the Company’s unaudited financial results for the first quarter of 2008. As an inducement for Bain to increase its proposed price, the special committee also instructed its financial advisors to inform Bain that the fees and expenses of its legal and financial advisors would not exceed an agreed upon amount.

On January 4, 2008, representatives of Evercore and Goldman Sachs informed of Bain of the terms outlined by the special committee. Bain representatives responded that Bain would be willing to submit a proposal at $48.25 per share but that such proposal would contain the other closing-related terms that Bain had outlined previously to the special committee’s financial advisors.

From January 5, 2008 through January 9, 2008, Ropes & Gray LLP (“Ropes”), attorneys for Bain, and Shearman & Sterling negotiated the terms of the merger agreement and the separate guarantee agreement to be entered into by the fund sponsored by Bain under which the fund would guarantee certain payment obligations of Parent and Merger Sub under the merger agreement in certain circumstances.

On January 9, 2008, Shearman & Sterling and Ropes met by telephone to discuss the status of Bain’s negotiations with GS Finance regarding the terms of the Financing.

Also on January 9, 2008, the special committee held a meeting at the offices of Shearman & Sterling in New York, New York. Management was present at the outset of the meeting to provide the special committee and its legal and financial advisors with an overview of the Company’s financial performance during the fourth quarter of 2007 and the Company’s 2008 budget. Management also presented at the meeting the projected financial forecast for 2007 and the five years thereafter described under “Important Information About Bright Horizons — Projected Financial Information” and set forth on pages 80-81 of this proxy statement which had been provided to the financial advisors to the special committee. Management noted that the forecasted revenues were unchanged from that provided to the special committee in July 2007, but that the forecasted operating income and EBITDA for those years were revised downward. The decrease in forecasted operating income and EBITDA reflected primarily lower operating margins than had been assumed in the July 2007 forecasts. Following a discussion of potential risks and uncertainties of achieving the Company’s projected performance, management left the meeting. Shearman & Sterling reviewed with the special committee its fiduciary duties in connection with the evaluation of a proposal to acquire the Company. Representatives of both Evercore and Goldman Sachs discussed with the special committee their updated financial analyses of the $48.25 per share in cash Bain had offered and again reviewed with the special committee the strategic alternatives for the Company that had been previously reviewed in detail with the special committee. Goldman Sachs was then excused from the meeting, and Evercore and Shearman & Sterling reviewed for the Committee the status of discussions between Bain and GS Finance regarding the amount and terms of the Financing being offered to Bain, including Evercore’s independent analysis that the terms of such Financing were favorable in light of the current financing market. Shearman & Sterling reviewed with the special committee the terms of the merger agreement and identified the issues that remained to be negotiated.

Following these presentations, the special committee discussed the advisability of pursuing the proposed transaction, including whether it was an appropriate time to sell the Company in light of the state of the financing markets, the Company’s recent financial performance and other alternatives reasonably available. After discussion, the special committee determined that pursuing the proposed transaction would be in the best interests of the Company and instructed its legal and financial advisors to continue discussions with Bain’s representatives to determine whether a definitive agreement could be reached.

Following the special committee meeting, on January 9, 2008, the board of directors convened a meeting at the offices of Shearman & Sterling in New York, New York with all directors but Mr. Bekenstein participating. Following the convening of the meeting, Mr. Lissy and the management team led a review of the Company’s fourth quarter 2007 financial performance and the Company’s 2008 budget. Management made the same presentation to the board of directors that it made to the special committee. Following a discussion of potential risks and uncertainties of achieving the Company’s projected performance, management and the Interested Directors left the meeting. Then, the Independent Directors met with the special committee’s legal and financial advisors to discuss the status of the special committee’s evaluation of strategic alternatives and discussions with Bain. A representative of Bass Berry reviewed with the Independent Directors their fiduciary duties in connection with the evaluation of a proposal to acquire the Company and the role of the special committee in such an evaluation. Evercore and Goldman Sachs each made separate presentations to the Independent Directors regarding their updated financial analyses of the $48.25 per share in cash Bain had proposed and their respective evaluations of the strategic alternatives for the Company that had been reviewed with the special committee. Shearman & Sterling reviewed with the Independent Directors the terms of the merger agreement and identified the issues that remained to be negotiated. The board of directors recessed its meeting to be reconvened at the call of the special committee.

During the period from January 10, 2008 through January 13, 2008, Shearman & Sterling and Ropes continued to negotiate the terms of the draft merger agreement and the separate guarantee agreement and to discuss the special committee’s insistence that the conditionality to the terms of the documents relating to the Financing conform to the conditionality included in the merger agreement. During such time, Evercore and Goldman Sachs engaged in numerous discussions with Bain concerning the status of negotiations regarding the Financing and negotiation of the merger agreement. Also during such time, at the request of the special committee, its legal advisors informed management that because material terms of a potential transaction with Bain continued to be negotiated, management should continue to refrain from having any discussions with representatives of Bain regarding any potential employment arrangements or the terms on which management might participate with Bain in a transaction involving the Company.

At a meeting of the special committee held by telephone on January 13, 2008, Shearman & Sterling reviewed with the special committee the progress that had been made since January 9, 2008 in its negotiations with Bain and its advisors regarding the terms of the merger agreement and summarized for the special committee the remaining open issues, including the scope of the conditions to Bain’s obligations to consummate the merger. Following Shearman & Sterling’s description of the terms of the transaction that remained to be negotiated, and confirmation from Evercore and Goldman Sachs that their updated financial analyses of the proposed transaction had not changed since January 9, 2008, the special committee concluded it would reconvene the next morning to review further the negotiations regarding the terms of the transaction.

Immediately following the meeting of the special committee, the board of directors reconvened in executive session with only the Independent Directors, the Company’s legal advisors and the special committee’s legal and financial advisors in attendance. The special committee and its legal and financial advisors presented the matters discussed at the special committee meeting that was held immediately prior to the board meeting, including Goldman Sachs’s and Evercore’s updated financial analyses of the terms of Bain’s proposal, the terms of the merger agreement that remained to be finally negotiated and the material terms of the merger agreement. The board of directors determined to reconvene in executive session with only the Independent Directors and the special committee’s legal and financial advisors present immediately following the scheduled meeting of the special committee on January 14, 2008.

On the morning of January 14, 2008, the special committee and its legal and financial advisors met by telephone. Shearman & Sterling informed the special committee that the terms of the merger agreement had been finalized and reviewed with the special committee the resolution of the issues that remained open as of the special committee’s meeting on January 13, 2008. Representatives of Evercore and Goldman Sachs separately rendered to the special committee their oral opinions, which were subsequently confirmed in writing, to the effect that, as of the date of each such written opinion and based upon and subject to the assumptions, limitations, qualifications and other matters described in their opinions, the $48.25 per share to be received by the unaffiliated stockholders pursuant to the merger agreement was fair from a financial point of view to such holders. After considering the proposed terms of the merger agreement and other transaction agreements and the various presentations from its legal and financial advisors, the special committee unanimously resolved to recommend to the board of directors that the merger agreement and the merger be approved and declared advisable and that the board of directors resolve to recommend that the Company’s stockholders adopt the merger agreement.

Immediately following the meeting of the special committee, a meeting of the board of directors acting in executive session was reconvened with the Independent Directors, the Company’s legal advisors and the special committee’s legal and financial advisors being present. Shearman & Sterling reviewed with the board of directors the resolution of the issues that remained open as of the board’s reconvened meeting the night before. Evercore and Goldman Sachs confirmed to the board of directors that they rendered to the special committee their oral opinions that, as of the date of each written opinion and based upon and subject to the assumptions, limitations, qualifications and other matters described in their opinions, the $48.25 per share to be received by the unaffiliated stockholders pursuant to the merger agreement was fair from a financial point of view to such holders as of January 14, 2008. The full text of the written opinions of Goldman Sachs and

Evercore, each dated January 14, 2008, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinions, are attached as Annex B and Annex C, respectively, to this proxy statement. The special committee recommended to the board of directors that the merger agreement and the merger be approved and declared advisable and that the board of directors resolve to recommend that the Company’s stockholders adopt the merger agreement. Following a discussion among and questions by the Independent Directors to the special committee’s legal and financial advisors and the Company’s legal advisors, the Company’s board of directors, by unanimous action of the Independent Directors, approved and declared advisable the merger agreement and the merger and resolved to recommend that the Company’s stockholders adopt the merger agreement.

After the meeting of the board of directors on January 14, 2008, the Company, Parent and Merger Sub executed the merger agreement and issued a press release announcing the merger and describing the go-shop provisions prior to the opening of trading on the NASDAQ.

Commencing January 14, 2008, under the direction of the special committee, representatives of Evercore and Goldman Sachs contacted parties that they believed, based on size and business interests, would be capable of, and might be interested in, pursuing a transaction with the Company. As of the expiration of the go-shop period on March 15, 2008, representatives of Evercore and Goldman Sachs contacted or were contacted by 32 parties, four of which signed confidentiality agreements with the Company. As of the date of the filing of this proxy statement, none of these parties has submitted a proposal to pursue a transaction with the Company.

Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger

The Special Committee

The special committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the merger proposal, including the terms and conditions of the merger agreement, with Parent and Merger Sub. The special committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and our unaffiliated stockholders and recommended to our board of directors that the board, acting through the Independent Directors, (i) approve and declare advisable the merger agreement and the transactions contemplated thereby, including the merger and (ii) recommend the adoption by our stockholders of the merger agreement.

In the course of reaching its determination, the special committee considered the following substantive factors and potential benefits of the merger, each of which the special committee believed supported its decision:

•	its belief that the merger was more favorable to unaffiliated stockholders than any other alternative reasonably available to the Company and its stockholders, because of the uncertain returns to such stockholders in light of the Company’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those returns, the nature of the industry in which the Company competes, and general industry, economic, market and regulatory conditions, both on an historical and on a prospective basis;

•	the potential value that might result from other alternatives reasonably available to the Company, including the alternative of remaining a stand-alone, independent company or pursuing other more incremental strategic initiatives such as additional stock repurchases, additional acquisitions or a leveraged recapitalization, as well as the potential rewards, risks and uncertainties associated with those alternatives;

•	the information contained in the financial presentations of Evercore and Goldman Sachs, including the separate opinions of Evercore and Goldman Sachs that, as of the date of each written opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with each such opinion, the $48.25 per share to be received by the unaffiliated stockholders pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinions of Evercore and Goldman Sachs are attached as Annex C and Annex B, respectively, to this proxy statement;

•	the fact that the merger consideration is all cash, so that the transaction allows the unaffiliated holders of the Bright Horizons Common Stock to realize immediately a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares;

•	the current and historical market prices of the Bright Horizons Common Stock, including the market price of the Bright Horizons Common Stock relative to those of other industry participants and general market indices, the fact that the cash merger price of $48.25 per share represented a premium of approximately 47% to the closing share price of the Bright Horizons Common Stock on January 11, 2008, the last trading day prior to the execution of the Merger Agreement, and approximately 30% to the average closing share price of the Bright Horizons Common Stock common stock for the three-month period prior to January 11, 2008;

•	the special committee’s determination, following consultation with its financial advisors’ independent analyses, that the Company’s trading multiple was unlikely to return to historic levels in the near term, if at all, and was likely to continue to moderate in the future;

•	the special committee’s recognition of the inherent difficulty for any growth company of maintaining a consistent growth rate as it becomes larger and the adverse impact on its market valuation of not maintaining a consistent growth rate, which the special committee believed was particularly true for a mid-cap company such as the Company;

•	the special committee’s belief that it was unlikely that any strategic buyer would offer to acquire the Company on sufficiently attractive terms;

•	the fact that the terms of the merger agreement provide for a 60-day post-signing “go-shop” period during which the Company would solicit additional interest in transactions involving the Company, and, after such 60-day period, continue discussions with certain persons or to respond to unsolicited proposals under certain circumstances;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, the Company is permitted to change its recommendation that the Company’s stockholders approve the merger or to terminate the merger agreement, prior to the adoption of the merger agreement by our stockholders, in order to approve an alternative transaction proposed by a third party that is a “superior proposal” as defined in the merger agreement, upon the payment to Parent of: (i) a $19.5 million termination fee (representing approximately 1.5% of the total value of the transaction) in connection with a proposal or an amendment thereto made during the 60-day “go-shop” period, or (ii) a $39.0 million termination fee (representing approximately 3% of the total value of the transaction) in connection with a proposal made by a third-party after the end of the “go-shop” period”;

•	that seven potential purchasers in addition to Bain were contacted on behalf of the special committee to determine whether they would be interested in potentially acquiring the Company and that no other potential purchaser was prepared to make an offer to acquire the Company at a price as high as any price offered by Purchaser and Merger Sub;

•	the special committee had independent financial advisors and, although the special committee authorized GS Finance to offer the Financing to prospective purchasers of the Company, the Goldman Sachs financial advisory team was separate from GS Finance and the special committee retained Evercore to act as an additional independent financial advisor prior to such authorization;

•	the special committee’s determination, following consultation with Evercore and consideration of Evercore’s independent analyses, that the terms of the Financing were favorable in light of the conditions in the markets for debt financing required for transactions such as the merger, including as a result of the fact that GS Finance intended to hold the subordinated portion of the Financing, which mitigated the uncertainties associated with financing which required access to the high yield financing markets;

•	the fact that the merger would not be subject to a financing condition, and that although the aggregate amount of the Financing is capped 6.87 times the Company’s first quarter EBITDA, Bain had agreed in its equity commitment letter to fund up to an additional $40.0 million in the event that this cap results in a reduction in the amount of the GS Financing;

•	the level of effort that Parent and Merger Sub must use under the Merger Agreement to obtain the proceeds of the Financing on the terms and conditions described in the applicable commitment letters, including using their reasonable best efforts to enforce their rights under the agreements relating to the Financing in the event GS Finance declines to provide any portion of the Financing;

•	the fact that in the event Parent or Merger Sub declines to consummate the merger in breach of the Merger Agreement, the Company would be entitled to collect a $39.0 million termination fee (without having to quantify or establish damages) and, under certain circumstances in which financing is available to Parent and Merger Sub, to recover from Parent and Merger Sub its damages up to $66.0 million (including any previously paid termination fee);

•	Bain’s track record for consummating transactions such as the merger and its familiarity with the Company;

•	the fact that the merger agreement requires the merger to be adopted by the affirmative vote of the holders of at least a majority of the Bright Horizons Common Stock;

•	the availability of appraisal rights to holders of the Bright Horizons Common Stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery;

•	the fact that the financial and other terms and conditions of the merger agreement were the product of arms’-length negotiations between the special committee and its independent advisors, on the one hand, and Parent and Merger Sub and its advisors, on the other hand;

•	the fact that, other than for customary fees payable to members of the special committee, the Independent Directors will not receive any consideration in connection with the merger that is different from that received by any other unaffiliated stockholder of the Company and the fact that negotiations were conducted under the oversight of a special committee comprised solely of independent directors who are not employees of the Company;

•	the fact that the special committee retained and received advice and assistance from of its own independent legal advisors in evaluating, negotiating and recommending the terms of the merger agreement; and

•	the fact that, in light of the potential interests of the Interested Directors in a leveraged acquisition of the Company by a financial sponsor, the special committee had ultimate authority to decide whether or not to proceed with a transaction or any alternative thereto, subject to our board of directors’ approval of the merger agreement.

The special committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	whether the Company’s lower than expected earnings for the third quarter of 2007, and the significant decrease in the Company’s stock price that followed, negatively impacted the price a potential purchaser of the Company would be willing to pay and the possibility that a higher purchase price would have been attainable if the sale of the Company were postponed to provide the Company with the opportunity to reestablish its prior pattern of growth;

•	the fact that the Company is entering into a merger agreement with a newly formed corporation with essentially no assets and that its remedy in connection with a breach of the merger agreement by Parent or Merger Sub, even a breach that is deliberate, is limited to a maximum of $66.0 million.

•	the fact that we cannot seek specific performance to require Parent and Merger Sub to complete the merger, and our exclusive remedy for the failure of Parent and Merger Sub to complete the merger is the termination fee described above payable to us in the circumstances described under “The Merger Agreement — Termination Fees”;

•	the possibility that a higher purchase price may have been attainable if a sale of the Company were postponed until financing for transactions such as the merger had become more readily available, including the possibility that the Company’s operating performance at such a time would justify a higher purchase price;

•	the impact of the recent, significant reduction in the availability of financing for transactions such as the merger, including the impact this reduction may have had on the price Parent and Merger Sub, and any other purchasers Goldman Sachs and Evercore were directed to approach, were capable or willing to pay to acquire the Company and the extent to which the Financing offered to prospective purchasers by GS Finance mitigated any such impact;

•	Goldman Sachs’ role as one of the special committee’s financial advisors and GS Finance’s role as a source of the Financing, which could result in conflicts between Goldman Sachs’ interests and those of the Company and its stockholders, including if GS Finance declines to provide the Financing;

•	the expectation at the time of the approval of the merger agreement that management and up to five of the Company’s directors may participate in the merger and as a result may have interests in the transaction that are different from, or in addition to, those of the Company’s other stockholders;

•	the fact that the Company’s unaffiliated stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company, including any appreciation in value that could be realized as a result of improvements to the Company’s operations; and

•	the fact that an all cash transaction would be taxable to the Company’s stockholders for U.S. federal income tax purposes.

In the course of reaching its decision to approve the merger agreement, the special committee did not consider the liquidation value of the Company’s assets because it considers the Company to be a viable going concern business. Further, the special committee did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company’s net book value per share as of December 31, 2007 was $10.30. This value is substantially below the $48.25 per share cash merger consideration. The special committee adopted the analyses and the opinion of each of Goldman Sachs and Evercore and considered such analyses and opinions, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement to the Company’s unaffiliated stockholders. A summary of the separate Goldman Sachs and Evercore presentations provided to the special committee is set forth in “Special Factors — Opinions of Financial Advisors.”

The foregoing discussion summarizes the material factors considered by the special committee in its consideration of the merger. After considering these factors, the special committee concluded that the positive factors relating to the merger agreement and the merger outweighed the potential negative factors. In view of the wide variety of factors considered by the special committee, and the complexity of these matters, the special committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the special committee may have assigned different weights to various factors. The special committee approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Our Board of Directors

Our board of directors (without the participation of Mr. Lissy, Mr. Bekenstein, Ms. Tocio, Mr. Brown and Ms. Mason), acting upon the unanimous recommendation of the special committee, at a meeting described above on January 14, 2008, (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and our unaffiliated stockholders, (ii) approved the merger agreement and the transactions contemplated thereby, including the merger and (iii) recommended the adoption by our stockholders of the merger agreement. In reaching these determinations, our board of directors considered (i) the financial presentations of Goldman Sachs and Evercore that were each prepared for the special committee and which were each delivered to the board of directors at the request of the special committee, as well as the fact that the special committee received opinions delivered by Goldman Sachs and Evercore each as to the fairness, from a financial point of view, to the Company’s unaffiliated stockholders of the merger consideration to be received by such holders in the merger (the full text of each of the written opinions of Goldman Sachs and Evercore, each dated January 14, 2008, which set forth the assumptions made, procedures followed, matters considered and any limitations on the review undertaken in connection with the opinions, is attached as Annex B and Annex C, respectively, to this proxy statement), and (ii) the unanimous recommendation and analysis of the special committee, as described above, and adopted such recommendation and analysis in reaching its determinations.

The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger. In view of the wide variety of factors considered by our board of directors, and the complexity of these matters, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. The board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Mses. Mason and Tocio and Messrs. Brown and Lissy recused themselves from the foregoing actions due to the fact that they expressed interest to the board of directors in investing in the surviving corporation, subject to the agreement of such surviving corporation. Mr. Bekenstein, who is a managing director of Bain Capital Investors, an affiliate of Bain Capital, recused himself from the foregoing actions and approval due to Bain’s involvement in the transaction.

Our board of directors (without the participation of Mr. Lissy, Mr. Bekenstein, Ms. Tocio, Mr. Brown and Ms. Mason) recommends that you vote “FOR” the adoption of the merger agreement.

Purpose and Reasons of Bain, Joshua Bekenstein, Parent and Merger Sub for the Merger

Under a potential interpretation of the rules governing “going private” transactions, each of Bain, Mr. Bekenstein, Parent and Merger Sub may be deemed to be engaged in a “going private” transaction and may therefore be required to express their reasons for the merger to our unaffiliated stockholders. The aforementioned persons are making this statement solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act under that potential interpretation.

The purpose of each of Bain, Mr. Bekenstein, Parent and Merger Sub for engaging in the merger is to enable Bain to acquire Bright Horizons. None of Bain, Mr. Bekenstein, Parent or Merger Sub considered alternative means to effect this purpose. Parent and Merger Sub were formed for the purpose of engaging in the merger and the other transactions contemplated by the merger agreement.

Opinions of Financial Advisors

Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its opinion to the special committee that, as of January 14, 2008 and based upon and subject to the factors and assumptions set forth therein, the $48.25 in cash per share to be received by the unaffiliated stockholders pursuant to the merger agreement was fair from a financial point of view to such stockholders.

The full text of the written opinion of Goldman Sachs, dated January 14, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the special committee in connection with its consideration of the transactions contemplated by the merger agreement. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Bright Horizons Common Stock should vote with respect to the merger agreement or any other matter.

In connection with rendering the opinion described above, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Bright Horizons for the five fiscal years ended December 31, 2006;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Bright Horizons;

•	certain other communications from Bright Horizons to its stockholders;

•	certain publicly available research analyst reports for Bright Horizons; and

•	certain internal financial analyses and forecasts for Bright Horizons prepared by its management.

Goldman Sachs also held discussions with members of the senior management of Bright Horizons regarding the past and current business operations, financial condition and future prospects of Bright Horizons, including the risks and uncertainties of achieving the forecasts for Bright Horizons prepared by such management and provided to Goldman Sachs. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Bright Horizons Common Stock, compared certain financial and stock market information for Bright Horizons with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the education and childcare industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. Goldman Sachs did not express any opinion as to the impact of the transactions contemplated in the merger agreement on the solvency or viability of Bright Horizons or Parent or the ability of Bright Horizons or Parent to pay its respective obligations when they come due. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Bright Horizons or any of its subsidiaries and was not furnished with any such evaluation or appraisal. Goldman Sachs’ opinion does not address any legal, regulatory, tax or accounting matters, nor does it address the underlying business decision of Bright Horizons to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Bright Horizons. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $48.25 in cash per share to be received by the unaffiliated stockholders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the parties to an Employee Rollover Agreement (as defined in the merger agreement) and any affiliates of Parent, the holders of any other class of securities, creditors, or other constituencies of Bright Horizons or Parent; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Bright Horizons or Parent, or class of such persons in connection with the transaction, whether relative to the $48.25 in cash per share to be received by the unaffiliated stockholders pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the special committee in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 11, 2008, and is not necessarily indicative of current market conditions.

Present Value of Future Share Price Analysis.  Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Bright Horizons Common Stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its current price to future earnings per share multiple based on IBES (Institutional Brokers’ Estimate System — a system that gathers and compiles the different estimates made by stock analysts on the future earnings for the majority of U.S. publicly traded companies) median estimates. For this analysis, Goldman Sachs used the projections for Bright Horizons prepared by its management for each of the years 2008 to 2012. Goldman Sachs first calculated an implied per share value of the Bright Horizons Common Stock for each of the years 2008 to 2012 by applying a price to forward 2008 earnings multiple of 16.6x (which represents the price to forward 2008 earnings per share multiple for Bright Horizons based on IBES median estimates and the closing price of Bright Horizons Common Stock, in each case as of January 11, 2008) to estimates prepared by Bright Horizons’ management of the projected earnings per share for each of the years 2008 through 2012. Goldman Sachs then discounted those implied per share values using a discount rate of 10%, reflecting the Company’s estimated cost of equity. Goldman Sachs assumed a valuation date of March 31, 2008. The analysis resulted in a range of implied present values of $32.83 to $45.12 per share of Bright Horizons Common Stock.

Goldman Sachs also performed the foregoing analysis using IBES (forward) median earnings per share estimates for the years 2008 and 2009 for Bright Horizons, and calculating estimated earnings per share for the years 2010 through 2012 using the five-year IBES earnings per share growth rate of 18%. Goldman Sachs then applied a price to forward earnings per share multiple of 16.6x to such estimated earnings per share to calculate implied per share values for the Bright Horizons Common Stock for each of the years 2008 through 2012, and discounted those values using an equity discount rate of 10%. The analysis resulted in a range of implied present values of $32.79 to $41.84 per share of Bright Horizons Common Stock.

Illustrative Leveraged Recapitalization Analysis.  Goldman Sachs analyzed an illustrative recapitalization transaction involving Bright Horizons and the theoretical value that its stockholders could receive in such a transaction using Bright Horizons’ management projections. In the illustrative recapitalization analysis, Goldman Sachs assumed that Bright Horizons used all the proceeds from incremental debt issuances to fund a share repurchase of Bright Horizons Common Stock as of March 31, 2008. Goldman Sachs considered six separate upfront repurchase scenarios using proceeds from incremental debt of $100 million, $150 million, $200 million, $250 million, $300 million and $350 million, representing repurchases of 11.1%, 15.5%, 20.6%, 25.2%, 29.5% and 33.7%, respectively, of the outstanding shares of Bright Horizons Common Stock. The premium paid in each case was 0.0%, 7.5%, 7.5%, 10.0%, 12.5%, and 15.0%, respectively, based on the $32.79 closing price of shares of Bright Horizons Common Stock on January 11, 2008. The weighted average cost of new debt was 7.25%, 7.50%, 7.63%, 8.00%, 8.25% and 8.50%, respectively, based on illustrative estimates of market rates as of January 11, 2008. Goldman Sachs calculated the pro forma total value of the recapitalization to Bright Horizons stockholders by multiplying the percentage of outstanding shares repurchased under each scenario by the repurchase price and adding to that amount the percentage of shares remaining multiplied by a share price following the recapitalization implied by:

•	a forward 2009 P/E (price to earnings) multiple of 14.6x (based on Bright Horizons’ share price on January 11, 2008 and 2009 IBES median forward earnings per share estimates as of that date), which resulted in a range of pro forma values to Bright Horizons’ stockholders of $37.05 to $38.55 per share; and

•	Bright Horizons’ LTM (or last twelve months) average forward 2009 P/E multiple as of January 11, 2008, which resulted in a range of pro forma values to Bright Horizons’ stockholders of $43.78 to $44.21 per share.

Illustrative Leveraged Buyout Analysis.  Goldman Sachs performed an illustrative leveraged buyout analysis using financial information provided by Bright Horizons’ management projections. In performing the illustrative leveraged buyout analysis, Goldman Sachs assumed hypothetical financial buyer purchase prices per share of Bright Horizons Common Stock ranging from $47.00 to $49.00, which reflected illustrative implied entry multiples based on management’s estimated March 31, 2008 LTM EBITDA (or earnings before interest, taxes, depreciation and amortization) ranging from 11.6x to 12.2x pre-deduction of the Company’s non-cash equity expense associated with its management equity incentive program. For comparability with Bright Horizons trading multiples, Goldman Sachs indicated that this represents a March 31, 2008 LTM EBITDA range of 12.1x to 12.7x based on EBITDA post-deduction of the company’s non-cash equity expense associated with its management equity incentive program. Based on a range of illustrative 2012 exit EBITDA (before equity expense) multiples of 8.0x to 10.0x for the assumed exit at the end of 2012, which reflect illustrative implied prices at which a hypothetical financial buyer might exit its investment through a sale or initial public offering transaction, this analysis resulted in illustrative internal rate of equity returns to a hypothetical financial buyer ranging from 10.4% to 21.3%.

Illustrative Private Market Analysis.  Goldman Sachs analyzed the financial terms of the following selected recent business combinations in the education and childcare industry since March 2003. For each of the selected transactions, Goldman Sachs calculated and compared the enterprise values as a multiple of the target company’s LTM EBITDA prior to the announcement of the applicable transaction, calculated based on public information. For purposes of this analysis, the enterprise value was calculated by adding the announced transaction price for the equity of the target company to the book value of the target company’s net debt based on public information available prior to the announcement of the applicable transaction. The results of this analysis are summarized in the following table:

			Enterprise Value as
			a Multiple of LTM
Announcement Date	Target	Acquiror	EBITDA

January 2007	Laureate Education, Inc.	Kohlberg Kravis Roberts & Co., Citigroup Private Equity, SAC Capital Management, LLC, SPG Partners, Bregal Investments, Caisse de dépôt et placement du Québec, Sterling Capital Partners, Makena Capital, Torreal S.A., and Southern Cross Capital.	16.5	x
December 2006	Busy Bees Group Ltd.	A.B.C. Learning Centres Limited	NA
December 2006	La Petite Academy Inc.	A.B.C. Learning Centres Limited	10.2	x
September 2006	Educate, Inc.	Christopher Hoehn, Peter Cohen, Sterling Capital Partners, Citigroup Private Equity	10.7	x
November 2004	KinderCare Learning Centers, Inc.	Knowledge Learning Corporation	6.8	x
March 2003	Whitman Education Group, Inc.	Career Education Corporation	15.7	x
March 2003	Ross University	DeVry, Inc.	12.4	x

Source:  Public Filings

The $48.25 in cash per share of Bright Horizons Common Stock to be paid in the merger implied an enterprise value to LTM EBITDA multiple of 12.5x.

Goldman Sachs also reviewed the premiums paid (based on the closing share price for each target company one month prior to the announcement of the transaction) from 2004 to 2007 in all completed and pending cash merger and acquisition transactions with total consideration from $1 billion to $5 billion as summarized in the following table:

Premium Range in %	2004	2005	2006	2007

Less than 0%	22.4%	12.8%	8.8%	13.7%
0 - 15%	32.9%	31.6%	27.9%	30.4%
15 - 25%	16.5%	21.1%	21.1%	20.6%
25 - 35%	8.2%	13.5%	15.6%	12.7%
35 - 45%	12.9%	12.0%	13.6%	10.8%
Greater than 45%	7.1%	9.0%	12.9%	11.8%

Source:  Thomson Financial, SDC

Goldman Sachs calculated that the $48.25 in cash per share of Bright Horizons Common Stock to be paid in the merger represents a 38% premium based on the one-month volume weighted average price per share of $34.91 for the Bright Horizons Common Stock, as of January 11, 2008.

While none of the selected transactions are directly comparable to the merger, such transactions were deemed relevant based on Goldman Sachs’ professional judgment and experience.

Illustrative Discounted Cash Flow Analysis.  Goldman Sachs performed an illustrative discounted cash flow analysis on Bright Horizons using Bright Horizons’ management projections for the years 2008 through 2012. Goldman Sachs calculated indications of net present value of free cash flows for Bright Horizons for the years 2008 through 2012 using discount rates ranging from 9.5% to 10.5%. Goldman Sachs also calculated illustrative terminal values in the year 2012 based on multiples ranging from 8.0x LTM EBITDA to 10.0x LTM EBITDA. These illustrative terminal values were then discounted to calculate implied indications of present values using discount rates ranging from 9.5% to 10.5%. Goldman Sachs assumed a valuation date of March 31, 2008. This analysis resulted in a range of implied present values of $47.03 to $58.97 per share of Bright Horizons Common Stock.

Using the same projections provided by Bright Horizons’ management, Goldman Sachs also performed an additional analysis by performing the analysis described in the prior paragraph but assuming (i) a range of EBIT (or earnings before taxes and interest) margins from 3% less than projected as per management’s plan to 1% greater than management’s plan, implying 2012 EBIT margins of 10.3% to 13.9%, (ii) a range of sales compounded annual growth rates of 9.5% to 13.5% for the years 2007 through 2012 (or compared to the 12.5% sales compounded annual growth rate implied in the projections provided by Bright Horizons’ management) and (iii) a terminal EBITDA multiple of 9.0x and a discount rate of 10% discounted to March 31, 2008. This analysis resulted in a range of implied present values of $37.52 to $59.15 per share of Bright Horizons Common Stock.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Bright Horizons or the merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the special committee as to the fairness from a financial point of view of the $48.25 in cash per share to be received by the unaffiliated stockholders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Bright Horizons, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’ length negotiations between the special committee and Bain Capital, an affiliate of Parent, and was approved by the special committee and recommended by the special committee to the independent directors of the board of directors. Goldman Sachs acted as financial advisor to the special committee in connection with and has participated in certain of the negotiations leading to the transaction. Goldman Sachs did not, however, recommend any specific amount of consideration to Bright Horizons or the special committee or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the special committee was one of many factors taken into consideration by the special committee in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Bright Horizons, portfolio companies of Bain and any of their respective affiliates, or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to the special committee in connection with, and has participated in certain of the negotiations leading to, the merger.

Affiliates of Goldman Sachs have entered into financing commitments to provide Parent with senior secured credit facilities and mezzanine debt facilities in connection with the consummation of the merger, subject to the terms of such commitments. Such affiliates of Goldman Sachs expect to receive fees in connection with these financing commitments and facilities that are contingent upon their closing upon consummation of the merger. For a description of the fees payable to such affiliates of Goldman Sachs in connection with each of the senior secured credit facilities and the mezzanine debt facilities, see “Special Factors — Financing of the Merger — Debt Financing — Senior Secured Credit Facilities” beginning on page 52, and “Special Factors — Financing of the Merger — Debt Financing — Mezzanine Debt Financing” beginning on page 54. In addition, Goldman Sachs has provided and is currently providing certain investment banking and other financial services to Bain and its affiliates and portfolio companies, including having acted as joint lead arranger in connection with the provision of a committed financing package consisting of senior secured facilities, a mezzanine facility and a PIK loan facility in connection with the acquisition by Bain of FCI SA in December 2005; as lead arranger in connection with the leveraged recapitalization of Brenntag AG, a former portfolio company of Bain in January 2006; as co-financial advisor to Brenntag in connection with its sale to CIE Management II Limited, an affiliate of BC Partners Limited, in September 2006; as financial advisor to Bain in connection with its sale of Houghton Mifflin Holding Company, Inc. to HM Rivergroup PLC in December 2006; and as financial advisor to Bain in connection with its sale of Front Line Management to IAC/InteractiveCorp in June 2007. Goldman Sachs may also provide investment banking and other financial services to Bright Horizons, Bain and its portfolio companies and their respective affiliates in the future. In connection with the above-described services Goldman Sachs has received, and may receive, compensation. Affiliates of Goldman Sachs also have co-invested with Bain and its affiliates from time to time and may do so in the future. In addition, affiliates of Goldman Sachs have invested in limited partnership units of affiliates of Bain and may do so in the future.

The special committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. No limitations were imposed by the special committee on Goldman Sachs with respect to the investigations made or procedures followed by it in rendering its opinion. Pursuant to a letter agreement dated June 21, 2007, the special committee engaged Goldman Sachs to act as its financial advisor. Pursuant to the terms of its engagement, Bright Horizons has agreed to pay Goldman Sachs: (i) an advisory fee of $5.0 million that was payable on January 1, 2008 regardless of whether the Company entered into a transaction with any third party; and (ii) a transaction fee of 1.2% of the equity consideration paid in the merger (to which the $5.0 million advisory fee in (i) is credited), payable upon consummation of the transaction. In addition, Bright Horizons has agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Copies of Goldman Sachs’ written presentations to the special committee have been attached as exhibits to the Schedule 13E-3 filed with the SEC in connection with the merger. The written presentations will be available for any interested stockholder of Bright Horizons (or any representative of the stockholder who has been so designated in writing) to inspect and copy at our principal executive offices during regular business hours. Alternatively, stockholders of Bright Horizons (or their designated representatives) may inspect and copy the presentations at the office of, or obtain them by mail from, the SEC.

Opinion of Evercore Group L.L.C.

The special committee retained Evercore to provide the special committee with independent financial advisory services in connection with the evaluation of potential strategic and financial alternatives including, but not limited to, a sale of all or part of the equity, business or assets of Bright Horizons. The special committee selected Evercore to act as a financial advisor based on Evercore’s qualifications, expertise and reputation as an advisor to special committees and its experience in the valuation of businesses and their securities in connection with mergers and acquisitions and similar transactions. At the meeting of the special committee on January 14, 2008, Evercore rendered its oral opinion, subsequently confirmed in writing, that as of January 14, 2008, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by the unaffiliated stockholders pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Evercore, dated as of January 14, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is contained in Annex C to this proxy statement and is incorporated by reference into this proxy statement. We urge you to read the opinion in its entirety. Evercore’s opinion is directed to the special committee, addresses only the fairness, from a financial point of view, of the consideration to be received by the unaffiliated stockholders pursuant to the merger agreement as of the date of the opinion, and does not address any other aspect of the merger or constitute a recommendation to the special committee or to any other persons in respect of the transaction, including as to how any stockholder should vote or act in respect of the merger. The following is a summary of Evercore’s opinion and the methodology that Evercore used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to Bright Horizons that Evercore deemed to be relevant;

•	reviewed certain historical and projected non-public financial statements and other historical and projected non-public financial and operating data relating to Bright Horizons prepared and furnished to Evercore by management of Bright Horizons;

•	discussed the past and current operations, financial projections and current financial condition of Bright Horizons with management of Bright Horizons (including their views on the risks and uncertainties of achieving such projections);

•	reviewed the reported prices and the historical trading activity of Bright Horizons Common Stock;

•	compared certain financial information of Bright Horizons with similar, publicly-available information for certain publicly-traded companies that Evercore deemed relevant;

•	reviewed the financial terms, to the extent available, of certain transactions that Evercore deemed relevant;

•	reviewed a draft of the merger agreement dated January 13, 2008; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumes no liability for the accuracy or completeness of that information. For purposes of its opinion, Evercore was provided with certain financial projections related to Bright Horizons by members of the management of Bright Horizons. With respect to the financial projections, Evercore assumed that they had been reasonably prepared on bases reflecting the best available estimates and good faith judgments of management of Bright Horizons as to the matters covered thereby.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Bright Horizons or the consummation of the merger or materially reduce the benefits of the merger. Evercore also assumed that the final form of the merger agreement would not differ in any material respect from the last draft of the merger agreement reviewed by Evercore.

Evercore did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of Bright Horizons, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of Bright Horizons under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Evercore, as of January 14, 2008. Evercore indicated that subsequent developments could affect its opinion. Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the unaffiliated stockholders, from a financial point of view, of the consideration to be received by such holders in connection with the merger. Evercore did not express any view on, and its opinion did not address, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Bright Horizons, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Bright Horizons, or any class of such persons, whether relative to the merger consideration or otherwise, nor was asked to address the fairness of the consideration to be received by the Rollover Holders or any stockholders who are affiliates of Parent. Evercore assumed that any modification to the structure of the merger would not vary in any respect material to its analysis. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might have been available to Bright Horizons, nor did it address the underlying business decision of Bright Horizons to engage in the merger. As described above, Evercore’s opinion to the special committee was among many factors taken into consideration by the special committee in making its determination to approve the merger. The decision to recommend to the Board of Directors of Bright Horizons the approval of the terms of the merger was solely that of the special committee. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by Bright Horizons and its advisors with respect to legal, regulatory, accounting and tax matters.

Evercore acted as financial advisor to the special committee in connection with the merger. No limitations were imposed by the special committee on Evercore with respect to the investigations made or procedures followed by it in rendering its opinion. Pursuant to its engagement letter, the special committee has agreed to pay Evercore a fee for its services comprised of a monthly retainer fee of $75,000 with a minimum cumulative monthly retainer fee of $250,000. Under the terms of Evercore’s engagement, the special committee agreed to pay Evercore an advisory fee of $3.0 million upon the earliest to occur of (i) the dissolution of the special committee (if no agreement with respect to a transaction between the Company and any third party had been entered into), (ii) the first anniversary of Evercore’s engagement or (iii) if an agreement with respect to a transaction between the Company and any third party had been entered into, upon the consummation, termination or abandonment of that transaction. The cumulative monthly retainer fees paid to Evercore will be credited against the advisory fee. In addition, the special committee may pay an additional discretionary fee to Evercore of up to $5.0 million as determined by the special committee, based on the value attributed by the special committee to services rendered by Evercore under its engagement. The discretionary fee is not dependent upon the Company entering into any agreement with respect to, or the consummation of, any transaction, including the merger and no portion of Evercore’s fee is contingent upon the rendering of its opinion or consummation of the merger. As of the date of the proxy statement, the special committee has not made any determination with respect to the amount of any such discretionary fee. In addition, Bright Horizons has agreed to reimburse certain of Evercore’s expenses and to indemnify Evercore for certain liabilities arising out of its engagement.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of Bright Horizons, Merger Sub and Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments. During the two years preceding its engagement, Evercore had not provided financial or other services to Bright Horizons, Bain Capital, Bain, Merger Sub or Parent; however, Evercore may provide financial or other services to Bright Horizons, Bain Capital, Bain, Merger Sub or Parent in the future and in connection with any such services Evercore may receive compensation.

In receiving Evercore’s oral fairness opinion on January 14, 2008 and reviewing with Evercore the written materials prepared by Evercore in support of its opinion (a copy of which has been filed with the SEC as an exhibit to the Schedule 13E-3 of which this proxy statement forms a part), the special committee was aware of and consented to the assumptions and other matters discussed above.

Financial Analyses

In connection with the review of the merger by the special committee of the board of directors of Bright Horizons, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described below, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should therefore not be taken to be Evercore’s view of the value of Bright Horizons. No company, transaction or business used in Evercore’s analyses below as a comparison is identical to Bright Horizons, its business or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed, including considerations and judgments with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bright Horizons and Evercore.

Evercore prepared these analyses for the purpose of providing an opinion to the special committee as to the fairness, from a financial point of view, of the consideration to be received by the unaffiliated stockholders of Bright Horizons pursuant to the merger agreement, as of January 14, 2008. These analyses do not purport to be appraisals or necessarily to reflect the prices at which the business or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty and are based upon numerous factors, assumptions with respect to industry performance, general business and economic conditions and other matters or events beyond the control of Bright Horizons and Evercore, neither Bright Horizons nor Evercore assumes responsibility if future results are materially different from those forecasts. The merger consideration was determined through arm’s length negotiations between the special committee and Bain and was recommended by the special committee for approval by Bright Horizons’ board of directors and was approved by the board of directors. Evercore provided financial advice to the special committee. Evercore did not recommend any specific merger consideration to the special committee or that any given merger consideration constituted the only appropriate consideration for the merger. The opinions and financial analyses of Evercore were only one of many factors considered by the special committee in its evaluation of the merger and should not be viewed as determinative of the views of the special committee, the board of directors or management with respect to the merger or the merger consideration.

Set forth below is a summary of the material financial analyses presented by Evercore to the special committee of the board of directors of Bright Horizons in connection with rendering its opinion. The following summary of the material financial analyses includes information presented in tabular format. You should read those tables together with the full text of each summary. The tables alone do not constitute a complete description of Evercore’s financial analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Evercore’s financial analysis. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 14, 2008, and is not necessarily indicative of current market conditions.

Historical Public Market Trading Levels Analysis

Evercore reviewed the historical average closing and the range of intraday share prices of Bright Horizons Common Stock over various periods, each ending on January 11, 2008. The use of incremental time periods is designed to capture the progression of the share price and isolate the effects of specific corporate or other events on share price performance. The table below illustrates the premium implied by the $48.25 merger consideration to the historical average closing and the range of intraday share prices of Bright Horizons Common Stock for each of those periods.

		Premium of
	Historical	Merger Consideration
	Share	of $48.25 per Share to
	Price	Historical Share Price

1 Day Prior	$32.79	47.1%
1 Month Average	$35.01	37.8%
3 Month Average	$37.08	30.1%
6 Month Average	$39.46	22.3%
1 Year Average	$39.11	23.4%
2 Year Average	$38.63	24.9%
1 Year Intraday Minimum	$32.53	48.3%
1 Year Intraday Maximum	$47.75	1.0%

As shown above, the proposed per share merger consideration of $48.25 represents a 47.1% premium to the prior day closing share price, a 37.8% premium to the one-month average closing share price and a 23.4% premium to the one-year average closing share price. The proposed per share merger consideration also represents a 48.3% premium to the one-year minimum intraday share price and a 1.0% premium to the one-year maximum intraday share price.

Selected Public Company Trading Analysis

Using publicly available information, Evercore reviewed the market values and implied trading multiples of selected publicly-traded pre-kindergarten through twelfth grade education companies, for-profit post-secondary education companies, and other education service companies that Evercore deemed to be similar to Bright Horizons for purposes of this analysis. Evercore noted, however, that none of the selected publicly-traded companies are identical or directly comparable to Bright Horizons.

Pre-K-12 Schools / Centers	For-Profit Post-Secondary	Other Education Services

A.B.C. Learning Centres Limited	Apollo Group, Inc.	Washington Post Co.
Nobel Learning Communities, Inc.	ITT Educational Services, Inc. DeVry Inc.
Career Education Corp.
Strayer Education Corp.
Corinthian Colleges, Inc.
Capella Education Company
Universal Technical Institute
	Lincoln Educational Services Corporation	Scholastic Corp. Blackboard Inc. School Specialty, Inc. Renaissance Learning, Inc. The Princeton Review, Inc.

Evercore calculated and analyzed the ratio of total enterprise value (TEV) to estimated 2008 calendar year earnings before interest, taxes, depreciation and amortization (or, EBITDA) for the above selected publicly-traded companies, as well as the ratio of equity value per share to estimated 2008 calendar year earnings per share, commonly referred to as P/E. Evercore also calculated and analyzed the ratio of the P/E multiple to the estimated long-term growth rate of these selected publicly-traded companies, commonly referred to as P/E/G. Evercore calculated all multiples for the selected companies based on closing share prices as of January 11, 2008 for each respective company. These calculations were based on publicly available financial data including IBES estimates. The range of implied multiples that Evercore calculated is summarized below:

	Public Market Trading Multiples
	Bright		Pre-K-12				Post-Secondary				Other Education
Metric	Horizons		Mean		Median		Mean		Median		Mean		Median

TEV/2008E EBITDA	7.7	x	7.3	x	7.3	x	12.4	x	9.9	x	13.0	x	12.4	x
Price/2008E Earnings	16.8		14.0		14.0		25.4		23.3		23.5		22.8
2008E P/E/G	0.9		0.8		0.8		1.4		1.4		1.6		1.2

Evercore then applied ranges of selected multiples derived from those described above for the selected companies to corresponding financial data based on financial projections provided by management of Bright Horizons. The 2008E EBITDA multiples selected ranged from 9.0x to 11.0x; the 2008E P/E multiples selected ranged from 20.0x to 25.0x; and the 2008E P/E/G ratios selected ranged from 1.0x to 1.5x. These ranges of multiples and ratios selected were then applied to the relevant EBITDA and earnings per share metrics in order to derive implied per share equity reference range. The ranges of per share equity values for Bright Horizons implied by this analysis are summarized below:

One-Day Prior Share Price:           $32.79
Per Share Merger Consideration:     $48.25

	Implied per Share Equity Reference Range
	TEV/2008E	Price/2008E	Price/2008E
	EBITDA	Earnings	Earnings/Growth

Low	$39.33	$39.45	$38.88
High	48.05	49.31	58.32

Precedent Transactions Analysis

Evercore performed an analysis of selected transactions to compare multiples paid in other transactions to the multiples of certain financial metrics implied in the merger. Evercore identified and analyzed a group of 26 acquisition transactions that were announced between 1998 and 2007. Evercore calculated the enterprise value as a multiple of revenue and as a multiple of EBITDA during the last four quarters (“LFQ”) implied by these transactions. Multiples for the selected transactions were based on publicly available financial information. Although none of the transactions are, in Evercore’s opinion, identical or directly comparable to the merger, the transactions included were chosen because, in Evercore’s opinion, they may be considered similar to the merger in certain respects for purposes of Evercore’s analysis.

Target	Acquiror

Leapfrog Day Nurseries Limited	Busy Bees Group Limited
Asquith Nurseries	Dawnay Day, Swordfish Investments
Laureate Education, Inc.	Doug Becker (CEO), KKR, Citigroup PE, SAC Capital
Busy Bees Group Ltd.	A.B.C. Learning Centres Limited
La Petite Academy Inc.	A.B.C. Learning Centres Limited
Educate, Inc.	Educate Management, Sterling Capital, Citigroup PE
College Coach, LLC	Bright Horizons Family Solutions, Inc.
The Children’s Courtyard LP	Learning Care Group, Inc.
Hutchison’s Child Care Services Ltd.	A.B.C. Learning Centres Limited
Concorde Career Colleges, Inc.	Liberty Partners
Kids Campus Limited	A.B.C. Learning Centres Limited
Education Management Corporation	Providence Equity Partners, Goldman Sachs Capital Partners
Learning Care Group, Inc.	A.B.C. Learning Centres Limited
ChildrenFirst Inc.	Bright Horizons Family Solutions, Inc.
KinderCare Learning Centers Inc.	Knowledge Learning Corporation
Child Care Centres Australia Ltd.	A.B.C. Learning Centres Limited
Peppercorn Mgmt Group Limited	A.B.C. Learning Centres Limited
Leapfrog Day Nurseries plc	Nord Anglia Education PLC
Whitman Education Group, Inc.	Career Education Corporation
Ross University	DeVry Inc.
Sylvan Learning Systems K-12 Tutoring	Apollo Management LP
ARAMARK Educational Resources	Knowledge Learning Corporation
CorporateFamily Solutions Inc.	Bright Horizons Holdings Inc.
Children’s Discovery Centers of America, Inc.	Knowledge Beginnings, Inc.
Jigsaw Day Nurseries Ltd.	Jigsaw Management / 3i
La Petite Academy Inc. (Vestar /LPA)	Chase Capital Partners

The range of implied multiples that Evercore calculated is summarized below:

	Precedent Transaction Multiples
	Mean		Median

Enterprise Value/LFQ Revenue	2.0	x	1.7	x
Enterprise Value / LFQ EBITDA	15.1	x	12.5	x

Evercore then applied ranges of selected multiples derived from those described above for the selected companies to corresponding financial data based on financial projections provided by management of Bright Horizons. The LFQ revenue multiples selected ranged from 1.5x to 2.0x; and the LFQ EBITDA multiples selected ranged from 11.0x to 15.0x. These ranges of multiples selected were then applied to the relevant forecasted revenue and EBITDA metrics as of March 31, 2008 in order to derive an implied enterprise value reference range and, with appropriate adjustments, an implied per share equity reference range. The ranges of per share equity values for Bright Horizons implied by this analysis are summarized below:

Per Share Merger Consideration:     $48.25

	Implied per Share Equity Reference Range
	TEV/LFQ	TEV/LFQ
	Revenue	EBITDA

Low	$43.55	$42.66
High	$58.02	$58.14

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow (“DCF”) analysis, which calculates the present value of a company’s future unlevered, after-tax free cash flow based upon assumptions with respect to such cash flow and assumed discount rates. The financial forecast used in Evercore’s DCF analysis was based upon the financial projections provided by management of Bright Horizons.

Evercore calculated ranges of estimated terminal values by multiplying calendar year 2012 estimated EBITDA by selected multiples ranging from 8.5x to 10.5x. The estimated after-tax free cash flows and terminal values were then discounted to present value at March 31, 2008 using selected discount rates ranging from 9.5% to 11.5%. The discount rate range was selected based on a weighted average cost of capital calculation for Bright Horizons, as well as for companies identified above under the caption “Selected Public Company Trading Analysis.” The terminal EBITDA multiple range was selected based on a review of current and historical trading multiples of Bright Horizons, as well as of companies identified above under the caption “Selected Public Company Trading Analysis.” This analysis indicated the following implied per share equity reference range for Bright Horizons:

Per Share Merger Consideration:     $48.25

Implied per Share
Equity Reference Range

Low	$47.44
High	$61.78

Evercore discussed the financial projections of Bright Horizons with management of Bright Horizons, including their views on the risks and uncertainties of achieving such projections. Based on these discussions, Evercore performed an illustrative discounted cash flow sensitivity analysis to determine the potential change in the per share equity reference range implied by the DCF analysis based on a range of adjustments to the revenue growth rates and EBITDA margins in the financial projections provided by management of Bright Horizons. Based on revenue growth rate reductions ranging from 0 basis points to 300 basis points and EBITDA margin reductions ranging from 0 basis points to 125 basis points, and assuming the midpoint of the selected terminal EBITDA multiple range (9.5x) and discount rate range (10.5%), the illustrative sensitivity analysis resulted in a decrease in the per share equity value implied by the DCF analysis in the range of $0.00 to $9.49 per share.

While discounted cash flow analysis is a widely used valuation methodology, it necessarily relies on numerous assumptions, including assets and earnings growth rates, terminal values and discount rates. Thus, it is not necessarily indicative of the Company’s actual, present or future value or results, which may be significantly more or less favorable than suggested by such analysis.

Present Value of Future Stock Price

Evercore performed a present value of future stock price analysis of Bright Horizons based upon the financial projections provided by management of Bright Horizons. Evercore calculated implied per share equity reference ranges by (i) calculating the implied terminal value per share by multiplying either (a) calendar year 2012 estimated EBITDA by selected multiples ranging from 8.5x to 10.5x, or (b) calendar year 2012 earnings per share by selected multiples ranging from 19.0x to 24.0x, and then (ii) discounting the implied per share equity value to present value at March 31, 2008 using selected discount rates ranging from 9.5% to 11.5%. The discount rate range was selected based on an equity cost of capital calculation for Bright Horizons, as well as for companies identified above under the caption “Selected Public Company Trading Analysis.” The terminal EBITDA multiple range was selected based on a review of current and historical trading multiples of Bright Horizons, as well as of companies identified above under the caption “Selected Public Company Trading Analysis.” This analysis indicated the following implied per share equity reference range for Bright Horizons:

Per Share Merger Consideration:     $48.25

	Implied per Share
	Equity Reference Range
	TEV / 2012E EBITDA	2012E P/E

Low	$46.39	$46.55
High	$60.92	$64.08

Leveraged Buyout Analysis

Evercore performed a leveraged buyout (“LBO”) analysis of Bright Horizons in order to ascertain the value of Bright Horizons which might be attractive to a potential financial buyer based upon the financial projections provided by management of Bright Horizons.

Evercore assumed, among other things, the following in its LBO analysis: (i) capital structure scenarios for Bright Horizons consistent with the anticipated terms of the proposed debt financing package in connection with the merger, including assuming the maximum “flex,” or possible increases in the indicative interest rates of such financing package, is applied pursuant to its terms; (ii) a range of selected exit multiples of 8.5x to 10.5x calendar year 2012 estimated EBITDA; and (iii) an equity investment that would achieve an internal rate of return during the investment period beginning March 31, 2008 of between 15.0% and 25.0%. The exit EBITDA multiple range was selected based on a review of current and historical trading multiples of Bright Horizons, as well as of companies identified above under the caption “Selected Public Company Trading Analysis.” This analysis indicated the following implied per share equity reference range for Bright Horizons:

Per Share Merger Consideration:     $48.25

	Implied per Share Equity
	Reference Range
	Indicative Terms	Maximum Flex

Low	$40.24	$39.84
High	$55.25	$54.65

General

In rendering its opinion, Evercore also reviewed and considered other factors, including but not limited to:

•	the mean and median premiums paid in all-cash, U.S. public company transactions with a value in the range of $1.0 billion to $1.5 billion during the period from January 2002 to December 2007, as well as all-cash, U.S. going private transactions with a value in the range of $1.0 billion to $1.5 billion during the period from January 2002 to December 2007; and

•	publicly available equity research analysts’ price targets and ratings for Bright Horizons.

Copies of Evercore’s written presentations to the special committee have been attached as exhibits to the Schedule 13E-3 filed with the SEC in connection with the merger. The written presentations will be available for any interested stockholder of Bright Horizons (or any representative of the stockholder who has been so designated in writing) to inspect and copy at our principal executive offices during regular business hours. Alternatively, stockholders of Bright Horizons (or their designated representatives) may inspect and copy the presentations at the office of, or obtain them by mail from, the SEC.

Position of Bain, Joshua Bekenstein, Parent and Merger Sub as to Fairness

Under a potential interpretation of the rules governing “going private” transactions, each of Bain, Mr. Bekenstein, Parent and Merger Sub may be deemed to be engaged in a “going private” transaction and may therefore be required to express their beliefs as to the fairness of the merger to our unaffiliated stockholders. The aforementioned persons are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act under that potential interpretation. The views of Bain, Mr. Bekenstein, Parent and Merger Sub should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

Bain, Parent and Merger Sub attempted to negotiate the terms of a transaction that would be most favorable to Bain, and not to the stockholders of Bright Horizons. Accordingly, they did not negotiate the merger agreement with a goal of obtaining terms that were fair to such stockholders. None of Bain, Parent or Merger Sub believes that it has or had any fiduciary duty to Bright Horizons or its stockholders, including with respect to the merger and its terms. Mr. Bekenstein is a managing director of Bain Capital Investors, an affiliate of Bain Capital. As such, together with the other managing directors of Bain Capital Investors, he shares responsibility for making investment decisions on behalf of Bain. Mr. Bekenstein is also a director of Bright Horizons. As a managing director of Bain Capital Investors, an affiliate of Bain Capital, Mr. Bekenstein has interests in the merger that are different from the other directors of Bright Horizons. Accordingly, Mr. Bekenstein did not serve on the special committee and did not participate in the special committee’s evaluation or approval of the merger agreement and the merger. In addition, Mr. Bekenstein recused himself from the deliberations of the board of directors relating to the merger and the merger agreement and did not attend the portion of any meeting or deliberation of the board of directors at which the merger or the merger agreement were discussed. He therefore did not participate in the board of directors’ evaluation or approval of the special committee’s recommendation of the approval of the merger agreement and the merger.

None of Bain, Parent, Merger Sub or, as noted above, Mr. Bekenstein participated in the deliberation process of the special committee and none of them participated in the conclusions of the special committee or the board of directors of Bright Horizons that the merger was fair to the unaffiliated stockholders of Bright Horizons. The interests of the unaffiliated stockholders of Bright Horizons were, as described elsewhere in this proxy statement, represented by the special committee, which was comprised solely of independent directors and negotiated with Bain on the unaffiliated stockholders’ behalf, with the assistance of independent legal and financial advisors.

None of Bain, Mr. Bekenstein, Parent or Merger Sub undertook, or engaged a financial advisor to undertake, any independent evaluation or other analysis for the purpose of evaluating the fairness of the merger to the Bright Horizons unaffiliated stockholders. However, as of the date hereof and after reviewing the Company’s disclosure elsewhere in this proxy statement, based upon the same factors considered by, and the findings of, the special committee and the board of directors with respect to the fairness of the merger to such unaffiliated stockholders as set forth in this proxy statement (see “— Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”), which findings and related analyses, as set forth in this proxy statement, Bain, Mr. Bekenstein, Parent and Merger Sub adopt, as of the date hereof Bain, Mr. Bekenstein, Parent and Merger Sub believe that the merger agreement and the merger are fair to the unaffiliated stockholders.

As of the date hereof and after reviewing the Company’s disclosure elsewhere in this proxy statement, Bain, Mr. Bekenstein, Parent and Merger Sub have also considered the fact that the $48.25 price per share to be received by the unaffiliated stockholders represented a 47% premium to the closing share price on the last business day prior to the announcement of the merger.

The foregoing discussion of the information and factors considered and given weight by Bain, Mr. Bekenstein, Parent and Merger Sub in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by Bain, Mr. Bekenstein, Parent and Merger Sub. Bain, Mr. Bekenstein, Parent and Merger Sub did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger agreement and the merger. Bain, Mr. Bekenstein, Parent and Merger Sub believe that these factors provide a reasonable basis for their belief that the merger is fair to the unaffiliated stockholders.

Purposes, Reasons and Plans for Bright Horizons after the Merger

The purpose of the merger for Bright Horizons is to enable its unaffiliated stockholders to immediately realize the value of their investment in Bright Horizons through their receipt of the per share merger price of $48.25 in cash. Another purpose of the merger is to create greater operating flexibility, allowing management to concentrate on long-term growth rather than the short-term expectations of the financial markets. In light of the foregoing, and given our stock price and the economic and market conditions affecting us and our industry sector as a whole, we believe our long-term strategy can best be pursued as a private company.

The reason for structuring the transaction as a merger is to effect the transaction following the approval of the holders of a majority of the shares of the Bright Horizons Common Stock. The reasons for undertaking the transaction at this time are described above under “— Background of the Merger.”

It is expected that, upon consummation of the merger (and excluding the transactions contemplated in connection with the merger as described in this proxy statement), the operations of Bright Horizons will be conducted substantially as they currently are being conducted. Bain has advised Bright Horizons that it does not have any current intentions, plans or proposals to cause us to engage in any of the following:

•	an extraordinary corporate transaction following consummation of the merger involving Bright Horizons’ corporate structure, business or management, such as a merger, reorganization or liquidation;

•	the relocation of any material operations or sale or transfer of a material amount of assets; or

•	any other material changes in its business.

Nevertheless, following consummation of the merger, the management and/or board of directors of the surviving corporation may initiate a review of the surviving corporation and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in the types of transactions set forth above if the management and/or board of directors of the surviving corporation decides that such transactions are in the best interest of the surviving corporation upon such review. The surviving corporation expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Certain Effects of the Merger

If the merger agreement is adopted by the Company’s stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Bright Horizons, with Bright Horizons being the surviving corporation.

Upon the consummation of the merger, unless otherwise agreed between a holder and Parent, each share of Bright Horizons Common Stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in the treasury of the Company, potentially certain unrestricted shares held by certain of the Rollover Holders, shares owned by Parent immediately prior to the effective time of the merger or shares held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $48.25 in cash, without interest and less any applicable withholding taxes. Upon the consummation of the merger, unless otherwise agreed between a holder and Parent, all outstanding options to acquire Bright Horizons Common Stock will become fully vested and immediately exercisable and all such options (other than potentially certain options held by certain of the Rollover Holders) not exercised prior to the merger will be cancelled and converted into a right to receive a cash payment equal to the number of shares of Bright Horizons Common Stock underlying the options multiplied by the amount by which $48.25 exceeds the option exercise price, without interest and less any applicable withholding taxes. Upon the consummation of the merger, unless otherwise agreed between a holder and Parent, all restricted shares will vest and be cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted shares multiplied by $48.25, without interest and less any applicable withholding taxes. All restricted share units will be converted into Bright Horizons Common Stock immediately prior to the merger and such shares will be cancelled and converted into the right to receive a cash payment equal to the number of shares multiplied by $48.25, without interest and less any applicable withholding taxes.

Following the merger, the entire equity in the surviving corporation will ultimately be owned through Parent by Bain and any additional investors that Bain permits to invest in Parent. As of the date hereof, Bain does not have an agreement with any such additional investors to permit investment in Parent. If the merger is completed, Bain and any additional investors that Bain permits to invest in Parent will be the sole beneficiaries of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting Bright Horizons following the merger. Similarly, Bain and any investors that Bain permits to invest in Parent will also bear the risks of their investment in Parent, including the risks of any decrease in our value after the merger and the operational and other risks related to the incurrence by the surviving corporation of significant additional debt as described below under “— Financing of the Merger.”

In connection with the merger and subject to Parent’s agreement, which may be withheld in Parent’s sole discretion, the Rollover Holders may receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations of Bright Horizons stockholders generally, as described in more detail under “— Interests of the Company’s Directors and Executive Officers in the Merger.” The incremental benefits may include the right and commitment of the Rollover Holders to make an agreed upon minimum equity investment in the surviving corporation in cash and/or by exchanging a portion of their Bright Horizons options and/or unrestricted shares of Bright Horizons Common Stock for equity interests in, and options to acquire equity interests in, the surviving corporation, as well as the option, prior to the consummation of the merger, to make additional equity investments (up to an amount and at a time to be determined) on substantially the same terms and conditions as the agreed upon equity investments. A potential detriment to the Rollover Holders may be that their new options, if any, may not be exercisable for shares registered under the federal securities laws and their new shares of common stock, if any, in the surviving corporation will not initially be and may not be registered under the federal securities laws and such shares, if any, will be relatively illiquid without an active public trading market for such securities. The equity interests, if any, received upon exercise of these options and the shares, if any, received in exchange for such unrestricted shares of Bright Horizons Common Stock may also be subject to a stockholders agreement restricting the ability of the Rollover Holders to sell such equity. Additional incremental benefits to the executive officers include, among others, continuing as executive officers of the surviving corporation. A potential detriment to the Rollover Holders is that Bain will own a majority of Parent’s shares, will control the board of directors’ of Parent and the surviving corporation and will be able to exert substantial influence over the governance and operations of Parent and the surviving corporation following the merger.

Bright Horizons Common Stock is currently registered under the Exchange Act and is quoted on the NASDAQ under the symbol “BFAM.” As a result of the merger, Bright Horizons will be a privately held corporation, and there will be no public market for its common stock. After the merger, the Bright Horizons Common Stock will cease to be quoted on the NASDAQ, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the Bright Horizons Common Stock under the Exchange Act will be terminated.

At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation and the current officers of Bright Horizons will become the officers of the surviving corporation. The certificate of incorporation of Bright Horizons will be amended to be the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation shall continue to be “Bright Horizons Family Solutions, Inc.” The bylaws of the Company in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation.

Effects on the Company if the Merger is Not Completed

If the merger agreement is not adopted by Bright Horizons’ stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, Bright Horizons will remain an independent public company and the Bright Horizons Common Stock will continue to be listed and traded on the NASDAQ. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that Bright Horizons stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, in connection with the nature of the workplace services industry on which Bright Horizons’ business largely depends, and general industry, economic, regulatory and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Bright Horizons shares. From time to time, Bright Horizons’ board of directors will evaluate and review, among other things, the business, operations, properties, dividend policy and capitalization of Bright Horizons and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger agreement is not adopted by Bright Horizons’ stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Bright Horizons will be offered, or that the business, prospects or results of operations of Bright Horizons will not be adversely impacted.

Delisting and Deregistration of Bright Horizons Common Stock

If the merger is completed, the Bright Horizons Common Stock will be delisted from the NASDAQ and deregistered under the Exchange Act.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until Bright Horizons and Parent file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. Bright Horizons and Parent filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on February 5, 2008, and were granted early termination of the waiting period on February 11, 2008. At any time before or after consummation of the merger, notwithstanding the early termination of the waiting period under the HSR Act, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Bright Horizons or Parent. At any time before or after the consummation of the merger, and notwithstanding the early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Bright Horizons or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, Bright Horizons, based on a review of information provided by Parent relating to the businesses in which it and its affiliates are engaged, believes that the merger can be effected in compliance with federal and state antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Though not a condition to the consummation of the merger, United States federal and state laws and regulations, as well as the laws and regulations of the United Kingdom, Ireland and Canada, may require that Bright Horizons or Parent obtain approvals, file new license and/or permit applications with, and/or provide notice to, applicable governmental authorities in connection with the merger.

Provisions for Unaffiliated Security Holders

No provision has been made (i) to grant Bright Horizons’ unaffiliated stockholders access to the corporate files of Bright Horizons, any other party to the proposed merger or any of their respective affiliates or (ii) to obtain counsel or appraisal services at the expense of Bright Horizons or any other such party or affiliate.

Financing of the Merger

Parent estimates that the total amount of funds necessary to complete the proposed merger and the related transactions is approximately $1.4 billion, which includes approximately $1.3 billion to be paid to Bright Horizons’ stockholders and holders of other equity-based interests in Bright Horizons (which amount includes the value of rollover equity, if any, in respect of the Rollover Holders), with the remaining funds to be used to refinance certain existing indebtedness, including the Company’s existing revolving credit facility, and to pay customary fees and expenses in connection with the proposed merger, the financing arrangements and the related transactions.

Pursuant to the merger agreement, Parent and Merger Sub are obligated to use their reasonable best efforts to obtain the debt financing described below as promptly as practicable taking into account the June 30, 2008 termination date. In the event that any portion of the debt financing becomes unavailable on the terms contemplated in the agreements in respect thereof, Parent and Merger Sub are obligated to use their reasonable best efforts to arrange alternative financing from alternative sources in an amount sufficient to consummate the merger on terms not materially less favorable to Parent (as determined in the reasonable judgment of Parent).

The following arrangements are intended to provide the necessary financing for the merger:

Equity Financing

Parent has received an equity commitment letter from Bain, a private equity fund sponsored by Bain Capital, pursuant to which Bain has committed to contribute $640.0 million in cash to Parent in connection with the proposed merger. Bain may effect the purchase of the equity interests of the Parent directly or indirectly through one or more affiliated entities; provided that it does not affect Bain’s commitment obligations under the equity commitment letter. There is no assurance that such cash will actually be available, or, if available, will be available prior to the consummation of the merger. The obligation to fund commitments under the equity commitment letter is subject to the satisfaction or waiver by Parent of the conditions precedent to Parent’s and Merger Sub’s obligation to complete the merger.

Debt Financing

Parent and Merger Sub have received a commitment letter dated January 14, 2008 from Goldman Sachs Credit Partners L.P. (“GSCP”) pursuant to which, subject to the terms and conditions set forth therein, GSCP has committed to provide to the Company up to $440.0 million of senior secured credit facilities, consisting of $365.0 million under a senior secured Tranche B term loan facility and $75.0 million under a senior secured revolving credit facility. The proceeds of the term loan facility will be used to fund, in part, the acquisition, including repaying or refinancing certain existing indebtedness and paying fees, commissions and expenses incurred in connection with the merger. A specified amount available under the revolving facility may be used on the closing date to fund, in part, the acquisition (including repaying or refinancing certain existing indebtedness and paying fees, commissions and expenses incurred in connection with the merger) and for working capital purposes. After the closing date, amounts available under the revolving facility will be used for financing capital expenditures and acquisitions and providing ongoing working capital, and for other general corporate purposes of the Company and its subsidiaries.

Parent and Merger Sub also have received a commitment letter dated January 14, 2008 from GS Mezzanine Partners V, L.P. (“GS Mezzanine”) pursuant to which, subject to the terms and conditions set forth therein, GS Mezzanine will purchase up to $300.0 million of senior subordinated notes issued by the Company (the “OpCo Notes”) and up to $110.0 million of senior notes issued by Parent (the “HoldCo Notes” and, together with the OpCo Notes, the “Notes”). GSCP has the ability in certain circumstances, after consultation with Parent and Merger Sub, to reallocate a portion of the Tranche B term loans (in an amount equal to 0.25x the consolidated adjusted EBITDA of Parent for the latest four fiscal quarter period for which financial statements are available) to the HoldCo Notes, in which event the aggregate principal amount of the HoldCo Notes will be increased by the aggregate amount by which the Tranche B term loans are reduced as a result of the exercise of this option. The proceeds of the Notes will be used for the purposes of financing the merger, repaying or refinancing certain existing indebtedness and paying fees, commissions and expenses incurred in connection with the merger.

To the extent that the pro forma ratio of consolidated debt to consolidated adjusted EBITDA for the most recent four fiscal quarter period for which financial statements of Parent and its subsidiaries have been delivered exceeds 6.87 to 1.00, the aggregate principal amount of the Tranche B term loans and the Notes shall be reduced by an amount sufficient to cause that ratio not to exceed 6.87 to 1.00, with the amount of such reduction to be allocated between the Tranche B term loans and the Notes pro rata with respect to the respective original committed amounts of the Tranche B term loans and the Notes and, as to the Notes, applied to reduce the principal amount of the HoldCo Notes in full before being applied to reduce the principal amount of the OpCo Notes.

GSCP, after consultation with Parent and Merger Sub, also has the ability, in certain circumstances in connection with its syndication of the senior secured credit facilities to other lenders, to require certain changes to the terms (excluding conditions), pricing and/or structure of any of the senior secured credit facilities, provided that any such changes are within certain agreed parameters.

The debt commitments expire on June 30, 2008. The documentation governing the senior secured credit facilities and the Notes has not been finalized and, accordingly, the actual terms of such facilities and the Notes may differ from those described in this proxy statement.

Conditions Precedent Under the Debt Commitments

The availability of the senior secured credit facilities and the purchase of the Notes are subject to, among other things, (1) there not having occurred since December 31, 2006 any “material adverse effect” (as defined in the commitment letters, which definition conforms with the definition set forth in the merger agreement that is described in this proxy statement under the caption “The Merger Agreement — Conditions to the Merger”), subject to certain exclusions set forth in the commitment letters, (2) equity investments in Parent in an amount not less than 40% of the pro forma consolidated debt and equity capitalization of Parent, (3) consummation of the merger in accordance with the merger agreement (and no provision thereof having been waived or amended in a manner materially adverse to the lenders without the reasonable consent of GSCP or in a manner materially adverse to purchasers of Notes without the reasonable consent of GS Mezzanine), (4) repayment of specified indebtedness of the Company and its subsidiaries, (5) delivery of certain financial information, (6) negotiation, execution and delivery of definitive and other customary closing documentation, (7) accuracy of certain specified representations and warranties, (8) payment of fees and expenses and material compliance with other obligations and (9) absence of specified defaults.

Senior Secured Credit Facilities

General.  The borrower under the senior secured credit facilities will be either the Company or Merger Sub and, following the consummation of the merger, the surviving corporation of the merger of Merger Sub with and into the Company. The senior secured credit facilities will consist of a $365.0 million (subject to adjustment as described above under the heading “Debt Financing”) senior secured Tranche B term loan facility with a term of seven years and a $75.0 million senior secured revolving credit facility with a term of six years. At the borrower’s option, the revolving credit facility will include sublimits for the issuance of letters of credit and swingline loans. The senior credit facilities will include a so-called “accordion” feature, which will provide for an incremental term loan facility or an increase in the revolving credit facility in an aggregate amount not to exceed $50.0 million, subject to the satisfaction of certain conditions.

No alternative financing arrangements or alternative financing plans have been made in the event that the senior secured credit facilities are not available as anticipated.

GSCP will act as sole lead arranger, sole bookrunner and sole syndication agent for the senior secured credit facilities. A financial institution selected by GSCP and reasonably acceptable to Merger Sub will be the sole administrative agent for the senior secured credit facilities. Additional agents or co-agents for the senior secured credit facilities may be appointed by GSCP, subject to the reasonable approval of Merger Sub.

Fees.  Subject to the consummation of the transactions described in this proxy statement, pursuant to the senior secured credit facilities, GSCP and its affiliates expect to receive a facility fee, an annual administrative agency fee and, with respect to any portion of the senior secured credit facilities for which GSCP or any of its affiliates is a lender, upfront fees, unused commitment fees and letter of credit fees, as applicable.

Interest.  Loans under the senior secured credit facilities are expected to bear interest, at the borrower’s option, at either (1) a rate equal to one-, two-, three- or six-month reserve-adjusted LIBOR (London Interbank Offered Rate) plus an applicable margin or (2) a base rate plus an applicable margin. Interest on LIBOR loans will be payable in arrears at the end of the applicable interest period (and at the end of every intervening period of three months, for interest periods longer than three months), and interest on base rate loans will be payable quarterly in arrears.

Amortization and Prepayments.  The Tranche B term loans will be repaid in interim quarterly principal amortization payments in annualized amounts of 1% of the initial principal balance, with the entire unpaid balance being payable at the final maturity date. There are no scheduled commitment reductions and there is no scheduled principal amortization with respect to the revolving credit facility.

The borrower will be permitted to make voluntary prepayments of loans at any time, without premium or penalty (other than LIBOR breakage costs, if applicable, and any applicable call premium as described below), and will be required to make mandatory prepayments of loans with (1) the net cash proceeds of non-ordinary course asset sales by Parent, the borrower or their subsidiaries, subject to reinvestment rights and other exceptions, (2) the net cash proceeds of insurance paid in respect of property losses of Parent, the borrower or their subsidiaries, subject to reinvestment rights, (3) a varying percentage of the net cash proceeds from a public offering of equity securities in Parent or the borrower, subject to certain exclusions, (4) the net cash proceeds from the incurrence of debt (other than permitted debt) by Parent, the borrower or their subsidiaries, and (5) a varying percentage of excess cash flow (to be defined). Mandatory prepayments will be applied first to Tranche B term loans in direct order of maturity and thereafter to loans outstanding under the revolving credit facility (without reduction of revolving credit facility commitments). In the event that the Tranche B Term Loans are effectively repriced by reducing the interest thereon or refinancing them within a certain period following the closing date, the lenders will be entitled to receive a call premium on the amount of Tranche B Term Loans which is repriced.

After the fifth anniversary of the closing date, prepayments of any “catch-up” payments required by the Applicable High Yield Discount Obligation rules with respect to the revolving credit facility also will be required.

Guarantors.  All obligations under the senior secured credit facilities will be guaranteed by Parent and each of the borrower’s existing and subsequently acquired or organized domestic subsidiaries, excluding any domestic subsidiary that is a disregarded entity for U.S. tax purposes and that owns the capital stock of any foreign subsidiaries but does not own any other assets.

Security.  The obligations of the borrower and the guarantors under the senior secured credit facilities will be secured, subject to permitted liens and other agreed-upon exceptions, by first priority security interests in substantially all of the assets of the borrower and the guarantors. In addition, the senior secured credit facilities will be secured by a first priority security interest in 100% of the voting capital stock of the borrower and each domestic subsidiary of the borrower (other than a domestic subsidiary that holds capital stock of a foreign subsidiary and that is a disregarded entity for U.S. federal income tax purposes), and 65% of the voting capital stock of each “first-tier” foreign subsidiary of the borrower and all intercompany debt owed to the borrower or a guarantor. The following assets will be excluded: (1) all leased property other than any leased property the arranger reasonably determines to be material (leasehold mortgages will not be required if landlord consent is not obtained after the use of commercially reasonable efforts by the borrower), (2) motor vehicles and other assets subject to certificates of title, letter of credit rights and certain commercial tort claims to the extent not perfected by filing a UCC-1 financing statement on the closing date, (3) deposit accounts or other bank or securities accounts whose value is below a threshold to be determined, (4) all fee-owned real property that has a value less than an amount to be agreed and certain fee-owned real property subject to an existing mortgage, (5) margin stock, (6) assets if the granting of a security interest in such asset would be prohibited by the organizational or governance documents of any person or would trigger termination pursuant to any “change of control” or similar provision (and such provision is not capable of waiver by Parent or its subsidiaries) and (7) assets in circumstances where the cost, burden or consequences (including adverse tax consequences) of obtaining or perfecting a security interest in such assets, as reasonably determined by the arranger, is excessive in relation to the practical benefit afforded thereby, or if the granting of a security interest in such asset would be prohibited by contract (except to the extent such prohibition is overridden by UCC Section 9-408 or other applicable law) or applicable law.

Delivery of deposit account control agreements, securities account control agreements, mortgages in respect of fee-owned property and leaseholds and satisfactory commitments for title insurance (in each case, to the extent required under the loan documents) will not be required on the closing date if the borrower has used commercially reasonable efforts to deliver those items. Such control agreements, mortgages and title insurance and any other liens, pledges and/or mortgages that are not governed by the Uniform Commercial Code and that the arranger determines are not material in the aggregate will be provided within a reasonable period following the closing date to be determined with the consent of the arranger.

Representation and Warranties; Covenants.  The senior secured credit facilities will contain representations and warranties and affirmative and negative covenants that are usual and customary for financings of this kind, including, among other things, restrictions on (1) indebtedness, (2) liens, (3) negative pledges, (4) certain restricted payments such as dividends and other distributions, redemptions and certain payments in respect of certain subordinated indebtedness (including the Notes) and certain other indebtedness, (5) restrictions on subsidiary distributions, (6) investments, (7) mergers and acquisitions, (8) sales of assets, (9) sales and leasebacks, (10) capital expenditures, (11) transactions with affiliates, (12) conduct of business, (13) activities of Parent, and (14) amendments and waivers of organizational documents, junior indebtedness (including the Notes) and other material agreements. The affirmative and negative covenants will include exceptions and baskets usual and customary for transactions of this type and others to be mutually agreed upon.

Financial covenants will include a minimum cash interest coverage ratio and a maximum total leverage ratio (net of specified unrestricted cash) with the ability to cure breaches thereof by the contribution of additional equity to the Parent and the borrower within certain limitations..

Events of Default.  The senior secured facilities will also include events of default usual and customary for financings of this kind (including a change of control default), with customary grace periods, where applicable.

Mezzanine Debt Financing

General.  GS Mezzanine (and possibly certain other affiliates of The Goldman Sachs Group, Inc.) will purchase the OpCo Notes from the Company and the HoldCo Notes from Parent. The Notes will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”) and may not be offered in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act.

No alternative financing arrangements or alternative financing plans have been made in the event that the Notes are not purchased as anticipated.

Closing Payments.  Purchasers of Notes will receive a closing payment in the amount of 3.00% of the initial principal amount of the OpCo Notes and the HoldCo Notes, respectively, so purchased, payable as a reduction of the purchase price.

Interest.  The OpCo Notes will bear interest at an annual rate equal to the greater of a specified fixed rate or a fixed rate calculated with reference to 4-year Eurodollar swap rate in effect on the day prior to closing. Interest on the OpCo Notes will be payable quarterly in arrears, in cash.

The HoldCo Notes will bear interest at an annual fixed rate equal to the rate per annum at which the OpCo Notes bear interest plus a specified margin. Interest on the HoldCo Notes will be payable quarterly in arrears, in cash, except that during the first five years after closing, Parent will have the option to capitalize all of the accrued and unpaid interest and add it to principal in lieu of paying that interest in cash.

Maturity.  The OpCo Notes will mature 10 years after closing. The HoldCo Notes will mature 10 1/2 years after closing.

Redemption.  The OpCo Notes may be voluntarily redeemed at any time after the 5th anniversary of the closing date and the HoldCo Notes may be voluntarily redeemed at any time after the 4th anniversary of the closing date, in each case upon payment of certain specified redemption premiums. Voluntary redemption prior to those dates will require the payment of a make-whole premium. The Notes are also subject to a change of control provision.

In addition, prior to the 3rd anniversary of the closing date, up to 35% of the OpCo Notes and 35% of the HoldCo Notes may be voluntarily redeemed with the proceeds of a public offering of equity securities of or an equity contribution to Parent or any parent of Parent upon payment of certain specified redemption premiums.

After the fifth anniversary of the closing date, Parent shall make cash payments of accrued original issue discount (as determined for U.S. federal income purposes) on the HoldCo Notes (including interest accrued since the closing date that was capitalized and added to the principal amount of the HoldCo Notes) at such times and in such amounts as are necessary so that the HoldCo Notes will not have “significant original issue discount” and thus will not be treated as “applicable high yield discount obligations” within the meaning of Section 163(i) of the Internal Revenue Code. Any such payments that constitute payments of principal or capitalized interest will not be accompanied by the payment of the then applicable premium thereon.

Ranking; Subordination.  The OpCo Notes will be subordinated to senior indebtedness pursuant to subordination provisions usual and customary for comparable high-yield debt transactions of similar size. The HoldCo Notes will be unsubordinated senior obligations.

Guarantors.  The OpCo Notes will be guaranteed by the guarantors of the senior secured credit facilities. The guarantees will be subordinated to the guarantees of the senior credit facilities in the same manner as the OpCo Notes are subordinated to the senior credit facilities. The HoldCo Notes will not be guaranteed.

Security.  The Notes will be unsecured.

Representations and Warranties; Covenants.  The documentation for the Notes will contain representations and warranties and affirmative and negative covenants that are usual and customary for similar high-yield debt transactions of similar size, including, among other things, restrictions on (1) indebtedness, (2) dividends, investments and other restricted payments, (3) affiliate transactions, (4) change of business, (5) liens, (6) negative pledges, (7) mergers, consolidations and asset sales, and (8) dividend and other payment restrictions affecting restricted subsidiaries.

The affirmative and negative covenants will include exceptions and baskets usual and customary for similar high-yield debt transactions of similar size and others described or referred to in the commitment letter, some of which are to be mutually agreed upon. There will be no financial maintenance covenants.

Events of Default.  The documentation for the Notes will include events of default usual and customary for comparable high-yield debt transactions of similar size, subject to grace periods, notice and thresholds customary for high-yield debt transactions.

Guarantee; Remedies

In connection with the merger agreement, Bain has agreed to guarantee the due and punctual performance and discharge of certain of the payment obligations of Parent and Merger Sub under the merger agreement, up to a maximum amount of the termination fee of $66.0 million. The guarantee will remain in full force and effect until the earlier of (i) the effective time of the merger, (ii) the termination of the merger agreement under circumstances in which Parent and Merger Sub would not be obligated to pay the termination fee, and (iii) if the merger agreement is terminated under circumstances giving rise to a payment obligation of Parent or Merger Sub, the date six months after the date of such termination if no claim has been made by the Company under the guarantee related to such obligation as of such date, or, if the Company has made a claim under the guarantee that remains unresolved as of such date, the date on which such claim is resolved.

We cannot seek specific performance to require Parent and Merger Sub to complete the merger, and our exclusive remedy for the failure of Parent and Merger Sub to complete the merger is the termination fee described above payable to us in the circumstances described under “The Merger Agreement — Termination Fees.”

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors, Bright Horizons’ stockholders should be aware that certain of Bright Horizons’ directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of Bright Horizons’ stockholders generally. Mses. Mason and Tocio and Messrs. Brown and Lissy previously expressed interest to the board of directors in investing in the surviving corporation, subject to the agreement of such surviving corporation. Mr. Bekenstein is a managing director of Bain Capital Investors, an affiliate of Bain Capital. As such, together with the other managing directors of Bain Capital Investors, he shares responsibility for making investment decisions on behalf of Bain, and after the closing of the merger, will have an indirect interest in the surviving corporation. The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

Bright Horizons Equity Compensation and Bonus Plans

Except as described below under “— New Arrangements with the Surviving Corporation After Closing”, upon the consummation of the merger, all of our equity compensation awards (including our awards held by executive officers and directors) will be subject to the following treatment, except as otherwise agreed by a holder or participant and Parent:

•	all unvested stock options will vest and all stock options will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding options multiplied by the amount by which $48.25 exceeds the option exercise price;

•	all restricted shares will vest and be cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted shares multiplied by $48.25; and

•	all restricted share units will be converted into shares of Bright Horizons Common Stock immediately prior to the merger and such shares shall be cancelled upon consummation of the merger and converted into the right to receive a cash payment equal to the number of shares multiplied by $48.25.

See “The Merger Agreement — Treatment of Options and Other Awards” and “The Merger Agreement — Employee Benefits” for a more complete discussion of the treatment of these plans and awards.

All of the preceding cash payments will be without interest and subject to applicable withholding taxes.

The table below sets forth, as of March 10, 2008 (for each of our executive officers and directors, and our executive officers and directors together as a group): (a) the number of stock options held by such person, including unvested stock options that will vest upon the consummation of the merger, (b) the cash payment that may be made in respect of the foregoing employee stock options upon the consummation of the merger, (c) the aggregate number of restricted shares that will vest upon consummation of the merger, (d) the aggregate cash payment that will be made in respect of the foregoing restricted shares upon the consummation of the merger, (e) the aggregate number of restricted share units held by such person, (f) the aggregate cash payment that will be made in respect of the foregoing restricted share units, (g) the cash payment that will be made in respect of all other shares owned by such person (as such shares are reflected in the table on page 83 of this proxy statement, but excluding stock options, restricted shares and restricted share units) upon consummation of the merger, and (h) the total cash payment such person will receive in respect of all payments described in this table if the merger is consummated (in all cases before applicable withholding taxes).

	Vested and Unvested		Unvested				Cash Payment for
	Stock Options		Restricted Shares		Restricted Share Units		Other Beneficially	Total Cash
Name	Number	Cash Payment(1)	Number	Cash Payment	Number	Cash Payment	Owned Shares	Payment(1)

David H. Lissy	225,932	$5,391,772	10,260	$495,045	—	—	$5,129,072	$11,015,888
Mary Ann Tocio	240,113	$6,933,861	24,775	$1,195,394	—	—	$2,280,778	$10,410,032
Stephen I. Dreier	53,071	$1,532,042	15,850	$764,763	—	—	$1,714,564	$4,011,368
Elizabeth J. Boland	47,437	$1,002,433	24,800	$1,196,600	—	—	$1,719,437	$3,918,470
Linda A. Mason(2)	21,600	$260,368	800	$38,600	—	—	$3,174,078	$3,473,046
Roger H. Brown(2)	45,480	$1,467,799	—	—	275	$13,269	$1,425,981	$2,907,048
Joshua Bekenstein	28,000	$846,295	—	—	275	$13,269	$1,004,179	$1,863,743
Fred K. Foulkes	28,000	$846,295	—	—	275	$13,269	$887,897	$1,747,460
Marguerite Kondracke	6,000	$68,120	—	—	275	$13,269	$1,544,000	$1,625,389
Ian M. Rolland	28,000	$846,295	—	—	275	$13,269	$96,500	$956,064
JoAnne Brandes	24,000	$696,545	—	—	275	$13,269	$86,850	$796,664
Sara Lawrence-Lightfoot	23,000	$659,108	—	—	275	$13,269	$76,235	$748,611
E. Townes Duncan	8,667	$136,974	—	—	275	$13,269	$266,340	$416,583
David Gergen	16,000	$306,920	—	—	275	$13,269	$12,063	$332,251
Danroy T. Henry, Sr.	9,400	$115,738	2,400	$115,800	—	—	—	$231,538
Gabrielle Greene	7,000	$38,000	—	—	132	$6,369	—	$44,369
Total of all executive officers and directors (16 persons)	811,700	$21,148,563	78,885	$3,806,201	2,607	$125,788	$19,417,971	$44,498,524

(1)	Amounts reflect the payments that would be received if such officers and directors were to receive the merger consideration for all equity held by such officers and directors and do not exclude amounts such officers may, subject to Parent’s agreement, which may be withheld in Parent’s sole discretion, reinvest and/or roll over, as described in “— New Arrangements with the Surviving Corporation After Closing” on page 58 of this proxy statement.

(2)	The numbers of options, restricted shares, restricted share units and other beneficially owned securities shown for Ms. Mason and Mr. Brown, who are married, do not reflect joint ownership or shared investment or voting authority with respect to the listed securities. Taken together, both Ms. Mason and Mr. Brown have joint ownership and/or shared investment or voting authority over the following:

•	67,080 vested and unvested stock options, in respect of which a total cash payment of $1,728,167 will be received;

•	800 restricted shares, in respect of which a total cash payment of $38,600 will be received;

•	275 restricted share units, in respect of which a total cash payment of $13,269 will be received; and

•	95,338 other beneficially owned shares, in respect of which a total cash payment of $4,600,059 will be received.

The total cash payment to be received by Ms. Mason and Mr. Brown together in respect of these securities will be $6,380,094.

New Arrangements with the Surviving Corporation After Closing

As described under the “Background of the Merger” section beginning on page 18 of this proxy statement, early in the special committee’s review of strategic alternatives, the special committee prohibited members of the Company’s management from engaging in any discussion or negotiations with any potential purchaser regarding their post-closing employment, compensation, employee benefits or equity ownership of the surviving entity in any transaction. Following the expiration of the go-shop period on March 15, 2008, the special committee authorized Mr. Lissy to commence discussions on behalf of the Interested Directors (other than Mr. Bekenstein) and the Company’s management team with Bain regarding such matters. Bain has informed the Company that it expects shortly to begin discussions with Mr. Lissy, on behalf of the Interested Directors (other than Mr. Bekenstein) and the Company’s management team with respect to such matters. Bain intends to cause Parent to seek to retain members of the Company’s existing management team with the surviving corporation after the merger is completed, and expects to offer to the Company’s management team salaries and bonuses generally consistent with their pre-closing employment compensation packages. In addition, Bain has informed the Company that it intends to cause Parent to establish an equity-based incentive compensation program for certain employees of the surviving corporation and that it expects that the Company’s management team would be participants in such program. Bain has also informed the Company that it may cause Parent to offer the Interested Directors (other than Mr. Bekenstein) and the executive officers of the Company the opportunity to exchange a portion of their Bright Horizons Common Stock or options for, or to invest a portion of the cash merger consideration they receive in the merger in, equity of Parent at the same valuation at which Bain will invest in Parent. As of the date of the filing of this proxy statement, however, there are no agreements and have been no discussions regarding any such matters between Parent or Bain, on the one hand, and any Interested Director (other than Mr. Bekenstein) or executive officer of the Company, on the other hand.

Bright Horizons Director Compensation Arrangements and Other Interests

As of March 10, 2008, our non-executive directors held options to purchase an aggregate of 214,147 shares of Bright Horizons Common Stock (or 235,747 shares, if Roger H. Brown’s joint beneficial ownership of options owned primarily by Linda A. Mason, his wife, is included) at a weighted average exercise price of $20.64 per share (or $22.07 per share, if Mr. Brown’s joint beneficial ownership of options owned primarily by Ms. Mason is included), and an aggregate of 2,607 restricted shares and restricted share units (or 3,407 restricted shares and restricted share units, if Mr. Brown’s joint beneficial ownership of restricted shares owned primarily by Ms. Mason is included). As with our other employees generally, the vesting of these awards will be accelerated in connection with the merger and these awards will be cancelled and converted into the right to receive the merger consideration or otherwise be cashed out as described elsewhere in this proxy statement. The aggregate cash payment that will be made to these directors in respect of restricted shares, restricted share units and options upon the consummation of the merger is anticipated to be approximately $6,038,138 (or $6,337,106, if Mr. Brown’s joint beneficial ownership of restricted shares and options owned primarily by Ms. Mason is included), based on a cash merger consideration of $48.25 per share. Additionally, these directors will receive an aggregate cash payment in respect of their other beneficially owned shares of Bright Horizons Common Stock in the amount of $5,400,044 (or $8,574,122, if Mr. Brown’s joint beneficial ownership of other beneficially owned shares owned primarily by Ms. Mason is included). The Chair of the special committee will receive remuneration in the amount of $125,000, plus expenses, in consideration of her acting in such capacity, and each other member of the special committee will receive remuneration in the amount of $100,000, plus expenses, in consideration of his acting in such capacity. The members of the board of directors (excluding Mr. Bekenstein, Mr. Brown, Mr. Lissy, Ms. Mason and Ms. Tocio) are independent of and have no economic interest or expectancy of an economic interest in Parent or its affiliates, and will not retain an economic interest in the surviving corporation or Parent following the merger.

Indemnification and Insurance

The surviving corporation has agreed to indemnify, to the greatest extent permitted by law, each of our present and former directors and executive officers against all expenses, losses and liabilities (and to comply with all of our obligations to advance funds for expenses) incurred in connection with any claim, proceeding or investigation arising out of any act or omission in their capacity as an officer or director occurring on or before the closing date of the merger.

The merger agreement requires that we purchase, and that following the closing date of the merger the surviving corporation maintain, “tail coverage” directors’ and officers’ liability insurance policies in an amount and scope at least as favorable as the Company’s existing policies and with a claims period of at least six years from the closing date of the merger for claims arising from facts or events that occurred on or prior to the closing date. If the annual premiums of insurance coverage exceed 300% of our current annual premium, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding 300% of the current annual premium paid by us.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of the material U.S. federal income tax consequences of the merger to holders of Bright Horizons Common Stock whose shares of Bright Horizons Common Stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Bright Horizons Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Bright Horizons Common Stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding Bright Horizons Common Stock should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners who hold shares of Bright Horizons Common Stock as capital assets, and may not apply to shares of Bright Horizons Common Stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, directly or indirectly, in Parent after the merger, or certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar, or stockholders who hold Bright Horizons Common Stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of restricted shares, restricted share units or options to purchase shares of Bright Horizons Common Stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address any aspect of state, local or foreign tax laws.

U.S. Holders

The exchange of shares of Bright Horizons Common Stock for cash in the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Bright Horizons Common Stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the stockholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that the stockholder’s holding period for such shares is more than 12 months at the time of the consummation of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup withholding of tax at the rate of 28% may apply to cash payments received by a non-corporate stockholder in the merger, unless the stockholder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with the backup withholding rules. Each U.S. holder under penalties of perjury should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will be allowable as a refund or a credit against such holder’s federal income tax liability, if any, provided the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	Bright Horizons is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of Bright Horizons’ Common Stock at any time during the five years preceding the merger.

An individual non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will generally be subject to tax on its net gain in the same manner as if it were a U.S. holder and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

Bright Horizons believes that it is not and has not been a “United States real property holding corporation” for U.S. federal income tax purposes.

Backup withholding of tax at the rate of 28% may apply to the cash payments made to a non-corporate non-U.S. holder in the merger, unless the stockholder or other payee certifies under penalty of perjury that it is a non-U.S. holder in the manner described in the letter of transmittal and otherwise complies with the backup withholding rules or otherwise establishes an exemption in a manner satisfactory to the paying agent. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. Cash payments made pursuant to the merger will also be subject to information reporting, unless an exemption applies.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of restricted shares, restricted share units or options to purchase shares of Bright Horizons Common Stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Certain Relationships Between Parent and Bright Horizons

There are no material relationships between Parent and Merger Sub or any of their respective affiliates, on the one hand, and Bright Horizons or any of its affiliates, on the other hand, other than in respect of the merger agreement and those arrangements described above under “— Background of the Merger” and “— Interests of the Company’s Directors and Executive Officers in the Merger.”

Litigation Related to the Merger

Subsequent to the announcement of the merger agreement, Bright Horizons, its directors, and Bain Capital were named as defendants in putative class action lawsuits filed in Massachusetts state court and captioned Aaron Solomon, on behalf of himself and all others similarly situated, v. Bright Horizons Family Solutions, Inc., et al., Middlesex County Superior Court, No. 08-0214 (filed January 15, 2008), and William Smith, individually and on behalf of all other similarly situated shareholders, v. Bright Horizons Family Solutions, Inc., et al., Middlesex County Superior Court, No. 08-0467 (filed January 31, 2008). On February 26, 2008, the Massachusetts state court consolidated these lawsuits into a single action. The lawsuits allege, among other things, that the merger is the product of a flawed process and that the consideration to be paid to the Company’s stockholders is unfair and inadequate. The lawsuits further allege that the Company’s directors breached their fiduciary duties by, among other things, ignoring certain alleged conflicts of interest of one of the financial advisors to the special committee, taking steps to avoid a competitive bidding process, and improperly favoring a merger over other potential transactions. The lawsuits further allege that Bain Capital aided and abetted the directors’ alleged breach of their fiduciary duties. The lawsuits seek, among other things, class certification, injunctive relief to prevent the consummation of the merger, and monetary relief. Bright Horizons believes these claims are without merit and intends to defend any claims raised in the lawsuits vigorously.

Fees and Expenses of the Merger

We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial, legal, accounting and tax advisory fees, SEC filing fees and other related charges, totaling approximately $[ • ] million. This amount includes the following estimated fees and expenses:

	Amount to
Description	be Paid

SEC filing fee		$51,670
Printing, proxy solicitation and mailing expenses		$110,000
Financial, legal, accounting and tax advisory fees and expenses	$	[ • ]
Miscellaneous expenses	$	[ • ]
Total	$	[ • ]

THE MERGER AGREEMENT
(PROPOSAL NO. 1)

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” below.

The Merger

The merger agreement provides for the merger of Merger Sub with and into Bright Horizons upon the terms, and subject to the conditions, of the merger agreement. The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). We expect to complete the merger on the latest of (i) 31 days after Parent receives the unaudited financial statements of Bright Horizons for the three-month period ended on March 31, 2008, audited financial statements of Bright Horizons for fiscal year 2007 and certain other financial information (provided that if Bright Horizons’ financial condition and results of operations as reflected in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, differs materially and adversely from the results reflected in the unaudited financials for such period, then such 31-day period shall commence upon the filing of such Quarterly Report on Form 10-Q with the SEC); (ii) May 30, 2008 (provided that Parent may specify an earlier date for closing upon two business days’ prior notice to Bright Horizons); or (iii) the date following the satisfaction of all conditions set forth in the merger agreement to Parent and Merger Sub’s obligations to complete the merger.

As the surviving corporation, Bright Horizons will continue to exist following the merger. Upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and the officers of Bright Horizons will be the initial officers of the surviving corporation. All surviving corporation officers will hold their positions until their successors are duly elected and qualified or until the earlier of their resignation or removal.

We, Parent or Merger Sub may terminate the merger agreement prior to the consummation of the merger in some circumstances, whether before or after the approval of the merger agreement by stockholders. Additional details on termination of the merger agreement are described in “— Termination of the Merger Agreement.”

Merger Consideration

Each share of Bright Horizons Common Stock issued and outstanding immediately before the merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $48.25 in cash, without interest and less any applicable withholding taxes, other than:

•	shares held in treasury or owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or Bright Horizons, which will be cancelled; and

•	shares held by holders who have properly demanded and perfected their appraisal rights.

After the merger is effective, each holder of a certificate representing any shares of Bright Horizons Common Stock (other than shares for which appraisal rights have been properly demanded and perfected) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. See “Appraisal Rights.”

Treatment of Options, Restricted Shares, Restricted Share Units and Other Awards

Upon the consummation of the merger, except as otherwise agreed by the holder and Parent, all outstanding options to acquire Bright Horizons Common Stock under the Company’s equity incentive plans will become fully vested and immediately exercisable and each such option (other than certain such options held by certain Rollover Holders) not exercised prior to the merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Bright Horizons Common Stock underlying the option multiplied by the amount by which $48.25 exceeds the exercise price for each share of Bright Horizons Common Stock underlying the option, without interest and less any applicable withholding taxes. Except as otherwise agreed by the holder and Parent, all restricted shares will, upon the consummation of the merger, vest and be cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted shares multiplied by $48.25, without interest and less any applicable withholding taxes. Additionally, all restricted share units will be converted into shares of Bright Horizons Common Stock immediately prior to the merger and such shares shall be cancelled upon consummation of the merger and converted into the right to receive a cash payment equal to the number of shares multiplied by $48.25, without interest and less any applicable withholding taxes. Certain options held by certain of the Rollover Holders that are not exercised prior to consummation of the merger will be converted into options for shares of common stock of the surviving corporation. In addition, certain of the Rollover Holders may elect to exchange certain unrestricted shares of Bright Horizons Common Stock for shares of common stock of the surviving corporation.

The effect of the merger upon our stock purchase and certain other employee benefit plans is described below under “— Employee Benefits.”

Payment for the Shares

Before the merger, Parent will designate a paying agent reasonably satisfactory to Bright Horizons to make payment of the merger consideration as described above. Immediately after the effective time of the merger, Parent shall deposit, or Parent shall cause the surviving corporation to deposit, in trust with the paying agent the funds appropriate to pay the merger consideration to the stockholders.

Upon the consummation of the merger and the settlement of transfers that occurred prior to the effective time, we will close our stock ledger. After that time, there will be no further transfer of shares of Bright Horizons Common Stock.

As promptly as practicable after the consummation of the merger, Parent will send, or cause the paying agent to send, you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. The paying agent will pay you your merger consideration after you have (1) surrendered your certificates to the paying agent and (2) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. Parent or the surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within twelve (12) months following the effective time of the merger, such cash will be returned to Parent upon demand subject to any applicable unclaimed property laws. Any holders of Bright Horizons Common Stock or other securities convertible for cash consideration pursuant to the Merger Agreement that have not complied with the exchange procedure shall look solely to Parent for, and Parent shall remain liable for, payment of their claim for merger consideration after remaining cash is returned to Parent by the paying agent. Any unclaimed amounts remaining immediately prior to when such amounts would escheat to or become property of any governmental authority will be returned to Parent free and clear of any prior claims or interest thereto.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the paying agent’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the paying agent or surviving corporation, post a bond in an amount that the surviving corporation or the paying agent reasonably directs as indemnity against any claim that may be made against it in respect of the certificate.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

In the merger agreement, Bright Horizons, Parent and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform its respective obligations under, and enforceability of, the merger agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	the absence of litigation;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws and judgments;

•	finder’s or broker’s fees; and

•	information supplied for inclusion in this proxy statement.

In the merger agreement, each of Parent and Merger Sub also made representations and warranties relating to the availability of the funds necessary to perform its obligations under the merger agreement.

Bright Horizons also made representations and warranties relating to, among other things:

•	capital structure;

•	compliance with applicable laws;

•	documents filed with the SEC;

•	accuracy of financial statements;

•	undisclosed liabilities;

•	absence of certain changes or events since December 31, 2006;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;

•	labor relations and employment-related matters;

•	real property interests;

•	intellectual property rights;

•	tax matters;

•	environmental matters;

•	material contracts;

•	insurance; and

•	approvals by our Board and the special committee of the fairness of the merger.

Many of Bright Horizons’ representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” for Bright Horizons is defined to mean any event, circumstance, change or effect that (x) is, or would be reasonably likely to be, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of Bright Horizons and its subsidiaries, taken as a whole, or (y) would prevent the consummation of the merger, other than (i) any circumstance, change or effect resulting from or relating to (A) a change in general economic, political or financial market conditions, including interest or exchange rates, (B) a change in the industries, or in the business conditions in the geographic regions, in which Bright Horizons and its subsidiaries operate, including, but not limited to, a change in general economic conditions that affect the industries in which the Bright Horizons and its subsidiaries conduct their business, (C) any change in accounting requirements or principles required by changes in generally accepted accounting principles (or the interpretation thereof) or required by any change in applicable laws (or the interpretation thereof), (D) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any law after the date of the merger agreement, (E) any acts of terrorism or war or any weather related event, fire or natural disaster or any escalation thereof, (F) the announcement of the merger agreement or the pendency or consummation of the merger, including the impact thereof on relationships with current and prospective clients, employer partners, vendors, suppliers and employees, (G) the identity of Parent or any of its affiliates as the acquiror of Bright Horizons or any facts or circumstances concerning Parent or any of its affiliates, or (H) compliance with the terms of, the taking of any action required by or the failure to take any action prohibited by the merger agreement or consented to by Parent, except, in the cases of the foregoing clauses (A), (B), (D) and (E), to the extent such event, circumstance, change or effect would have a materially disproportionate impact on Bright Horizons and its subsidiaries, taken as a whole, compared to other persons in the industries in which Bright Horizons and its subsidiaries conduct their business after taking into account the size of Bright Horizons relative to that of such other persons; (ii) any failure to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period or a decline in the price or trading volume of Bright Horizons Common Stock (provided that the underlying causes of such failure shall be considered in determining whether there is a material adverse effect on Bright Horizons); or (iii) any legal actions, challenges or investigations relating to the merger agreement or the merger made or brought by any of the current or former stockholders of Bright Horizons (on their own behalf or on behalf of Bright Horizons) resulting from, relating to or arising out of the merger agreement or the merger.

Conduct of Business Pending the Merger

We have agreed in the merger agreement that, until the consummation of the merger, except as expressly consented to in writing by Parent, we will use our reasonable best efforts to, and to cause each of our subsidiaries to:

•	conduct our business in the ordinary course in a manner consistent with past practice; and

•	preserve substantially intact our business organizations and capital structures, maintain in effect all material permits that are required to carry on our business, keep available the services of our present officers and key employees and maintain our relationships with providers, suppliers and others with which we have significant business relationships.

We have also agreed that, until the consummation of the merger, except as expressly contemplated or permitted by the merger agreement or consented to in writing by Parent, we will not, and will not permit any of our subsidiaries to:

•	adopt any change in our organizational or governing documents;

•	issue or sell any of our common stock or any options, warrants, convertible securities or other rights to acquire shares of our capital stock;

•	declare, set aside, make or pay any dividend or other distribution in respect of our capital stock other than dividends or other distributions by any of our wholly owned subsidiaries to Bright Horizons or any of our other wholly owned subsidiaries;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, any our capital stock or that of our subsidiaries;

•	(i) make any acquisitions (by merger, consolidation, acquisition of stock or assets or any other form of business combination) of any corporation, partnership or other business organization, other than certain enumerated exceptions for currently planned acquisitions; (ii) except for borrowings under existing credit facilities, incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse the indebtedness or obligations of any third party; (iii) enter into or amend any material contract other than in the ordinary course of business consistent with past practice; (iv) with respect to any fiscal quarter, authorize or make any commitment with respect to capital expenditures for such quarter that in the aggregate exceed by 10% the aggregate amount of the capital expenditures budget of Bright Horizons and its subsidiaries for such; or (v) incur any material lien, other than a permitted lien, on any of our material assets;

•	(i) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except for increases in cash compensation of officers and employees in the ordinary course of business consistent with past practice; (ii) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance or other agreement or transaction with, any current or former director, officer or other employee of Bright Horizons or any of its subsidiaries; (iii) establish, adopt, enter into, terminate or amend any collective bargaining agreement or employee benefit plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be an employee benefit plan or a collective bargaining agreement if it were in existence as of the date of the merger agreement, for the benefit of any director, officer or employee except as required by law; or (iv) loan or advance any money or other property to any current or former director, officer or employee of Bright Horizons or any of its subsidiaries, except, in the case of the matters described in clauses (i) and (ii), (x) in connection with the hiring of new employees who are not directors or executive officers in the ordinary course of business and (y) in connection with the promotion of employees who are not directors or executive officers (and who will not be directors or executive officers after such promotion) in the ordinary course of business;

•	other than in the ordinary course of business or except as required by applicable law, make, change or rescind any material tax election, file any amended tax return, enter into any closing agreement relating to taxes, waive or extend the statute of limitations in respect of taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business) or settle or compromise any material income tax liability;

•	make any change to our methods of accounting, except as required by changes in generally accepted accounting principles or in applicable law;

•	fail to maintain in full force and effect the existing insurance policies covering Bright Horizons and its subsidiaries and their respective properties, assets and businesses;

•	settle any legal action, other than settlements (x) involving not more than $5,000,000 in the aggregate (net of insurance proceeds) and that do not impose any material restrictions on the business or operations of Bright Horizons or its subsidiaries or (y) that do not involve any holder or group of holders of Bright Horizons’ capital stock; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Efforts to Complete the Merger

Subject to the terms and conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents, and to do or cause to be done all things necessary, proper or advisable to consummate the merger, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all governmental authorities or other persons. The parties have also agreed to make an appropriate filing pursuant to the HSR Act with respect to the merger and to supply as promptly as practicable to the appropriate governmental authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

In no event, however, will any party to the merger agreement be required to make any payments or incur any other liabilities to any third party (other than a governmental authority) from whom approval of or consent to the merger agreement or the merger is sought, and Bright Horizons may not make any such payments, even if not required, without the prior written consent of Parent.

Parent has agreed to use its reasonable best efforts to arrange the debt financing to fund the proposed merger and related transactions contemplated by the debt financing commitments executed in connection with the merger agreement and to cause its financing sources to fund the financing required to consummate the proposed merger. Bright Horizons has agreed to cooperate in connection with the financing. See “Special Factors — Financing of the Merger” for a description of the financing arranged by Parent to fund the proposed merger and related transactions.

Parent has also agreed to use its reasonable best efforts to arrange alternative debt financing on terms not materially less favorable to Parent than those contemplated by the financing commitments (as determined in the reasonable business judgment of Parent) in the event any portion of such debt financing becomes unavailable.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of all outstanding shares of Bright Horizons Common Stock;

•	no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other statute, law, rule, legal restraint or prohibition shall be in effect preventing the merger; and

•	any applicable waiting period (and any extension thereof) under the HSR Act, and any additional approvals, authorizations, filings and notifications required under any other applicable antitrust, competition or trade regulation law, shall have expired or been terminated.

Conditions to Parent’s and Merger Sub’s Obligations.  The obligation of Parent and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties made by us in the merger agreement with respect to our share capital structure shall be true and correct as of the effective time of the merger as though made at and as of such time, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, give rise to damages, losses, costs and expenses in excess of $1.5 million in the aggregate;

•	the representations and warranties made by us in the merger agreement with respect to our capital lease obligations shall be true and correct as of the date of the merger agreement, and the representation and warranties made by us in the merger agreement with respect to liability under benefit plans and finder’s or broker’s fees shall be true and correct as of the effective time of the merger as though made at and as of such time, in each case except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, give rise to damages, losses, costs and expenses in excess of $10.0 million in the aggregate;

•	the representations and warranties made by us in the merger agreement with respect to the terms of the debt financing and the lack of any event that has had or would reasonably be likely to have a “material adverse effect” on us and our subsidiaries since December 31, 2006 shall be true and correct as of the effective time of the merger as though made at and as of such time;

•	all other representations and warranties made by us in the merger agreement must be true and correct as of the effective time of the merger as if made at and as of such time (without giving effect to any qualification as to “material adverse effect” set forth in such representations and warranties), except where the failure to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on us; provided that any representations made by us as of a specific date need only be so true and correct (subject to such qualifications) as of the date made;

•	we must have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by us on or prior to the effective time of the merger;

•	since the date of the merger agreement, no event, circumstance, change or effect shall have occurred or come to exist which has had or would be reasonably likely to have a “material adverse effect” on us and our subsidiaries;

•	we must deliver to Parent a properly completed and executed certificate to the effect that Bright Horizons Common Stock is not a U.S. real property interest; and

•	we must deliver to Parent and Merger Sub at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.

Conditions to Bright Horizons’ Obligations.  Our obligation to complete the merger is subject to the satisfaction or waiver of the following further conditions:

•	the representations and warranties made by Parent and Merger Sub in the merger agreement that are qualified as to materiality must be true and correct as of the effective time of the merger as if made at and as of such time and those which are not so qualified must be true and correct in all material respects as of the effective time of the merger as if made at and as of such time, except where the failure of such representations and warranties to be so true would not prevent consummation of the merger; provided that any representations made by Parent and Merger Sub as of a specific date need only be so true and correct as of the date made;

•	Parent and Merger Sub must have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by them on or prior to the effective time of the merger; and

•	Parent’s and Merger Sub’s delivery to us at closing of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.

If a failure to satisfy one of these conditions to the merger is not considered by our board of directors to be material to our stockholders, the board of directors (acting through the special committee or otherwise) could waive compliance with that condition. Our board of directors is not aware of any condition to the merger that cannot be satisfied. Under Delaware law, after the merger agreement has been adopted by our stockholders, the merger consideration cannot be changed and the merger agreement cannot be altered in a manner adverse to our stockholders without re-submitting the revisions to our stockholders for their approval.

Restrictions on Solicitations of Other Offers

The merger agreement provides that, until 12:01 a.m., New York City time, on March 15, 2008, we were permitted to:

•	initiate, solicit, facilitate and encourage any acquisition proposal for us (including by way of providing information), provided that we are required to make available promptly to Parent and Merger Sub any material non-public information concerning us or our subsidiaries that is provided to any person given such access which was not previously made available to Parent and Merger Sub; and

•	enter into and maintain or continue discussions or negotiations concerning an acquisition proposal for us or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

From and after 12:01 a.m., New York City time, on March 15, 2008, we have agreed not to:

•	solicit, knowingly facilitate or knowingly encourage or initiate any inquiries or the implementation or submission of any acquisition proposal; or

•	initiate or participate in any way in discussions or negotiations regarding, or furnish or disclose to any person any information in connection with any acquisition proposal.

Notwithstanding the commencement of the foregoing restrictions at 12:01 a.m., New York City time, on March 15, 2008, we may continue to engage in the activities restricted thereby with respect to an acquisition proposal from any party submitted prior to such time, including with respect to any amended or revised proposal submitted by such party at or after such time. Furthermore, at any time prior to the approval of the merger agreement by our stockholders, we are permitted to engage in discussions or negotiations with, or provide any non-public information to any party to the extent that:

•	we receive from such party an acquisition proposal that is not solicited in violation of the prohibitions described above;

•	our board of directors (acting through the special committee or otherwise) concludes in good faith, after consultation with legal counsel and financial advisors, that the acquisition proposal constitutes or could reasonably be expected to result in a superior proposal; and

•	after consultation with its outside counsel, our board of directors (acting through the special committee or otherwise) determines in good faith that the failure to take such action could violate its fiduciary duties under applicable law.

In such cases, we (i) will not, and will not allow our representatives to, disclose any non-public information to such person without entering into a confidentiality agreement that is no less favorable to us with respect to confidentiality than the confidentiality agreement we entered into with Bain and a customary standstill agreement, and (ii) will promptly notify Parent of the existence of an acquisition proposal from a third party and provide to Parent any non-public information concerning us or our subsidiaries provided to such other person which was not previously provided to Parent.

An “acquisition proposal” means any proposal or offer (including any proposal from or to our stockholders) from any person or group other than Parent or Merger Sub relating to (i) any direct or indirect acquisition, sale or other disposition, in a single transaction or series of transactions, of (A) more than 15% of the fair market value of the assets of us and our subsidiaries, taken as a whole (whether by purchase of assets or acquisition of stock), or (B) more than 15% of any class of our equity securities; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result in any person or group beneficially owning more than 15% of any class of our equity securities; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction involving us.

A “superior proposal” means a written acquisition proposal that (i) relates to more than 50% of the outstanding capital stock or all or substantially all of the assets of us and our subsidiaries taken as a whole, (ii) is on terms that our board of directors determines in good faith (after consultation with its advisors and after taking into account all the terms and conditions of the acquisition proposal) are more favorable to our stockholders than the terms of the merger as reflected in the merger agreement and (iii) our board of directors determines is reasonably capable of being consummated, taking into account all financing, legal and regulatory aspects of the acquisition proposal.

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

Except as set forth below, our board of directors (acting through the special committee or otherwise) shall not, and shall not publicly propose to, (i) withdraw or modify, in a manner adverse to Parent or Merger Sub, its recommendation that the stockholders of the Company adopt the merger agreement; (ii) approve, enter into or recommend any acquisition proposal; or (iii) approve, enter into or recommend any letter of intent, acquisition agreement or similar agreement (other than a confidentiality agreement) with respect to any acquisition proposal.

Notwithstanding the foregoing, prior to the adoption of the merger agreement by our stockholders:

•	in response to the receipt of a written acquisition proposal in connection with which our board of directors (acting through the special committee or otherwise) has not breached the restrictions in the merger agreement, if our board of directors (acting through the special committee or otherwise) (i) determines in good faith (after consultation with its advisors) that such acquisition proposal is a superior proposal and (ii) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to our stockholders under applicable law, then our board of directors (acting through the special committee or otherwise) may approve, enter into or recommend such superior proposal (or any letter of intent, acquisition agreement or similar agreement with respect to such superior proposal) and, in connection with the approval or recommendation of such superior proposal, withdraw or modify its recommendation that the stockholders of the Company adopt the merger agreement; or

•	other than in connection with an acquisition proposal, if our board of directors (acting through the special committee or otherwise) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to our stockholders under applicable law, then our board of directors (acting through the special committee or otherwise) may withdraw or modify its recommendation that the stockholders of the Company adopt the merger agreement.

Prior to or concurrently with entering into any superior proposal or any letter of intent, acquisition agreement, or similar agreement with respect to an acquisition proposal, we are required to terminate the merger agreement and pay to Parent the termination fee as described in further detail below in “— Termination Fees.”

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Bright Horizons and Parent; or

•	by either Bright Horizons or Parent if:

•	the merger is not consummated on or before June 30, 2008 (the “end date”), provided that such right shall not be available to Bright Horizons before the close of business on July 14, 2008, if Parent or Merger Sub has initiated proceedings to seek specific enforcement of the merger agreement and such proceedings are still pending as of June 30;

•	any governmental authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which in either such case has become final and non-appealable and has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger;

•	our stockholders, at the special meeting or at any adjournment thereof, fail to adopt the merger agreement; or

•	prior to our stockholders’ adopting the merger agreement at the special meeting or any adjournment thereof, our board of directors (acting through the special committee or otherwise) enters into a letter or intent, acquisition agreement or similar agreement with respect to an acquisition proposal from a third party, provided that we have complied with our obligations under the merger agreement described under “The Merger Agreement — Restrictions on Solicitations of Other Offers” and “The Merger Agreement — Recommendation Withdrawal/Termination in Connection with a Superior Proposal” beginning on pages 69 and 70, respectively, and provided that we have paid the termination fee owed to Parent as described under “The Merger Agreement — Termination Fees” beginning on page 71; or

•	by Parent or Merger Sub if:

•	we have breached any of our representations, warranties, covenants or agreements under the merger agreement which would give rise to the failure of certain conditions to closing and where that breach is incapable of being cured, or is not cured, on or before June 30, 2008, provided that neither Parent nor Merger Sub is then in breach of the merger agreement so as to cause certain conditions to closing to not be satisfied; or

•	our board of directors or any committee of our board of directors (i) withdraws (or modifies or qualifies in a manner adverse to Parent or Merger Sub) its recommendation that the stockholders of the Company adopt the merger agreement; or (ii) shall have approved or recommended to our stockholders an acquisition proposal for us other than the merger contemplated by the merger agreement, or shall have resolved to effect the foregoing; or

•	by Bright Horizons if:

•	the merger is not consummated within two business days after the delivery by Bright Horizons to Parent of written notice certifying that all conditions to Parent and/or Merger Sub’s obligations to close have been satisfied (provided that all conditions to Parent’ and/or Merger Sub’s obligations to close remain satisfied at the close of business on such second business day); or

•	Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement which would give rise to the failure of certain conditions to closing and where that breach is incapable of being cured, or is not cured, on or before June 30, 2008, provided that Bright Horizons is not in breach of the merger agreement so as to cause the closing conditions relating to Parent and Merger Sub’s obligations to consummate the merger not to be satisfied.

Termination Fees

Payable by Bright Horizons

We have agreed to reimburse Parent’s out-of-pocket fees and expenses, up to a limit of $10.0 million, if either the Company or Parent or Merger Sub terminates the merger agreement because of the failure to receive Company stockholder approval at the special meeting or any adjournment thereof or Parent or Merger Sub terminates the merger agreement due to a material breach of our representations, warranties, covenants or agreements such that the closing conditions would not be satisfied and such breach has not been cured within the specified time.

If we terminate the merger agreement, or the merger agreement is terminated by Parent or Merger Sub under the conditions described in further detail below, we must pay a termination fee at the direction of Parent. The termination fee is $39.0 million unless such termination arises as a result of a superior proposal submitted prior to 12:01 a.m., New York City time, on March 15, 2008, or any amendments or revisions to such a superior proposal made after 12:01 A.M., New York City time, on March 15, 2008, in which case we must pay a fee of $19.5 million.

We must pay a termination fee at the direction of Parent if:

•	either we, on the one hand, or Parent, on the other hand, terminates the merger agreement because it has not closed prior to the end date, provided that:

•	neither Parent nor Merger Sub is in material breach of its representations, warranties or covenants under the merger agreement;

•	at or prior to the termination date, an acquisition proposal involving the purchase of not less than a majority of our outstanding voting securities has been publicly announced or publicly made known and not publicly withdrawn; and

•	within twelve months after such termination, we enter into an agreement with respect to, or consummate, such acquisition proposal;

•	Parent or Merger Sub terminates the merger agreement because (i) our board of directors or any committee of our board of directors withdraws (or modifies or qualifies in a manner adverse to Parent or Merger Sub) its recommendation that our stockholders adopt the merger agreement; or (ii) our board of directors or any committee of our board of directors shall have approved, entered into or recommended to our stockholders an acquisition proposal for us other than the merger contemplated by the merger agreement, or shall have resolved to effect the foregoing;

•	either we, on the one hand, or Parent, on the other hand, terminate the merger agreement, prior to the stockholders meeting, because our board of directors or any committee of our board of directors shall have entered into a superior proposal;

•	Parent or Merger Sub terminates the merger agreement due to a material breach of our representations, warranties, covenants or agreements such that the closing conditions would not be satisfied and such breach has not been cured within the specified time; and

•	prior to the event giving rise to such breach, an acquisition proposal involving the purchase of not less than a majority of our outstanding voting securities has been publicly announced or publicly made known; and

•	within twelve months after such termination, we or any of our subsidiaries enter into an agreement with respect to, or consummate, any acquisition proposal involving the purchase of not less than a majority of our outstanding voting securities (whether or not the same as that originally announced or consummated); or

•	we, on the one hand, or Parent or Merger Sub, on the other hand, terminate the merger agreement because our stockholders, at the special meeting or at any adjournment thereof at which the merger agreement is voted on, fail to adopt the merger agreement, provided that:

•	at or prior to the stockholders meeting, an acquisition proposal involving the purchase of not less than a majority of our outstanding voting securities has been publicly announced or publicly made known and not publicly withdrawn at least two business days prior to the stockholder meeting; and

•	within twelve months after such termination, we or any of our subsidiaries enter into an agreement with respect to, or consummate, such acquisition proposal.

If we are obligated to pay a termination fee either because Parent or Merger Sub terminates the merger agreement due to a material breach by us or because any party terminates the merger agreement due to the failure of our stockholders to adopt the merger agreement, in each case as described above, any amounts previously paid to Parent as expense reimbursement will be credited toward the termination fee amount payable by us.

Payable by Parent

Parent has agreed to pay us a termination fee if:

•	we terminate the merger agreement because the merger has not been consummated within two business days after we provide notice to Parent that, despite the fact that all conditions to Parent and/or Merger Sub’s obligations to close have been satisfied and remain satisfied at the time of termination, or if Parent terminates the merger agreement in circumstances where we would have the foregoing right to terminate the merger agreement, unless the failure of the merger to be completed by the end date is the result of, or caused by, our failure to perform or observe any of our covenants or agreements set forth in the merger agreement and at the time of termination the mutual closing conditions and closing conditions required by Parent and Merger Sub have been satisfied; or

•	we terminate the merger agreement because Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement which would give rise to the failure of certain of the Company’s conditions to closing and where that breach is incapable of cure, or is not cured, within the specified time and at the time of termination no facts exist which would cause the closing conditions to the obligations of Parent and Merger Sub not to be satisfied.

The amount of the termination fee to be paid to us by Parent in either of the previous cases shall be determined as follows:

•	if the proceeds of the debt financing or any alternative financing, as applicable, would be unavailable at closing (other than as a result of either the amounts under the equity funding letter from Bain to Parent not being funded or a breach by Parent or Merger Sub of the commitment letter, alternative financing commitment letter, financing agreements or alternative financing agreements) in accordance with the terms of the commitment letter or the alternative financing commitment letter, as applicable, then Parent shall pay to us, within two business days after such termination, a fee of $39.0 million; or

•	if the proceeds of the debt financing or alternative financing, as applicable, would have been available at closing in accordance with the terms of the commitment letter or the alternative financing commitment letter, as applicable but for either the failure of the equity financing contemplated by the equity funding letter from Bain to Parent to be funded or a material breach by Parent or Merger Sub of the financing covenants of the merger agreement, then we shall be entitled to payment from Parent of an amount equal to $39.0 million plus up to $27.0 million of our aggregate losses, if any, in excess of such amount as a result of Parent’s and Merger Sub’s material breach (including failure to close when all closing conditions have been satisfied) of the merger agreement.

Notwithstanding the foregoing, in no event shall the total liability of Parent and Merger Sub in connection with the failure of the merger to be consummated or otherwise in connection with the merger agreement or the transactions contemplated thereby exceed $66.0 million.

Employee Benefits

Parent has agreed to maintain, or to cause the surviving corporation and its subsidiaries to maintain, for a period commencing at the effective time of the merger and ending on the second anniversary thereof, for each employee employed at the effective time, compensation and employee benefits that in the aggregate are no less favorable than those provided prior to the effective time. The surviving corporation has agreed to recognize the service of such employees with Bright Horizons and/or any of its subsidiaries prior to the consummation of the merger for purposes of eligibility and vesting with respect to any benefit plan, program or arrangement (except for vacation and severance, if applicable), and to use its reasonable best efforts both to waive, or cause its insurance carrier to waive, all limitations as to pre-existing conditions or eligibility limitations and to give effect, for the applicable plan year in which the closing occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, employees under similar plans maintained by us and our subsidiaries immediately prior to the effective time of the merger.

If the merger is consummated, the Bright Horizons Stock Fund will no longer be an investment option in the Bright Horizons Family Solutions, Inc. 401(k) plan or the Bright Horizons Retirement Plan and share equivalents will be converted to cash as with other shares of Bright Horizons Common Stock. The cash will then be invested in another plan investment option and participants will receive information on how to transfer their money to a different option, should they so desire. The Company has provided for pass-through voting rights for those participants who wish to vote the equivalent shares in their Bright Horizons Stock Fund in connection with the merger.

Indemnification and Insurance

For a period of six years following the effective time of the merger, Parent and the surviving corporation shall to the greatest extent permitted by law indemnify and hold harmless (and comply with all of our and our subsidiaries’ existing obligations to advance funds for expenses) the present and former directors and officers of Bright Horizons and each of its subsidiaries against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the effective time as a result of such persons’ having been directors, officers, employees, fiduciaries or agents of Bright Horizons, including, without limitation, the approval of the merger agreement, the merger or the other transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement.

As of the effective time of the merger the surviving corporation shall maintain, a tail policy to the current policy of directors’ and officers’ liability insurance maintained on the date hereof by Bright Horizons (the “Current Policy”), which tail policy shall be effective for a period from the effective time through and including the date six years after the closing date with respect to claims arising from facts or events that existed or occurred prior to or at the effective time, and which tail policy shall contain substantially the same coverage and amount as, and contain terms and conditions no less advantageous, in the aggregate, than the coverage currently provided by the Current Policy; provided, however, that in no event shall the surviving corporation be required to expend annually in excess of 300% of the annual premium currently paid by the Company under the Current Policy; provided, however, that in the event of an expiration, termination or cancellation of such current policies, Parent or the surviving corporation shall be required to obtain as much coverage as is possible (up to the current coverage amount) under substantially similar policies for such maximum annual amount in aggregate annual premiums.

Amendment, Extension and Waiver

The parties may amend the merger agreement at any time; provided, however, that after we have obtained our stockholders’ approval of the merger, there shall be no amendment that by law requires further approval by our stockholders without such approval having been obtained. All amendments to the merger agreement must be in writing signed by us, Parent and Merger Sub.

At any time before the consummation of the merger, each of the parties to the merger agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained in the merger agreement.

APPRAISAL RIGHTS

Under the General Corporation Law of the State of Delaware (the “DGCL”), you have the right to receive payment in cash for the fair value of your Bright Horizons Common Stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the Chancery Court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with the notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262; and

•	You must not vote in favor of the adoption of the merger agreement. A vote in person, or a proxy submitted by mail, over the Internet or by telephone, in favor of the adoption of the merger agreement will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Bright Horizons Common Stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Bright Horizons Common Stock.

All demands for appraisal should be addressed to Bright Horizons Family Solutions, Inc., 200 Talcott Avenue South, P.O. Box 9177, Watertown, Massachusetts 02472, Attention: Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Bright Horizons Common Stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Bright Horizons Common Stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Bright Horizons Common Stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Bright Horizons Common Stock. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of the shares. The written statement will be mailed to the requesting stockholder within 10 days after the written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of the petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of that value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Bright Horizons Common Stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. In addition, no appraisal proceeding may be dismissed as to any stockholder without the approval of the Chancery Court and such approval may be conditioned upon such terms as the Chancery Court deems just.

In view of the complexity of Section 262, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal advisors.

IMPORTANT INFORMATION ABOUT BRIGHT HORIZONS

Bright Horizons is a Delaware corporation and is headquartered in Watertown, Massachusetts. Bright Horizons is a leading provider of workplace services for employers and families. Workplace services include center-based child care, education and enrichment programs, elementary school education, back-up care (for children and elders), before and after school care, summer camps, vacation care, college preparation and admissions counseling, and other family support services. As of December 31, 2007, the Company operated 641 early care and education centers for more than 700 clients and had the capacity to serve approximately 71,000 children in 43 states, the District of Columbia, Puerto Rico, Canada, Ireland, and the United Kingdom. Our workplace services cater primarily to working families and provide a number of services designed to meet the business objectives of employers and the family needs of their employees. Our services are designed to (i) address employers’ ever-changing workplace needs, (ii) enhance employee productivity, (iii) improve recruitment and retention of employees, (iv) reduce absenteeism, and (v) help employers become the employer of choice within their industry.

Bright Horizons serves many leading corporations, including more than 95 Fortune 500 companies and 75 of Working Mother Magazine’s “100 Best Companies for Working Mothers”. Our employer clients include Abbott Laboratories, Alston & Bird, Amgen, Bank of America, Boeing, Bristol-Myers Squibb, British Petroleum, Citigroup, Eli Lilly, GlaxoSmithKline PLC, IBM, Johnson & Johnson, JP Morgan Chase, LandRover, Microsoft, Motorola, Pfizer, Royal Bank of Scotland, Starbucks, Target, Timberland, Toyota, Union Pacific, Universal Studios, and Wachovia. We also provide services for well-known institutions such as Duke University, the European Commission, the Federal Deposit Insurance Corporation (FDIC), JFK Medical Center, Johns Hopkins University, Massachusetts Institute of Technology, Memorial Sloan-Kettering Cancer Center and the Professional Golfers Association (PGA) and Ladies Professional Golf Association (LPGA) Tours. Bright Horizons operates multiple early care and education centers for 57 of its employer clients.

For more information about Bright Horizons, please visit our website at www.brighthorizons.com. Bright Horizons’ website is provided as an inactive textual reference only. Information contained on our website is not incorporated by reference into, and does not constitute any part of, this proxy statement. Bright Horizons is publicly traded on the NASDAQ under the symbol “BFAM.”

Historical Selected Financial Data

The following table sets forth our historical selected financial data as of and for the years ended December 31, 2007, 2006, 2005, 2004 and 2003. This financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, which are incorporated herein by reference.

BRIGHT HORIZONS FAMILY SOLUTIONS, INC.
SELECTED FINANCIAL DATA

	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share amounts, shares outstanding and operating data)

Consolidated statement of income data:
Revenue	$774,601	$697,865	$625,529	$551,763	$472,756
Amortization	4,699	3,376	1,916	1,012	548
Income from operations(1)(2)	72,907	71,663	60,656	46,753	34,583
Income before taxes(1)(2)	72,137	71,267	61.942	47,096	34,645
Net income(1)(2)	39,134	41,723	36,701	27,328	20,014
Diluted earnings per share	$1.45	$1.52	$1.29	$0.98	$0.75
Weighted average diluted shares outstanding	26,925	27,391	28,392	27,846	26,746
Financial position data:
Working capital (deficit) surplus	$(54,796)	$(71,853)	$(25,016)	$11,819	$(2,269)
Total assets	454,513	409,370	353,699	296,605	247,065
Total long-term debt, including current maturities	145	4,453	1,312	2,099	2,661
Total stockholders equity	270,641	223,838	217,179	186,244	145,506
Dividends per common share	—	—	—	—	—
Shares outstanding	26,281	26,095	27,144	26,870	26,170
Book value per share	$10.30	$8.58	$8.00	$6.93	$5.56
Operating data:
Early care and education centers managed	641	642	616	560	509
Licensed capacity	71,000	69,000	66,350	61,950	59,250

(1)	Financial statement amounts for 2007 and 2006 include incremental compensation expense of $3.2 million ($2.1 million after taxes) and $2.7 million ($2.0 million after taxes), respectively, related to the Company’s adoption of SFAS No. 123R, “Share-Based Payment,” on January 1, 2006.

In accordance with the modified prospective method, financial statement amounts for the prior periods presented have not been adjusted.

(2)	In 2007, the Company recognized $7.0 million ($6.9 million net of taxes) in transaction costs associated with the merger with affiliates of Bain. These costs consist primarily of fees earned by financial advisors and attorneys as well as other costs directly attributable to this transaction.

Ratio of Earnings to Fixed Charges

The following presents our ratio of earnings to fixed charges for the years ended December 31, 2007 and 2006, which should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, which are incorporated herein by reference.

	Year Ended December 31,
	2007	2006
	(Dollars in thousands)

FIXED CHARGES:
Interest expensed and capitalized	$1,163	$848

Total fixed charges	$1,163	$848
EARNINGS:
Pretax income before minority interest or income (loss) from equity investees	$72,137	$71,267
Fixed charges	$1,163	$848

	$73,300	$72,115
Ratio of earnings to fixed charges	63.03	85.04

Book Value Per Share

Our net book value per share as of December 31, 2007 was $10.30, which is substantially below the $48.25 per share cash merger consideration.

Projected Financial Information

Bright Horizons’ executive officers do not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and are especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, our executive officers did provide financial forecasts to the special committee and its financial and legal advisors, the board of directors, Bain and GS Finance in connection with their determination to make financing available for the merger, and other parties that executed confidentiality agreements in connection with their consideration of a possible acquisition of the Company. We have included the financial forecasts to give our stockholders access to certain nonpublic information deemed material by our special committee, its financial advisors and our board of directors for purposes of considering and evaluating the merger. The first of these financial forecasts was prepared by the executive officers in the second quarter of 2007 (the “second quarter financial forecast”). The projections in the second quarter financial forecast were later revised in the fourth quarter after the third quarter results of operations, in which the Company announced an earnings shortfall for the third quarter of 2007, were finalized (the “fourth quarter financial forecast”). The financial forecasts and the related assumptions included below reflect the material projected financial information employed in connection with the opinions described under “Special Factors — Opinions of Financial Advisors” beginning on page 33. The inclusion of this information should not be regarded as an indication that Bain, our special committee or board of directors, Goldman Sachs, Evercore or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

Bright Horizons advised the recipients of the financial forecasts that its internal financial forecasts, upon which the financial forecasts were based, are subjective in many respects. The financial forecasts reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond Bright Horizons’ control. The financial forecasts also reflect numerous estimates and assumptions related to the business of Bright Horizons that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond Bright Horizons’ control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

The financial forecasts were prepared for internal use and to assist the financial advisors to the special committee, the various participants in the strategic analysis process and GS Finance that are providing financing in conducting their respective due diligence investigations of Bright Horizons and not with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Bright Horizons’ independent registered public accounting firm has not examined or compiled any of the financial forecasts, expressed any conclusion or provided any form of assurance with respect to the financial forecasts and, accordingly, assumes no responsibility for them. Neither of the financial forecasts included with this proxy statement takes into account any circumstances or events occurring after the date they were prepared, nor do they include any estimates of costs associated with the proposed transaction. Forecasts of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of the Company, including the factors described under “Special Note Regarding Forward-Looking Statements” beginning on page 13, which factors may cause the financial forecasts or the underlying assumptions to be inaccurate. Since the financial forecasts cover multiple years, such information by its nature becomes less reliable with each successive year.

Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial forecasts set forth below. No one has made or makes any representation to any stockholder regarding the information included in these financial forecasts. For the foregoing reasons, as well as the bases and assumptions on which the financial forecasts were compiled, the inclusion of specific portions of the financial forecasts in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, Bright Horizons does not intend to update, or otherwise revise the financial forecasts or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

The second quarter financial forecast and the fourth quarter financial forecast, each as set forth below, presume base revenue growth of 4.0% (period over period), personnel cost increases of 3.5% (period over period), and operating margin increases of 0.40% to 0.70% period over period. The center growth assumptions made by the Company in developing the financial forecasts were as follows:

CENTER GROWTH	2007(1)	2008	2009	2010	2011	2012

Through organic growth	40	42	44	47	51	54
Through acquisitions	10	10	12	15	17	21

Total new centers-gross	50	52	56	62	68	75
Closures	(37)	(15)	(17)	(19)	(21)	(23)

Net new center growth	13	37	39	43	47	52

(1)	With respect to the fourth quarter financial forecast, as updated in December 2007, all parties were notified that certain proposed acquisitions initially contemplated for 2007 would not occur until January 2008.

	2007	2008	2009	2010	2011	2012
	(Dollars in millions)

Second Quarter Financial Forecast
Revenue	$770.0	$853.5	$966.0	$1,092.5	$1,234.5	$1,395.0
Operating income	$83.0	$95.4	$112.7	$132.6	$155.1	$180.8
EBITDA	$106.8	$121.7	$141.1	$164.6	$189.8	$218.3
Adjusted EBITDA(1)	$111.3	$127.2	$146.9	$170.6	$196.0	$224.8
Capital spending for new center growth	$22.2	$24.5	$27.3	$38.1	$31.2	$32.1
Capital spending for acquisitions	$15.0	$18.0	$21.5	$24.0	$28.3	$36.4
Recurring capital spending	$9.4	$10.3	$11.4	$12.5	$13.9	$15.3

(1)	Represents earnings before interest, taxes, depreciation, amortization and noncash share-based compensation costs related to stock options, restricted stock and restricted stock units.

	2007	2008	2009	2010	2011	2012
	(Dollars in millions)

Fourth Quarter Financial Forecast(1)
Revenue	$775.1	$853.0	$966.3	$1,092.9	$1,235.0	$1,395.5
Operating income	$79.5	$92.3	$111.7	$131.9	$154.4	$179.8
EBITDA	$103.2	$118.8	$140.2	$164.1	$189.3	$217.4
Adjusted EBITDA(2)	$107.9	$123.8	$146.0	$170.1	$195.5	$223.9
Capital spending for new center growth	$26.5	$24.0	$27.3	$38.1	$31.2	$32.1
Capital spending for acquisitions(3)	$20.3	$24.5	$21.5	$24.0	$28.3	$36.4
Recurring capital spending	$11.0	$10.0	$11.4	$12.5	$13.9	$15.3

(1)	Fourth quarter financial forecast figures were initially developed in October 2007 and updated in December 2007 to reflect updated expectations for operating results in 2007 and the completion of the 2008 budget process. The revisions from October to December included decreases to revenue, operating income, EBITDA and Adjusted EBITDA by amounts less than $1.0 million per year for each of the respective line items. In addition, in December, the assumptions for capital spending for new center growth and for acquisitions was decreased by a total of $5.7 million for 2007 and increased by a total of $5.7 million for 2008 as a result of the anticipated delay in closing a then pending acquisition. See footnote (3) below.

(2)	Represents earnings before interest, taxes, depreciation, amortization and noncash share-based compensation costs related to stock options, restricted stock and restricted stock units.

(3)	Fourth quarter financial forecast figures for capital spending for acquisitions and numbers of centers, as updated in December 2007, contemplated certain proposed acquisitions that were not completed until 2008. The estimate for organic new center growth was updated to reflect 35 centers and the estimate for 2007 acquired new center growth was updated to reflect four centers in January 2008.

The materials presented to the special committee at its meeting on January 9, 2008, as reconvened on January 13 and 14, 2008, and the board of directors at its meeting on January 9, 2008, as reconvened on January 13 and 14, 2008, are attached as exhibits to the Schedule 13E-3 filed with the SEC in connection with the merger, and the foregoing description is qualified in its entirety by reference to the full text of such materials, which are incorporated herein by reference. Evercore and Goldman Sachs prepared such materials to assist the Company, the special committee and the board of directors and not with the view toward public disclosure or toward complying with U.S. generally accepted accounting principles, the published guidelines of the SEC regarding projections or guidelines established by the American Institute of Certified Public accountants for preparation of prospective financial information. Evercore and Goldman Sachs assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of the information provided by the Company or obtained through public sources for the purposes of their analysis. Evercore and Goldman Sachs were not asked to conduct, and did not conduct, any valuation or appraisal of the Company, or its assets or liabilities, and the materials provided by Evercore and Goldman Sachs to the special committee and the board of directors do not constitute any such valuation or appraisal of the Company, or a recommendation or support for a fair or appropriate price for the shares of the Company held by its unaffiliated stockholders, or a recommendation as to how such stockholders, or any other person, should vote or act with respect to the merger.

Market Price and Dividend Data

Bright Horizons Common Stock is listed for trading on the NASDAQ under the symbol “BFAM.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the NASDAQ composite tape. The Company has never declared or paid any cash dividends on its Common Stock.

	High	Low

FISCAL YEAR ENDED DECEMBER 31, 2005
First Quarter	$35.85	$26.65
Second Quarter	$41.60	$31.50
Third Quarter	$46.72	$36.32
Fourth Quarter	$42.00	$34.38
FISCAL YEAR ENDED DECEMBER 31, 2006
First Quarter	$40.65	$33.06
Second Quarter	$40.28	$34.68
Third Quarter	$42.50	$31.80
Fourth Quarter	$44.98	$35.80
FISCAL YEAR ENDED DECEMBER 31, 2007
First Quarter	$42.44	$36.25
Second Quarter	$43.78	$36.83
Third Quarter	$45.63	$38.43
Fourth Quarter	$47.75	$33.66
FISCAL YEAR ENDED DECEMBER 31, 2008
First Quarter (through March 10, 2008)	$46.11	$32.53

The closing sale price of Bright Horizons Common Stock on the NASDAQ on January 11, 2008, the last trading day prior to the announcement of the merger, was $32.79 per share. The $48.25 per share to be paid for each share of Bright Horizons Common Stock in the merger represents a premium of approximately 47% to the closing price on January 11, 2008, a premium of approximately 38% to the average closing price for the month ended January 11, 2008, a premium of approximately 30% to the average closing price for the three months ended January 11, 2008, and a premium of approximately 22% to the average closing price for the six-month period ended January 11, 2008. On [ • ], 2008, the most recent practicable date before this proxy statement was printed, the closing price for the Bright Horizons Common Stock on the NASDAQ was $ [ • ] per share. You are encouraged to obtain current market quotations for Bright Horizons Common Stock in connection with voting your shares.

Bright Horizons has never declared or paid a cash dividend on Bright Horizons Common Stock. It is the present policy of our board of directors not to declare or pay cash dividends on Bright Horizons Common Stock, and we are currently restricted by the merger agreement from paying cash dividends.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our Bright Horizons Common Stock as of March 10, 2008 (unless otherwise noted), for:

•	each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our current directors and executive officers;

•	all of our directors and executive officers as a group; and

•	Bain Capital Fund X, L.P. and each person controlling such fund, together with each associate and majority-owned subsidiary thereof, in each case who beneficially owns outstanding shares of Bright Horizons Common Stock.

The percentages of shares outstanding provided in the tables are based on 26,896,972 voting shares outstanding as of March 10, 2008. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon the exercise of options that are exercisable within 60 days of March 10, 2008 are considered outstanding for the purpose of calculating the percentage of outstanding shares of Bright Horizons Common Stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual.

	Aggregate
	Number of
	Outstanding Shares				Options			Total	Percent of
	Beneficially	Restricted	Total	Options	Exercisable	Total		Shares, RSUs	Shares
	Owned	Shares	Shares	Exercisable	Within	Options		& Options	Outstanding
Name	(1)	(1)	(1)	Immediately	60 Days(3)	Exercisable(3)	RSUs(2)	(1)(2)(3)	(4)

David H. Lissy	106,302	10,260	116,562	162,622	—	162,622	—	279,184	1.03%
Mary Ann Tocio	47,270	24,775	72,045	203,463	—	203,463	—	275,508	1.02%
Roger H. Brown	95,338	800	96,138	41,080	—	41,080	275	137,493	*
Linda A. Mason	95,338	800	96,138	41,080	—	41,080	275	137,493	*
Elizabeth J. Boland	35,636	24,800	60,436	32,212	—	32,212	—	92,648	*
Stephen I. Dreier	35,535	15,850	51,385	40,236	—	40,236	—	91,621	*
Joshua Bekenstein	20,812	—	20,812	22,000	—	22,000	275	43,087	*
Fred K. Foulkes	18,402	—	18,402	22,000	—	22,000	275	40,677	*
Marguerite Kondracke	32,000	—	32,000	—	—	—	275	32,275	*
Ian M. Rolland	2,000	—	2,000	22,000	—	22,000	275	24,275	*
JoAnne Brandes	1,800	—	1,800	18,000	—	18,000	275	20,075	*
Sara Lawrence-Lightfoot	1,580	—	1,580	17,000	—	17,000	275	18,855	*
David Gergen	250	—	250	10,000	—	10,000	275	10,525	*
E. Townes Duncan	5,520	—	5,520	2,667	—	2,667	275	8,462	*
Danroy T. Henry	—	2,400	2,400	6,000	—	6,000	—	8,400	*
Gabrielle Greene	—	—	—	—	—	—	132	132	—
All directors and executive officers as a group (16 persons)	402,445	78,885	481,330	599,280	—	599,280	2,607	1,083,217	4.01%

Bain Capital Fund X, L.P.	—	—	—	—	—	—	—	—	—

Total	402,445	78,885	481,330	599,280	—	599,280	2,607	1,083,217	4.01%

*	Less than one percent.

(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Certain of our directors and executive officers disclaim beneficial ownership of some of the shares included in the table, as follows:

•	Mr. Brown — 29,554 shares held by Mr. Brown and Linda A. Mason, his wife, as co-trustees of the Roger H. Brown, Jr. Revocable Trust, and 66,584 shares held by Ms. Mason and Mr. Brown as co-trustees of the Linda A. Mason Revocable Trust, and 1,600 shares issuable upon exercise of options held by Ms. Mason.

•	Ms. Mason — 66,584 shares held by Ms. Mason and Roger H. Brown, her husband, as co-trustees of the Linda A. Mason Revocable Trust, 29,554 shares held by Mr. Brown and Ms. Mason as co-trustees of the Roger H. Brown, Jr. Revocable Trust, 275 restricted share units owned by Mr. Brown, and 39,480 shares issuable upon exercise of options held by Mr. Brown.

•	Mr. Duncan — 600 shares held by his children, 1,400 shares held in accounts for the benefit of Mr. Duncan’s mother, and 912 shares held in several trusts of which his wife is trustee.

(2)	Restricted share units (“RSUs”) vest immediately and are entitled to all rights and privileges of our common stock in regards to voting powers and dividends. Each RSU is convertible into one share of our common stock only upon the termination of a director’s service on our Board.

(3)	Reflects the number of shares that could be purchased upon exercise of options available at January 31, 2008 or within 60 days thereafter under our equity incentive plans.

(4)	Based on the number of shares outstanding at January 31, 2008.

Prior Stock Purchases

In 1999, the board of directors approved a plan to repurchase up to 2,500,000 shares of Bright Horizons Common Stock through periodic open market purchases. The Company completed the repurchase of the authorized shares under this plan in 2006 and repurchased 2,500,000 shares of Bright Horizons Common Stock for an aggregate price of $59.4 million ($23.77 average price per share). The shares repurchased represented approximately 10% of our outstanding shares at the time of the authorization.

In June 2006, the board of directors approved a new plan authorizing the Company to repurchase up to an additional 3,000,000 shares of Bright Horizons Common Stock through periodic open market purchases. The Company has repurchased 522,841 shares of Bright Horizons Common Stock for an aggregate price of $18.6 million ($35.60 average price per share). No shares have been repurchased pursuant to this plan since March 31, 2007. The shares repurchased represented approximately 2% of our outstanding shares at the time of the authorization.

During the past two years, Joshua Bekenstein made no purchases of Bright Horizons Common Stock.

Independent Registered Public Accounting Firm

The consolidated financial statements of the Company and Company management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2007, incorporated by reference in this proxy statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing in such Annual Report on Form 10-K.

ADJOURNMENT OF THE SPECIAL MEETING
(PROPOSAL NO. 2)

Bright Horizons may ask its stockholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. We currently do not intend to propose adjournment of our special meeting if there are sufficient votes to adopt the merger agreement. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of Bright Horizons Common Stock present or represented by proxy and entitled to vote on the matter.

The board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold a 2008 annual meeting of stockholders later in the year. Any stockholder proposals to be considered timely for inclusion in the proxy statement for the 2008 annual meeting must be submitted in writing to Stephen I. Dreier, Chief Administrative Officer and Secretary, Bright Horizons Family Solutions, Inc., 200 Talcott Avenue South, P.O. Box 9177, Watertown, Massachusetts 02472, and must have been received by January 9, 2008 (if the annual meeting is within 30 days of May 8, 2008) or a reasonable time before the Company begins to print and send its proxy materials for the annual meeting (if the annual meeting is more than 30 days before or after May 8, 2008). Such proposals must also comply with the SEC’s rules concerning the inclusion of stockholder proposals in company-sponsored proxy materials as set forth in Rule 14a-8 promulgated under the Exchange Act and our bylaws. For other stockholder proposals (outside of Rule 14a-8), the Company’s certificate of incorporation contains an advance notice provision which requires that a stockholder’s notice of a proposal to be brought before an annual meeting must be “timely.” If the annual meeting is held between April 8, 2008 and July 7, 2008 then in order to be timely, the notice (containing certain information specified in the bylaws about the stockholder and the proposed action) must have been delivered to our Company’s Secretary not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting — that is between January 9, 2008 and February 8, 2008. If the annual meeting is held before April 8, 2008 or after July 7, 2008 then in order to be timely, the notice (containing certain information specified in the bylaws about the stockholder and the proposed action) must have been delivered to our Company’s Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

Householding of Special Meeting Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a notice of Internet availability of proxy materials, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers may household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. Requests in this regard should be addressed to Bright Horizons Family Solutions, Inc., Attention: Secretary, 200 Talcott Avenue South, P.O. Box 9177, Watertown, Massachusetts 02471; telephone (617) 673-8000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents Bright Horizons files with the SEC by going to the “Investors Relations” Section of our website at www.brighthorizons.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference,” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

Bright Horizons Filings:	Periods

Annual Report on Form 10-K	Year ended December 31, 2007, filed February 29, 2008
Current Reports on Form 8-K	January 14, 2008; and January 30, 2008

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

You may request a copy of the documents incorporated by reference into this proxy statement, excluding certain exhibits, by writing to or telephoning us. Requests for documents should be directed to the Secretary, Bright Horizons Family Solutions, Inc., 200 Talcott Avenue South, P.O. Box 9177, Watertown, Massachusetts 02472; (617) 673-8000. If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED          , 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

Merger Agreement

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
among
SWINGSET HOLDINGS CORP.,
SWINGSET ACQUISITION CORP.
and
BRIGHT HORIZONS FAMILY SOLUTIONS, INC.
Dated as of January 14, 2008

A-i

A-ii

A-iii

Page

Section 9.09	Governing Law	A-39
Section 9.10	Waiver of Jury Trial	A-39
Section 9.11	Amendment	A-39
Section 9.12	Waiver	A-39
Section 9.13	Headings	A-39
Section 9.14	Counterparts	A-39
Exhibit A	Form of Amended and Restated Certificate of Incorporation
Exhibit B	Form of Amended and Restated By-Laws
Exhibit C	Form of Guarantee of Bain Capital Fund X, L.P.

A-iv

AGREEMENT AND PLAN OF MERGER, dated as of January 14, 2008 (this ‘Agreement”), among SWINGSET HOLDINGS CORP., a Delaware corporation (“Parent”), SWINGSET ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and BRIGHT HORIZONS FAMILY SOLUTIONS, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, upon consummation of the Merger, each issued and outstanding share of common stock, par value $.01 per share, of the Company (the ‘‘Company Common Stock”) will be converted into the right to receive $48.25 per share in cash, upon the terms and subject to the conditions of this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee, has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company; and

WHEREAS, the Boards of Directors of Parent and Merger Sub have unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01  The Merger.  Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.02  Closing.  Unless this Agreement shall have been terminated in accordance with Section 8.01, subject to the satisfaction or waiver of the conditions to Closing set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York time, on the latest of (a) the 31st day following Parent’s receipt of the unaudited financial statements of the Company for the three-month period ended on March 31, 2008 (the “March Unaudited Financial Statements”) and the other items listed on Schedule 6.06(b), provided, however, that if the Company’s financial condition and results of operations as reflected in the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2008 differ materially and adversely from that reflected in the March Unaudited Financial Statements, then such 31-day period shall commence upon Parent’s receipt of the items listed on Schedule 6.06(b) and the filing of such Quarterly Report on Form 10-Q with the Securities and Exchange Commission (the “SEC”), (b) May 30, 2008 (provided, however, Parent may specify an earlier date upon two business days prior notice to the Company) and (c) the date following the satisfaction or waiver of the conditions to Closing set forth in Sections 7.01 and 7.02 (other than those conditions that by their terms are to be satisfied at the Closing) (the “Target Closing Date”); at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, unless another time, date and/or place is agreed to in writing by Parent and the Company.

Section 1.03  Effective Time.  At the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 1.04  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL.

Section 1.05  Certificate of Incorporation; By-Laws.  (a) At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to read in its entirety as set forth in Exhibit A attached hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.

(b) At the Effective Time, the Amended and Restated By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety as set forth in Exhibit B attached hereto and, as so amended and restated, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

Section 1.06  Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.01  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock.  Each share of Company Common Stock (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(b) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive $48.25 in cash, without interest (the “Merger Consideration”), payable upon surrender, in the manner provided in Section 2.02, of the certificate that formerly evidenced such Share.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Capital Stock of Merger Sub.  Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(d) Adjustments.  If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares, the Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

Section 2.02  Exchange of Certificates.  (a) Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company approved in advance by the Company (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation.

(b) Exchange Procedures.  Promptly after the Effective Time, Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate pursuant to Section 2.01(a), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate representing such Shares shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required solely by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) No Further Rights.  From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except as provided herein or by Law.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Shares one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(e) No Liability.  None of the Paying Agent, Parent, Merger Sub or the Surviving Corporation shall be liable to any holder of Shares for any cash (including any dividends or distributions with respect to such Shares) delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Withholding Rights.  Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company Stock Options such amounts as it is required to deduct and withhold with respect to such payment under all applicable federal, state, local or foreign Tax laws and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Company Stock Options in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

(g) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and (ii) if required by the Surviving Corporation, an indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

Section 2.03  Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

Section 2.04  Company Stock Options and Restricted Stock.  (a) Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which action shall be effective as of the Effective Time), to (i) terminate the Company’s 2006 Equity Incentive Plan and the Amended and Restated 1998 Stock Incentive Plan, as amended (the “Company Stock Plans”), (ii) provide that each outstanding option to purchase shares of Company Common Stock granted under the Company Stock Plans (each, a ‘‘Company Stock Option”) that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested or exercisable, shall become fully vested and exercisable as of the Effective Time, (iii) except for Rollover Options, cancel, as of the Effective Time, each Company Stock Option that is outstanding and unexercised, as of the Effective Time (in each case, without the creation of additional liability to the Company or any Subsidiaries), subject, if applicable, to the payment pursuant to Section 2.04(b), and (iv) provide that each restricted share of Company Common Stock, and any other Company Common Stock-based award, granted under the Company Stock Plans that is outstanding as of immediately prior to the Effective Time shall become fully vested as of the Effective Time.

(b) Each holder of a Company Stock Option that is outstanding and unexercised as of the Effective Time and has an exercise price per Share that is less than the per share Merger Consideration shall (subject to the provisions of this Section 2.04) be paid by the Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of such Company Stock Option, an amount in cash equal to the product of (i) the difference between the per share Merger Consideration and the applicable exercise price of such Company Stock Option, and (ii) the aggregate number of Shares issuable upon exercise of such Company Stock Option (the “Option Payment”). Any such payments shall be subject to all applicable federal, state and local Tax withholding requirements.

(c) Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of Company Common Stock or other equity securities of the Company (including derivative securities) in connection with this Agreement by each person who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, as amended.

Section 2.05  Dissenting Shares.  (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by any stockholder who is entitled to demand and properly demands the appraisal for such Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into, or represent the right to receive, the Merger Consideration. Any such stockholder shall instead be entitled to receive payment of the fair value of such stockholder’s Dissenting Shares in accordance with the provisions of Section 262; provided, however, that all Dissenting Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such stockholder’s rights to appraisal of such Shares under Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender in the manner provided in Section 2.02 of the Certificate or Certificates that formerly evidenced such Shares.

(b) The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (provided that, other than for purposes of Sections 3.03(d), 3.03(e), 3.03(f) and 3.11(e), disclosure of any fact or item in any section of the Company Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is reasonably apparent from the face of such disclosure), or, other than for purposes of Sections 3.03(d), 3.03(e), 3.03(f) and 3.11(e), as disclosed in reasonable detail in the SEC Reports filed prior to the date of this Agreement (other than in risk factors or other forward-looking statement or language in such filings), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01  Organization and Qualification; Subsidiaries.  (a) Each of the Company and each subsidiary of the Company (each a “Subsidiary”) is a corporation, limited liability company, limited partnership or limited liability partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect. The term “Company Material Adverse Effect” means any event, circumstance, change or effect that (x) is, or would be reasonably likely to be, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole or (y) would prevent the consummation of the Transactions; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) any event, circumstance, change or effect resulting from or relating to (A) a change in general economic, political or financial market conditions, including interest or exchange rates, (B) a change in the industries, or in the business conditions in the geographic regions in which the Company and its Subsidiaries operate, including, but not limited to, a change in general economic conditions that affect the industries in which the Company and its Subsidiaries conduct their business, (C) any change in accounting requirements or principles required by changes in GAAP (or any interpretations thereof) or required by any change in applicable Laws (or any interpretations thereof), (D) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law after the date hereof, (E) any acts of terrorism or war or any weather related event, fire or natural disaster or any escalation thereof, (F) the announcement of the execution of this Agreement or the pendency of the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”), including the impact thereof on relationships with current and prospective clients, employer partners, vendors, suppliers and employees, (G) the identity of Parent or any of its Affiliates as the acquiror of the Company or any facts or circumstances concerning Parent or any of its Affiliates, or (H) compliance with the terms of, or the taking of any action required by or the failure to take any action prohibited by, this Agreement (other than (i) pursuant to any requirement to operate in the ordinary course of business consistent with past practice or to make the representations and warranties of the Company accurate, or (ii) the consummation of the Transactions) or consented to by Parent, except, in the case of the foregoing clauses (A), (B), (D) and (E), to the extent such event, circumstance, change or effect would have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to other persons in the industries in which the Company and the Subsidiaries conduct their business after taking into account the size of the Company relative to such other persons; (ii) any failure to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period or a decline in the price or trading volume of the Company Common Stock (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be considered in determining whether there is a Company Material Adverse Effect); or (iii) any Actions, challenges or investigations relating to this Agreement or transactions contemplated hereby made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) resulting from, relating to or arising out of this Agreement or the Transactions.

(b) A true and complete list of all the Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of the outstanding capital stock or other equity interests of each Subsidiary owned by the Company, each other Subsidiary and any other person, is set forth in Section 3.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

Section 3.02  Certificate of Incorporation and By-Laws.  The Company has made available to Parent a complete and correct copy of the Certificate of Incorporation and the By-Laws or similar organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation and By-Laws or similar organizational documents are in full force and effect. Neither the Company nor any Subsidiary is, in violation of any of the provisions of its Certificate of Incorporation or By-Laws or similar organizational documents, except, in the case of any Subsidiary, for violations that would not have a Company Material Adverse Effect.

Section 3.03  Capitalization.  (a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”).

(b) As of January 7, 2008, (i) 26,281,802 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 1,989,061 shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of Company Common Stock were held by the Subsidiaries, and (iv) 3,228,063 shares of Company Common Stock are reserved for future issuance in connection with the Company Stock Plans (including 1,792,183 shares reserved pursuant to outstanding Company Stock Options and 2,607 shares reserved pursuant to outstanding restricted stock units). Since January 7, 2008, through the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Company Stock Options outstanding as of January 7, 2008 or cancellation of outstanding Company Stock Options, there has been no change in the number of shares of outstanding capital stock of the Company or the number of outstanding Company Stock Options. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 3.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. Section 3.03(b) of the Company Disclosure Schedule lists each Company Stock Option outstanding on January 7, 2008, the number of Shares issuable therefor, the expiration date and the grant price thereof, as well as the outstanding restricted stock units. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding securities of the Company or any Subsidiary, to vote or to dispose of any shares of capital stock of the Company or any Subsidiary, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other person. None of the Company or any Subsidiary is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of the Company or any Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of any Subsidiary. No dividends on the Company Common Stock have been declared or have accrued since December 31, 2006.

(c) Each outstanding share of capital stock, each limited liability company membership interest and each partnership interest of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share or interest is owned by the Company or another Subsidiary free and clear of all options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever.

(d) As of the date hereof, the only outstanding capital lease obligations requiring annual payments in excess of $50,000 individually or $1,000,000 in the aggregate, indebtedness for borrowed money, indebtedness and other obligations secured by mortgages or Liens (other than Permitted Liens), or guarantees of the foregoing of the Company or its Subsidiaries are set forth on Section 3.03(d) of the Company Disclosure Schedule.

(e) As of the date hereof, there are no unsatisfied judgment defaults against the Company or any of its Subsidiaries. As of the date hereof, there are no outstanding Liens (other than Permitted Liens) on any assets of the Company or of any of its Subsidiaries other than such Liens in connection with obligations owing by the Company or its Subsidiaries that do not exceed $2,000,000 in the aggregate.

(f) The terms of the Debt Financing as described in the Commitment Letter do not result in a breach or violation of any Material Contract in any material respect.

Section 3.04  Authority Relative to This Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 3.05  No Conflict; Required Filings and Consents.  (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws (or similar organizational documents) of the Company or any Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) (other than clause (vi) thereof) have been obtained and that all filings and other actions described in Section 3.05(b) (other than clause (vi) thereof) have been made or taken, conflict with or violate any federal, state, local or foreign law, statute, ordinance or common law, or any rule, regulation, standard, judgment, order, writ, injunction or decree of any Governmental Authority (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a material loss of a material benefit under, give to others any right of termination, amendment, acceleration or cancellation of or other right under, or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign government, regulatory or administrative authority, or any court, tribunal, or judicial or arbitral body (a ‘‘Governmental Authority”), except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the filing with the Securities and Exchange Commission (the ‘‘SEC”) of a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) and the Rule 13E-3 Transaction Statement on Schedule 13E-3 (as amended or supplemented from time to time, the “Schedule 13e-3”), in each case relating to the adoption of this Agreement by the Company’s stockholders, (iii) any filings required under the rules and regulations of the NASDAQ Stock Market, (iv) the filing and recordation of appropriate merger documents as required by the DGCL, (v) the premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (vi) any additional approvals, authorizations, filings and notifications required under any other applicable antitrust, competition or trade regulation Law; and (vii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

Section 3.06  Permits; Compliance.  Each of the Company and each Subsidiary is in possession of all licenses, permits and approvals of any Governmental Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the ‘‘Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. To the Company’s knowledge, neither the Company nor any Subsidiary is, or has been since January 1, 2004, in conflict with, or in default, breach or violation of, (a) any Law applicable to such entity or by which any property or asset of such entity is bound or affected, or (b) any Contract or Company Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound, except, with respect to clauses (a) and (b), for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect.

Section 3.07  SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed all forms, reports, financial statements, schedules and other documents required to be filed by it with the SEC since December 31, 2006 (collectively, the “SEC Reports”). The

SEC Reports (i) were prepared, in all material respects, in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The Company has made available to Parent a complete and correct copy of any amendments or modifications which are required to be filed with the SEC, but have not yet been filed with the SEC, to (i) Contracts which previously have been filed by the Company with the SEC pursuant to the Securities Act and Exchange Act and (ii) the filed SEC Reports themselves. As of the date of this Agreement, the Company has timely responded to all comment letters of the staff of the SEC relating to the SEC Reports, and the SEC has not advised the Company that any final responses are inadequate, insufficient or otherwise non-responsive. The Company has made available to Parent true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and the Company and any of the Subsidiaries, on the other hand, occurring since January 1, 2002 and prior to the date of this Agreement and will, reasonably promptly following the receipt thereof, make available to Parent any such correspondence sent or received after the date hereof. To the knowledge of the Company, as of the date of this Agreement, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end adjustments). Since January 1, 2007, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes to such Company financial statements.

(d) Except as would not have a Company Material Adverse Effect, the management of the Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is in all material respects made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (y) any material fraud, within the knowledge of the Company, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(e) Neither the Company nor any Subsidiary has any liability or obligation of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities and obligations to the extent reflected or reserved against on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 2006 (including the notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, or subsequent SEC Reports, (ii) fees and expenses incurred in connection with the Transactions, or (iii) liabilities and obligations incurred in the ordinary course of business since December 31, 2006 that would not have a Company Material Adverse Effect.

Section 3.08  Information Supplied.  None of the information included or incorporated by reference in the Proxy Statement or the Schedule 13e-3 will, at the date it is filed with the SEC or, in the case of the Proxy Statement, first mailed to the Company’s stockholders or at the time of the Company Stockholders’

Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in connection with the preparation of the Proxy Statement and the Schedule 13e-3 for inclusion or incorporation by reference therein. The Proxy Statement and the Schedule 13e-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.09  Absence of Certain Changes or Events.  Since December 31, 2006, or in the case of clause (ii) below October 1, 2007, through the date of this Agreement, (a) there has not been any event, circumstance, change or effect that has had or would reasonably be likely to have a Company Material Adverse Effect, (b) except for the solicitation of offers and execution and performance of this Agreement, the Company and the Subsidiaries have conducted their businesses in all material respects in the ordinary course of business and (c) neither the Company nor any Subsidiary has:

(i) taken any action that would be prohibited by Sections 5.01(b)(ii), (c) or (e)(i) if taken after the date hereof;

(ii) taken any action that would be prohibited by Sections 5.01(f)(i) or (ii) if taken after the date hereof;

(iii) settled any Action other than settlements involving not more than $5,000,000 in the aggregate and that do not impose any material restrictions on the business or operations of the Company and its Subsidiaries; or

(iv) announced an intention, entered into any formal or informal agreement or otherwise made a commitment, to do any of the foregoing.

Section 3.10  Absence of Litigation.  Section 3.10 of the Company Disclosure Schedule sets forth as of the date of this Agreement each material litigation, suit, action, or proceeding before or by any Governmental Authority or any arbitration (an “Action”) pending or, to the knowledge of the Company, threatened in writing against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary. As of the date of this Agreement, no executive officer or director of the Company is a defendant in any Action in connection with his status as an executive officer or director of the Company or any Subsidiary. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is, as of the date of this Agreement, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, any Governmental Authority, or any order, judgment, injunction or decree of any Governmental Authority that is, in each case, in any respect material to the Company and its Subsidiaries taken as a whole.

Section 3.11  Employee Benefit Plans.  (a) Section 3.11(a) of the Company Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination, severance or other material Contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, consultant, independent contractor officer or director of the Company or any Subsidiary (collectively, the “Plans”). The Company has made available to Parent a true, current and complete copy of (i) each Plan that has been reduced to writing, together with all amendments; (ii) in the case of each Plan that not been reduced to writing, a summary of all material terms of the Plan, as amended and in effect; and (iii) for each Plan, the following: (A) any related summary plan description or similar summary; (B) any related trust agreements, group annuity contracts, insurance contracts, administrative services agreements or similar agreements; (C) for any such Plan for which a Form 5500 is required to be filed, the two most recently filed Forms 5500; (D) for any Plan that is intended to qualify under Section 401(a) of the Code, (1) a copy of the most recent Internal Revenue Service of the United States (the “IRS”) determination letter or, if a prototype plan, an opinion letter, (2) a copy of the three most recent non-discrimination testing results, and (3) any material correspondence with or notices from the IRS or the Department of Labor. There are no other material employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any material obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary.

(b) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS that the Plan is so qualified, and, to the knowledge of the Company, no circumstance exists that could reasonably be expected to adversely affect the qualified status of any Plan.

(c) (i) Each Plan has been established and administered in material compliance, in both form and operation, in accordance with its terms, and with the applicable provisions of ERISA, the Code and other applicable Laws, and all material contributions to, material premiums with respect to and material benefit payments under each such Plan have been timely made or, to the extent not yet due, appropriately accrued, and (ii) no Plan provides retiree welfare benefits, and neither the Company nor any Subsidiary has any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code.

(d) With respect to any Plan, as of the date of this Agreement (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened in writing, except for those that would not have a Company Material Adverse Effect, (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of the Company, threatened, except for those that would not have a Company Material Adverse Effect, and (iii) no event has occurred from which a material liability could arise under the “prohibited transaction” rules (as defined in Section 406 of ERISA or Section 4975 of the Code) and no “fiduciary” (as defined in ERISA Section 3(21)) has any material liability for any breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Plan.

(e) None of the Company, any of its Subsidiaries, or any entity that would be treated as a single employer under Section 414(b), (c), (m) or (n) of the Code or Section 4001(b) of ERISA has at any time maintained, contributed to or incurred any material liability under any defined benefit pension plan subject to Title IV of ERISA or any “multiemployer plan” or “multiple employer plan” as those terms are defined in ERISA.

(f) The execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in the triggering or imposition of (x) any material restrictions or material limitations on the right of the Company or any of its Subsidiaries to amend or terminate any Plan, or (y) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(g) Without limiting the generality of (b) through (f) above, with respect to each Plan that is subject to the laws of a jurisdiction other than the United States (whether or not United States law also applies) (a “Foreign Plan”): (i) all material employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions is sufficient in all material respects to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to reasonable actuarial assumptions and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be materially less than such benefit obligations, and (iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 3.12  Labor and Employment Matters.  (a) As of the date of this Agreement (i) no employee of the Company or any Subsidiary is represented by a labor union in connection with their employment by the Company or any Subsidiary, (ii) neither the Company nor any Subsidiary is a party to, or otherwise subject to, any collective bargaining agreement or other labor union Contract, (iii) to the knowledge of the Company, no petition is currently pending, instituted or in progress by an employee or group of employees of the Company or any Subsidiary with any labor relations board seeking recognition of a bargaining representative, (iv) to the knowledge of the Company, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of the Company or any Subsidiary and no written demand for recognition of employees of the Company or any Subsidiary has been made to the Company by, or on behalf of, any labor union, (v) to the knowledge of the Company, there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Subsidiary, and (vi) as of the date of this Agreement, there is no strike, controversy, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, by or with respect to any employees of the Company or any Subsidiary.

(b) True and complete information as to the name, current job title and compensation for each of the last three years of all current directors and executive officers of the Company and its Subsidiaries has been provided to Parent. Since January 1, 2008, no executive officer’s employment with the Company or any Subsidiary has been terminated for any reason. No executive officer has notified the Company or any Subsidiary of his or her intention to resign or retire as of the date of this Agreement.

(c) The Company and its Subsidiaries are and have been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, including but not limited to wages and hours and the classification of employees and independent contractors, and have not been and are not engaged in any unfair labor practice as defined in the National Labor Relations Act or equivalent law, the violation of which could have a Company Material Adverse Effect. Neither the Company nor its Subsidiaries have incurred, and to the knowledge of the Company no circumstances exist under which the Company or its Subsidiaries would reasonably be expected to incur, any material liability arising from the misclassification of employees as consultants or independent contractors, and/or from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or state law equivalents.

(d) The Company and its Subsidiaries are in material compliance with all employment agreements, consulting and other service Contracts, written employee and human resources personnel policies (to the extent they contain enforceable obligations), handbooks and manuals, and severance and separation agreements.

(e) Neither the Company nor its Subsidiaries have, during the four (4) year period prior to the date hereof, taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment Retraining and Notification Act (the “WARN Act”)or would otherwise trigger notice requirements or liability under any plant closing notice Law without complying in all material respects with the applicable requirements under the WARN Act or such other applicable plant closing notice Law.

Section 3.13  Real Property.  (a) (i) Section 3.13(a) of the Company Disclosure Schedule sets forth a list of all real property owned by each of the Company and its Subsidiaries, or the occupier of each real property if different from the owner (the “Owned Real Property”) and (ii) describes the rent roll as of December 31, 2007, for January 2008 for U.S. and Canadian leasehold interests in real property leased, subleased, licensed or with respect to which a right to use or occupy has been granted to or by the Company or its Subsidiaries, other than any right granted under a client contract, (such leased real property together with the Owned Real Property, the “Real Property”), and specifies the address of the lessor(s)(or its agent(s)) of such leased property and the center number of the occupant of such leased property (the “Real Property Leases”). Each of the Company or its Subsidiaries has sole and exclusive, good and clear, record and marketable title to all real property it owns, or, in the case of leased real property held under a real property lease or other contractual obligation, an enforceable leasehold interest in, or right to use, all such leased real property, subject only to Permitted Liens. To the knowledge of the Company, there is no person or entity

(other than the Company or its Subsidiaries and any lessor(s) of leased real property) in possession of the real property.

(b) There is no pending or, to knowledge of the Company, threatened eminent domain taking materially and adversely affecting any of the Real Property.

Section 3.14  Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete list of all issued patents, registered marks or registered trade dress, registered copyrights, registered designs, and registered domain names, along with all pending applications to issue or register the same, owned by the Company or any Subsidiary (the “Registered IP”). The Company or one of its subsidiaries is the sole and exclusive owner of all Registered IP and all Company IP, free of all liens and security interests. Neither the Company nor any of its subsidiaries has granted any exclusive license to any such Registered or Company IP to any other Person. To the knowledge of the Company, no action is threatened in writing or pending challenging the existence, validity or enforceability of any Registered IP or Company IP. To the knowledge of the Company, no third party is infringing any material Registered IP or Company IP.

(b) Except as would not have a Company Material Adverse Effect, the Company and each of its subsidiaries has the right to exploit all Company IP necessary to enable the Company to conduct its business substantially in the manner in which its business is currently being conducted, and to the knowledge of the Company, neither the Company nor any Subsidiary has infringed, improperly disclosed, misappropriated, converted, or otherwise violated the Intellectual Property of any third party. Neither the Company nor any Subsidiary has received any written notices or written communications from any third party in the three (3) year period prior to the date hereof: (i) alleging that the Company or any Subsidiary has infringed, misappropriated, or otherwise violated the Intellectual Property of any third party; or (ii) inviting or demanding that the Company or a Subsidiary take a license in order to avoid the future infringement of Intellectual Property of a third party.

(c) Except as would not cause a Company Material Adverse Effect, to the knowledge of the Company, the Company and its subsidiaries have taken and are taking commercially reasonable steps necessary to establish, perfect, and defend their ownership of Registered IP, including: (i) using appropriate patent, trademark and copyright designations on products and in marketing materials; (ii) complying with the license terms applicable to Intellectual Property licensed from third parties; and (iii) taking reasonable steps to protect trade secret information, including requiring a non-disclosure agreement before trade secret information is disclosed to a third party. To the knowledge of the Company, the Company and its subsidiaries have complied, in all material respects, with all internal policies, applicable statutes, regulations, orders, and other legal requirements relating to the fair and proper use of personally identifiable information. To the knowledge of the Company, no trade secret or personally identifiable information in the possession, custody or control of the Companies or any Subsidiary has been lost, stolen, or improperly disclosed.

Section 3.15  Taxes.  (a) The Company and the Subsidiaries (i) have timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed by them and all such Tax Returns are (or will be, as appropriate) true, correct and complete; and (ii) have timely paid or will timely pay all material amounts of Taxes shown as due and payable on such Tax Returns except to the extent that such Taxes are being contested in good faith and the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. There are no liens for Taxes upon any of the assets of the Company or any Subsidiary (other than Taxes not yet due and payable for which due and sufficient accruals have been made in the books and records of the Company or Subsidiary (as appropriate) in accordance with GAAP). All material amounts of Taxes required to have been withheld by or with respect to the Company and the Subsidiaries have been or will be timely withheld and remitted to the applicable taxing authority (and all related reporting and recordkeeping requirements have been or will be complied with).

(b) There are no pending or, to the knowledge of the Company, threatened in writing audits, examinations, investigations or other proceedings in respect of any material Tax of the Company or any Subsidiary. No deficiency for any material amount of Tax has been asserted or assessed by any taxing authority in writing against the Company or any Subsidiary, which deficiency has not been satisfied by payment, settled or been withdrawn or contested in good faith.

(c) With respect to any period ending on or before the date hereof for which Tax Returns have not yet been filed, or for which Taxes are not yet due and owing, the Company and each Subsidiary has made such accruals as required by GAAP for such Taxes in the books and records of the Company or Subsidiary (as appropriate).

(d) Neither the Company nor any Subsidiary has with respect to any Tax period ending after January 1, 2000, (i) been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) any liability for the Taxes (other than the Company or any Subsidiary) under Treasury regulation 1.1502-6 (or any similar provision or state, local or foreign law) or pursuant to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among the Company and the Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purposes of which does not relate to Taxes).

(e) Neither the Company nor any Subsidiary has waived any statute of limitations in respect of any material Tax or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(f) No claim is pending by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file a Tax Return that the Company or such Subsidiary is or may be subject to Tax by such jurisdiction.

(g) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period beginning after the Closing as a result of any (1) adjustment pursuant to Section 481 of the Code, the regulations thereunder or any similar provision under state or local Law, for a taxable period ending on or before the Closing, (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing, or (3) installment sale or open transaction disposition made on or prior to the Closing.

(h) Neither the Company nor any Subsidiary has participated in any “listed transaction” within the meaning of, and the Company has complied with the reporting requirements of, Treasury regulation 1.6011-4.

(i) Neither the Company nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution of stock that was intended to qualify for tax-free treatment under Section 355 of the Code within the previous two years.

(j) The Company has made available to Parent complete and correct copies of all federal income Tax Returns, examination reports and statements of deficiency assessed against or agreed to by the Company or any Subsidiary, or filed or received by the Company or any Subsidiary, since December 31, 2004.

(k) For purposes of this Agreement:

(i) “Tax” or “Taxes” shall mean any taxes of any kind, including but not limited to any and all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, branch, profits, license, withholding, payroll, social security, unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other similar taxes (together with any and all interest, penalties and additions to tax imposed with respect thereto) imposed by any governmental or Tax authority.

(ii) “Tax Returns” means any and all returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed with any Tax authority (including any schedule or attachment thereto) with respect to the Company or the Subsidiaries, including any amendment thereof.

Section 3.16  Environmental Matters.

(a) To the knowledge of the Company, except for matters that are not reasonably expected to have a Company Material Adverse Effect: (i) the Company and each Subsidiary is and has been in compliance with all applicable Environmental Laws; (ii) the Company and the Subsidiaries possess all permits and approvals issued pursuant to Environmental Laws that are required to conduct the business of the Company and each Subsidiary as it is currently conducted, and are and have been in compliance with all such permits and approvals; (iii) no releases of any Hazardous Material have occurred at, on, from or under any real property currently or formerly owned, operated or occupied by the Company or any Subsidiary, for which releases the Company or any Subsidiary may have incurred liability under any Environmental Law; (iv) neither the Company nor any Subsidiary has received any written claim or notice from any Governmental Authority alleging that the Company or any Subsidiary is or may be in violation of, or has any liability under, any Environmental Law, and (v) neither the Company nor any Subsidiary has entered into any agreement or is subject to any legal requirement that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any person from or against any liabilities arising under Environmental Laws.

(b) For purposes of this Agreement:

(i) “Environmental Laws” shall mean any applicable law relating to the protection of human health and the environment or to occupational health and safety.

(ii) “Hazardous Materials” shall mean (i) any petroleum products or byproducts, radioactive materials, friable asbestos or polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous substance,” “hazardous material,” or “hazardous waste,” “pollutant” or analogous terminology under any applicable Environmental Law.

Section 3.17 Material Contracts.  (a) The Company has filed with the SEC copies of all material contracts that were required to be filed with the SEC Reports. Except as would not have a Company Material Adverse Effect, (i) each Material Contract with respect to the Company or a Subsidiary is a legal, valid and binding agreement in full force and effect and enforceable against the Company in accordance with its terms, (ii) none of the Company or any Subsidiary has received any written claim of material default under or cancellation of any Material Contract and none of the Company or any Subsidiary is in material breach or material violation of, or material default under, any Material Contract and (iii) to the Company’s knowledge, no other party is in material breach or material violation of, or material default under, any Material Contract.

(b) Section 3.17(b) of the Company Disclosure Schedule sets forth a complete and correct list of all Material Contracts. For purposes of this Agreement, the term “Material Contract” means any of the following Contracts (together with all exhibits and schedules thereto) to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets are bound or affected as of the date hereof:

(i) any limited liability company agreement, joint venture or other similar agreement or arrangement with a Person other than a Subsidiary relating to the formation, creation, operation, management or control of any partnership or joint venture with regard to which the Company would reasonably be likely to have liability in excess of $1,000,000;

(ii) any Contract (other than among consolidated Subsidiaries) relating to (A) any outstanding capital lease obligations requiring annual payments in excess of $50,000 individually or $1,000,000 in the aggregate, (B) indebtedness for borrowed money or other indebtedness or obligations secured by mortgages, (C) a guarantee of any item described in (A) or (B), and (D) conditional sale arrangements, obligations secured by a Lien (excluding Permitted Liens), or interest rate or currency hedging activities, in each case with an aggregate value of such Contract in excess of $500,000;

(iii) any Contract filed or required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed or required to be disclosed on Form 8-K, other than Plans disclosed in Section 3.11(a);

(iv) any Contract that purports to limit in any material respect the right of the Company or the Subsidiaries or their affiliates (A) to engage or compete in any line of business or market, or to sell, supply or distribute any service or product or (B) to compete with any person or operate in any location;

(v) any Contract that (A) contains most favored customer pricing provisions or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any person, in each case, in a manner which is material to the business of the Company and its Subsidiaries taken as a whole;

(vi) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration per Contract in excess of $1,000,000 per year, other than Contracts relating to leasehold improvements, supplies, construction costs and reimbursable expenses, in each case entered into in the ordinary course of business;

(vii) except as disclosed in the Company Disclosure Schedules in response to any other subsection of this Section 3.17, any Contract which by its terms provides for payments by the Company and the Subsidiaries of more than $1,000,000, in the aggregate, per year;

(viii) any Contract with an affiliate which calls for cash payments by the Company and the Subsidiaries of more than $120,000, in the aggregate, not otherwise referenced in this Section 3.17, excluding Contracts disclosed in response to Section 3.17(xi);

(ix) any license, royalty or other Contract concerning Intellectual Property which is material to the Company and the Subsidiaries taken as a whole;

(x) any acquisition Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification obligations or “earn-out” or other contingent payment obligations that could result in payments in the aggregate in excess of $500,000; and

(xi) any Contract for the employment of any executive officer who is, or who, as of the date of this Agreement, would be, a “named executive officer” for purposes of Item 402(a)(3)(i) — (iii) of Regulation S-K under the Securities Act, as amended, of the Company or the Subsidiaries on a full-time or consulting basis and any arrangement requiring severance, change of control or other payments of $200,000 in the aggregate per person or $1,000,000 in the aggregate for all persons eligible to receive any such payments in connection with the Transactions.

Section 3.18  Insurance.  Section 3.18 of the Company Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by the Company and each Subsidiary, true and complete copies of which have been made available to Parent. With respect to each such insurance policy: (i) the policy with respect to the Company and its Subsidiaries is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) no notice of cancellation or termination has been received.

Section 3.19  Board Approval; Vote Required.  (a) The Company Board, by resolutions duly adopted at a meeting duly called and held, has as of the date of this Agreement duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company’s stockholders (other than holders of Shares that are affiliates of Parent and holders who will be parties to Employee Rollover Agreements), (ii) approved this Agreement and declared its advisability, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (collectively, the “Company Board Recommendation”). The approval of this Agreement by the Company Board constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that Section 203 of the DGCL does not and will not apply to the execution and delivery of this Agreement or the consummation of the Merger. To the knowledge of the Company, no other “control share acquisition,” “fair price” or other anti-takeover regulations enacted under state Laws in the United States apply to this Agreement or any of the transactions provided for herein.

(b) The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the ‘‘Stockholder Approval”).

Section 3.20  Opinion of Financial Advisor.  The committee of the Company Board (the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management) formed for the purpose of, among other things, evaluating and making a recommendation to the full Company Board with respect to this Agreement and the Transactions (the “Special Committee”) has received the opinions of Goldman Sachs & Co. and Evercore Group L.L.C. to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Shares (other than holders of shares that are affiliates of Parent and holders who will be parties to Employee Rollover Agreements) is fair, from a financial point of view, to such holders.

Section 3.21  Brokers.  No broker, finder or investment banker (other than Goldman Sachs & Co. and Evercore Group L.L.C.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.01  Corporate Organization.  Each of Parent and Merger Sub is a corporation, in each case, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

Section 4.02  Certificate of Incorporation and By-Laws.  Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and By-Laws of Parent and Merger Sub, each as amended to date. Such Certificates of Incorporation and By-Laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

Section 4.03  Authority Relative to This Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 4.04  No Conflict; Required Filings and Consents; Agreements.  (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in Section 4.04(b) have been obtained and that all filings and other actions described in Section 4.04(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) assuming the accuracy of the representations and warranties in Article III and the certificates delivered by the Company and the performance by the Company of its covenants herein, result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of the Subsidiaries is qualified to do business, (iii) the premerger notification and waiting period requirements of the HSR Act; (iv) any additional approvals, authorizations, filings and notifications required under any other applicable antitrust, competition or trade regulation Law and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their material obligations under this Agreement.

Section 4.05  Information Supplied.  None of the information supplied in writing by Parent or Merger Sub for inclusion in the Proxy Statement or the Schedule 13e-3 will, at the date it is filed with the SEC or, in the case of the Proxy Statement, first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.06  Absence of Litigation.  As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of Parent, threatened in writing, against Parent or any of its affiliates before any Governmental Authority that would or seeks to prevent or materially delay the consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations hereunder. As of the date hereof, neither Parent nor any of its affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, any Governmental Authority, or any order, judgment, injunction or decree of any Governmental Authority that would or seeks to prevent or materially delay the consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations hereunder.

Section 4.07  Operations of Merger Sub.  Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 4.08  Financing.  Parent and Merger Sub have delivered to the Company true and complete copies of (a) an executed commitment letter from Bain Capital Fund X, L.P. to Parent to provide equity financing in an aggregate amount of $640,000,000 (the “Equity Funding Letter”), and (b) executed commitment letters, including any associated fee letter in redacted form (together, the “Commitment Letter”) from Goldman Sachs Credit Partners L.P. and GS Mezzanine Partners V, L.P. pursuant to which Goldman Sachs

Credit Partners L.P. and GS Mezzanine Partners V, L.P. have committed to provide Parent and Merger Sub with financing in an aggregate amount of $850,000,000, as such amount may be reduced pursuant to the terms of the Commitment Letter (the “Debt Financing” and together with the financing referred to in clause (a) being collectively referred to as the ““Financing”). The Equity Funding Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and the other parties thereto. As of the date hereof, the Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and Merger Sub and, to the knowledge of Parent and Merger Sub as of the date of this Agreement, the other parties thereto. Assuming the accuracy of the representations and warranties in Article III, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under either the Equity Funding Letter or, as of the date of this Agreement, the Commitment Letter. Parent and Merger Sub have fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid on or before the date of this Agreement. Subject to the satisfaction of the conditions of the Financing, and subject to the satisfaction of the conditions of this Agreement, the Financing, together with the cash or cash equivalents available to the Company, would provide Parent and Merger Sub with acquisition financing at the Effective Time sufficient to consummate the Transactions upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith. The consummation of the Financing is subject to no contingency or conditions other than those set forth in the copies of the Equity Funding Letter and the Commitment Letter delivered to the Company. As of the date of this Agreement, assuming the accuracy of the representations and warranties in Article III and compliance by the Company with its covenants set forth herein, neither Parent nor Merger Sub has no reason to believe that any of the conditions to the Financings will not be satisfied or that the Financings will not be available to Merger Sub on the Closing Date. For the avoidance of doubt, it shall not be a condition to Closing for Parent or Merger Sub to obtain the Financing or the Alternative Financing. The amount of the equity commitment under the Equity Funding Letter shall be disregarded for purposes of determining whether or not a Company Material Adverse Effect exists, including without limitation for purposes of determining whether any reduction in the Company’s EBITDA constitutes or does not constitute a Company Material Adverse Effect.

Section 4.09  Guarantee.  Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed guarantee of Bain Capital Fund X, L.P. (the ““Guarantor”) in the form attached as Exhibit C to this Agreement (the ““Guarantee”). The Guarantee is a legal, valid and binding obligation of Guarantor and enforceable against Guarantor in accordance with its terms, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under the Guarantee.

Section 4.10  Brokers.  The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01  Conduct of Business by the Company Pending the Merger.  The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the businesses of the Company and the Subsidiaries shall be conducted in the ordinary course of business and in a manner consistent with past practice and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries and to preserve substantially intact the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has material business relations. Without limiting the generality of the foregoing, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the

Company Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent:

(a) amend or otherwise change its Certificate of Incorporation, By-Laws or other similar organizational documents;

(b) issue, sell, dispose of, encumber (other than Permitted Liens), or authorize such issuance, sale, disposition or encumbrance of, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to employee stock options or restricted stock units, in each case, outstanding on the date of this Agreement ) or (ii) except in the ordinary course of business consistent with past practice, any material assets of the Company or any Subsidiary;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or any other direct or indirect wholly owned Subsidiary;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any Subsidiary;

(e) (i) acquire (including by merger, consolidation, or acquisition of stock or all or substantially all of the assets or any other business combination) or make any loan to or investment in any corporation, partnership, other business organization (or any division thereof), except for the acquisitions set forth on Section 5.01(e) of the Company Disclosure Schedule; (ii) except for borrowings under existing revolving credit facilities, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person; (iii) enter into or amend any Material Contract (or Contract that would be a Material Contract if in existence on the date hereof), other than in the ordinary course of business consistent with past practice; (iv) with respect to any fiscal quarter, authorize, or make any commitment to incur in such quarter, capital expenditures for such quarter for which a third party is not obligated to reimburse the Company or one of its Subsidiaries that in the aggregate exceed by 10% the aggregate amount of the capital expenditures budget of the Company and the Subsidiaries for such quarter (a copy of which has been previously provided to Parent) or (v) incur any material Lien on any material asset of the Company or its Subsidiaries (other than Permitted Liens);

(f) (i) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except for increases in cash compensation of officers and employees in the ordinary course of business consistent with past practice; (ii) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance or other agreement or transaction with, any current or former director, officer or other employee of the Company or of any Subsidiary or any Affiliate thereof; (iii) establish, adopt, enter into, terminate or amend any collective bargaining agreement or Plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan or a collective bargaining agreement if it were in existence as of the date of this Agreement, for the benefit of any director, officer or employee except as required by Law; or (iv) loan or advance any money or other property to any current or former director, officer or employee of the Company or the Subsidiaries, except, in the case of the matters described in clauses (i) and (ii), (x) in connection with the hiring of new employees who are not directors or executive officers in the ordinary course of business and (y) in connection with the promotion of employees who are not directors or executive officers (and who will not be directors or executive officers after such promotion) in the ordinary course of business;

(g) other than in the ordinary course of business or except as required by applicable Law, make, change or rescind any material Tax election, file any amended Tax Return, enter into any closing agreement relating to Taxes, waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) or settle or compromise any material income Tax liability;

(h) make any change to its methods of accounting, except as required by changes in GAAP or in applicable Law;

(i) fail to maintain in full force and effect the existing insurance policies covering the Company and the Subsidiaries and their respective properties, assets and businesses;

(j) settle (x) any Action other than settlements involving not more than $5,000,000 in the aggregate (net of insurance proceeds) and that do not require any actions or impose any material restrictions on the business or operations of the Company and its Subsidiaries or (y) any Action involving any holder or group of holders of Shares; or

(k) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01  Proxy Statement; Company Stockholders’ Meeting.  (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement and the Schedule 13e-3. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement and the Schedule 13e-3 or that is customarily included in proxy statements and Schedules 13e-3 prepared in connection with transactions of the type contemplated by this Agreement. The Company, after consultation with Parent, shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement and the Schedule 13e-3, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date on which the Proxy Statement and the Schedule 13e-3 are cleared by the SEC; provided, however, the Company shall not be required to mail the definitive Proxy Statement to the Company’s stockholders prior to the No-Shop Period Start Date. Without limiting the generality of the foregoing, prior to filing the Proxy Statement and the Schedule 13e-3 (or any amendment or supplement thereto) with the SEC or responding to any comments of the SEC with respect thereto, the Company shall (i) give Parent a reasonable opportunity to review and comment on such document or response and (ii) include in such document or response comments reasonably proposed by Parent. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Schedule 13e-3. If, at any time prior to the Company Stockholders’ Meeting, any inaccuracy or omission of information relating to the Company or its affiliates, officers or directors should be discovered by the Company, or any inaccuracy or omission of information relating to the Parent or any of its affiliates, officer or directors should be discovered by Parent, in either case which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13e-3, so that the Proxy Statement and the Schedule 13e-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, then such party shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b) The Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the ““Company Stockholders’ Meeting”) as promptly as reasonably practicable, for the purpose of obtaining the Stockholder Approval; provided, however, the Company shall not be required to mail the definitive Proxy Statement to the Company’s stockholders prior to the No-Shop Period Start Date. Subject to Section 6.03(d), the Company Board shall (i) recommend to holders of the Shares that they adopt this Agreement, (ii) include such recommendation in the Proxy Statement and (iii) use its reasonable best efforts to solicit and obtain the Stockholder Approval.

Section 6.02  Access to Information; Confidentiality.  (a) Except as would violate applicable Law or the terms of any Contract entered into prior to the date hereof or would violate any attorney-client privilege and in each such case the Company has provided the Parent or Merger Sub with notice that it is withholding information in reliance on this exception together with a general description of the subject matter of such information and, if reasonably requested by Parent or Merger Sub, the Company shall make appropriate substitute disclosure arrangements to provide any such information in a manner that is not reasonably likely to result in such violation, from the date of this Agreement until the Effective Time, the Company shall (and shall cause the Subsidiaries to) at Parent’s expense: (i) provide to Parent and to the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives (collectively, “Representatives”) of Parent reasonable access, during normal business hours and upon reasonable prior notice to the Company by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and the Subsidiaries and to the books and records thereof, and (ii) furnish as promptly as practicable to Parent such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Subsidiaries as Parent or its Representatives may reasonably request.

(b) All information obtained by Parent, Merger Sub or its or their Representatives pursuant to this Section 6.02 shall be kept confidential in accordance with the confidentiality agreement, dated May 23, 2007 (the “Confidentiality Agreement”), between Parent and the Company; provided, that none of Parent, Merger Sub or their representatives will be in breach of this Agreement or the Confidentiality Agreement in connection with the disclosure to possible lenders participating in the Financing or their respective partners of confidential information customarily and reasonably required to be provided to such possible lenders in connection with such participation.

(c) No investigation pursuant to this Section 6.02 or otherwise shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.03  Solicitation.  (a) During the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York City time) on March 15, 2008 (the ““No-Shop Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, employees, agents, advisors and other representatives (such Persons, together with the Subsidiaries of the Company, collectively, the ““Company Representatives”) shall have the right (acting under the direction of the Special Committee) to directly or indirectly: (i) initiate, solicit, facilitate and encourage Acquisition Proposals, including by way of providing access to non-public information to any other Person or group of Persons pursuant to a confidentiality agreement between such Person or Persons and the Company with terms no less favorable with regard to confidentiality than the Confidentiality Agreement and containing a customary standstill; provided that the Company shall promptly notify Parent whenever it provides any such non-public information or enters into any such confidentiality agreement and shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is made available to any Person given such access which was not previously made available to Parent and Merger Sub; and (ii) enter into and maintain or continue discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any inquiries, proposals, discussions or negotiations regarding an Acquisition Proposal.

(b) Except as permitted by the following provisions of this Section 6.03, from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of the Agreement in accordance with Article VII, the Company agrees that neither it nor any Company Representative shall, directly or indirectly, (i) solicit, knowingly facilitate, knowingly encourage or initiate any inquiries or the implementation or submission of any Acquisition Proposal, or (ii) initiate or participate in any way in discussions or negotiations regarding, or furnish or disclose to any person any information in connection with any Acquisition Proposal; provided, however, that, prior to the adoption of this Agreement by the Company’s stockholders at the Company Stockholders’ Meeting, nothing contained in this Agreement shall prevent the Company or the Company Board

(acting through the Special Committee or otherwise) from furnishing information to, or engaging in negotiations or discussions with, any person in connection with an unsolicited Acquisition Proposal by such person, if prior to taking such action (A) the Company Board (acting through the Special Committee or otherwise) determines in good faith (after consultation with its advisors) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal, and the Company Board (acting through the Special Committee or otherwise) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, and (B) the Company promptly notifies Parent of the existence of such Alternative Proposal and receives from such person an executed confidentiality agreement with terms no less favorable with regard to confidentiality than the Confidentiality Agreement and containing a customary standstill. Except as set forth in Section 6.03(d), neither the Company nor any Subsidiary shall enter into any letter of intent, acquisition agreement or similar agreement with respect to an Acquisition Proposal (other than a confidentiality agreement).

(c) The parties agree that, notwithstanding the commencement of the obligations of the Company under Section 6.03(b) on the No-Shop Period Start Date, the Company may continue to engage in the activities described in clause (i) and/or (ii) of Section 6.03(b) with respect to an Acquisition Proposal submitted by an Excluded Party prior to the No-Shop Period Start Date including with respect to any amended or revised proposal submitted by such Excluded Party on or after the No-Shop Period Start Date.

(d) Except as set forth in this Section 6.03(d), the Company Board (acting through the Special Committee or otherwise) shall not, and shall not publicly propose to, (i) withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation; (ii) approve, enter into or recommend any Acquisition Proposal; or (iii) approve, enter into or recommend any letter of intent, acquisition agreement or similar agreement with respect to any Acquisition Proposal (other than a confidentiality agreement in accordance with Sections 6.03(a) and (b)). Notwithstanding the foregoing, prior to the adoption of this Agreement by the Company’s stockholders at the Company Stockholders’ Meeting, (x) in response to the receipt of a written Acquisition Proposal in connection with which the Company has not breached Section 6.03(b) (subject to Section 6.03(c)), if the Company Board (acting through the Special Committee or otherwise) (i) determines in good faith (after consultation with its advisors) that such Acquisition Proposal is a Superior Proposal and (ii) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company Board (acting through the Special Committee or otherwise) may approve, enter into or recommend such Superior Proposal (or any letter of intent, acquisition agreement or similar agreement with respect to such Superior Proposal) and, in connection with the approval or recommendation of such Superior Proposal, withdraw or modify the Company Board Recommendation or (y) other than in connection with an Acquisition Proposal, if the Company Board (acting through the Special Committee or otherwise) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company Board (acting through the Special Committee or otherwise) may withdraw or modify the Company Board Recommendation (either event described in the foregoing clauses (x) and (y), a “Change in Board Recommendation”), provided, however, that prior to or concurrently with entering into any Superior Proposal or any letter of intent, acquisition agreement, or similar agreement with respect to an Acquisition Proposal, the Company shall have terminated this Agreement in accordance with the provisions of Section 8.01(f) hereof and the Company shall have paid Parent the Company Termination Fee in accordance with Section 8.03(b)(iv).

(e) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if the Company Board (acting through the Special Committee or otherwise) determines in good faith (after consultation with its outside legal counsel) that it is required to do so under applicable Law; provided, however, that neither the Company nor the Company Board (acting through the Special Committee or otherwise) shall (i) recommend that the stockholders of the Company tender their Shares in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withdraw or modify the Company Board Recommendation, unless in the case of each of clause (e)(i) and (e)(ii) hereof, the requirements of Section 6.03(d) shall have been satisfied.

(f) Except as set forth in Section 8.03(d) with respect to an Acquisition Proposal, for purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer (including any proposal from or to the Company’s stockholders) from any person or group other than Parent or Merger Sub relating to (1) any direct or indirect acquisition, sale or other disposition, in a single transaction or series of transactions, of (A) more than 15% of the fair market value of the assets of the Company and its consolidated Subsidiaries, taken as a whole (whether by purchase of assets or acquisition of stock), or (B) more than 15% of any class of equity securities of the Company; (2) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result in any person or group beneficially owning more than 15% of any class of equity securities of the Company; or (3) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company.

(ii) “Excluded Party” means any Person or group of Persons from whom the Company or any of the Company Representatives has received an Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that, prior to the second Business Day following the No-Shop Period Start Date, the Special Committee determines in good faith constitutes, or could reasonably be expected to result in, a Superior Proposal and which Acquisition Proposal has not been rejected or withdrawn as of the No-Shop Period Start Date.

(iii) “Superior Proposal” means any written Acquisition Proposal that (1) relates to more than 50% of the outstanding Shares or all or substantially all of the assets of the Company and the Subsidiaries taken as a whole, (2) is on terms that the Company Board determines in good faith (after receiving the advice of its financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company’s stockholders than this Agreement and (3) the Company Board determines is reasonably capable of being consummated, taking into account all financing, legal and regulatory aspects of the proposal.

Section 6.04  Directors’ and Officers’ Indemnification and Insurance.  (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in Articles IX and X of the Certificate of Incorporation of the Company, and Article V of the By-Laws of the Company on the date hereof, respectively, which provisions shall not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any of the Subsidiaries with respect to their liability arising as a result of having been directors, officers, employees, fiduciaries or agents of the Company at or prior to the Effective Time.

(b) For a period of six years after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director and officer of the Company and each Subsidiary (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, occurring on or before the Effective Time to the same extent as provided in Articles IX and X of the Certificate of Incorporation of the Company, and Article V of the By-Laws of the Company on the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (i) Parent or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received, (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any pending Action or Action threatened in writing to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents, and (iii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without the Surviving Corporation’s written consent; and provided further that, in the event that any claim for indemnification is asserted or made within such six year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The rights of each Indemnified Party under this Section 6.04(b) shall be in addition to any rights such person may have under any Law or under any agreement of such Indemnified Party with the Company or any of its Subsidiaries.

(c) The Surviving Corporation shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time; or (ii) maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.04(c) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance; provided, however, that in the event of an expiration, termination or cancellation of such current policies, Parent or the Surviving Corporation shall be required to obtain as much coverage as is possible (up to the current coverage amount) under substantially similar policies for such maximum annual amount in aggregate annual premiums.

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.04.

(e) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.04.

Section 6.05  Employee Benefits Matters.  (a) Parent hereby agrees that, for a period of two years immediately following the Effective Time, it shall, or it shall cause the Surviving Corporation and its subsidiaries to, (i) provide each employee of the Company and of each of the Company’s subsidiaries as of the Effective Time (each, an “Employee”) with at least the same level of base salary, and the opportunity for the same level of cash incentive compensation and other variable cash compensation that was provided to each such Employee immediately prior to the Effective Time, and (ii) provide the Employees with employee benefits (other than equity-based compensation, change in control bonuses or compensation, and retention bonuses) that are substantially comparable in the aggregate to those provided to such Employees immediately prior to the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms, all Contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary, including all severance agreements listed on Section 3.11(a) of the Company Disclosure Schedule.

(b) Employees shall receive credit for service with the Company or any of the Subsidiaries for purposes of eligibility to participate, vesting, and eligibility to receive benefits, but excluding benefit accruals under any employee benefit pension plan subject to Title IV of ERISA, under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Corporation or any of their respective subsidiaries under which each Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Subsidiaries under comparable Plans immediately prior to the Effective Time. Such plan, program or arrangement shall credit each such Employee for service accrued or deemed accrued on or prior to the Effective Time with the Company, any Subsidiary and all affiliates where service with the affiliate was credited under a comparable Plan of the Company prior to the Effective Time.

(c) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Corporation (“Purchaser Welfare Benefit Plans”) in which an Employee may be eligible to participate on or after the Effective Time, Parent shall use its reasonable best efforts to (a) waive, or cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Employee under any Purchaser Welfare Benefit Plan to the same extent waived under a comparable Plan, and (b) provide credit to each Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Employee under the Plans during the relevant plan year, up to and including the Effective Time.

(d) As of the Closing, Parent and its controlled Affiliates shall assume and be liable for all obligations of the Company and all of its Subsidiaries in respect of any accrued but unpaid vacation, holiday or similar liability as of the Closing.

(e) Nothing contained herein shall be construed as requiring, and neither the Company nor any of its Subsidiaries shall take any action that would have the effect of requiring the Parent or the Surviving Corporation or any of their respective successors or assigns to continue any specific employee benefit plan or to continue the employment of any specific person. Nothing in this Agreement is intended to and shall not establish or create or amend any employee benefit plan, practice or program of the Company or any of its Subsidiaries or the Parent or the Surviving Corporation or any of their respective successors or assigns and shall not create any contract of employment and no Employee shall have any rights to enforce any provision of this Agreement under ERISA or otherwise.

Section 6.06  Financing.  (a) Each of Parent and Merger Sub shall use its reasonable best efforts to arrange and to consummate the Debt Financing as soon as reasonably practicable after the date of this Agreement on the terms and conditions described in the Commitment Letter, which shall include using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein or on other terms not reasonably expected to be materially adverse to the Company (the “Financing Agreements”), (ii) satisfy on a timely basis all conditions in such definitive agreements that are within its control, and (iii) enforce its rights under the Commitment Letter and the Financing Agreements. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter and/or the Financing Agreements, each of Parent and Merger Sub shall use its reasonable best efforts to arrange to obtain promptly any such portion from alternative sources in an amount sufficient, when added to the portion of the Debt Financing that is available, to consummate the Transactions (“Alternative Financing”) and to obtain, and, when obtained, to provide the Company with a copy of, a new financing commitment that provides for financing on terms not materially less favorable in the aggregate to each of Parent and Merger Sub and in an amount that is sufficient, when added to the portion of the Debt Financing that is available, to consummate the Transactions (the “Alternative Financing Commitment Letter”). To the extent applicable, each of Parent and Merger Sub shall use its reasonable best efforts to arrange and to consummate the Alternate Financing as soon as reasonably practicable on the terms and conditions described in the Alternative Financing Commitment Letter, which shall include using reasonable best efforts to (w) negotiate definitive agreements with respect thereto on terms and conditions contained therein (the “Alternative Financing Agreements”), (x) satisfy on a timely basis all conditions in such definitive agreements within its control and (y) enforce its rights under the Alternative Financing Commitment Letter and the Alternative Financing Agreements. Each of Parent and Merger Sub shall give the Company notice promptly upon becoming aware of any material breach or threatened material breach by any party of the Equity Funding Letter, the Commitment Letter and/or the Financing Agreements and, if applicable, the Alternative Financing Commitment Letter and/or the Alternative Financing Agreements, and each of Parent and Merger Sub shall give the Company notice promptly upon becoming aware of any termination or threatened termination of the Equity Funding Letter, the Commitment Letter and/or the Financing Agreements and, if applicable, the Alternative Financing Commitment Letter and/or the Alternative Financing Agreements. Parent and Merger Sub shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and, if applicable, the Alternative Financing. Parent and Merger Sub shall be permitted to amend, modify, supplement, restate, substitute or replace the Commitment Letter or any Alternative Financing Commitment Letter or the Equity Funding Letter or any Financing Agreement or any Alternative Financing Agreement provided that any such amendment, modification, supplement, restatement, substitution, alteration, or replacement that could reasonably be expected to materially impair, delay or prevent the consummation of the Transactions shall require the prior written consent of the Company. Notwithstanding anything to the contrary herein, neither Parent nor Merger Sub shall have any obligation to consummate the Debt Financing or the Merger prior to the Target Closing Date.

(b) The Company agrees to provide, and shall cause the Subsidiaries and its and their Representatives to provide, all reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent and that is necessary, customary or advisable in connection with the Parent’s efforts to obtain the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries), including (i) participation in meetings, drafting sessions, rating agency presentations and due diligence sessions, (ii) furnishing Parent and its financing sources with real estate and other pertinent information regarding the Company as is necessary, customary or advisable in connection with the Debt Financing and any security required therefore, provided that the only financial statements and financial data that shall be required shall be the financial statements and financial data described in Schedule 6.06(b) and the internally prepared monthly consolidated financial statements of the Company as prepared in accordance with past practice, the form of which is set forth in Schedule 6.06(b) (all information required to be delivered pursuant to this clause (ii) being referred to as the “Required Information”), and (iii) assisting Parent and its financing sources in the preparation of (A) a customary offering document for any of the Debt Financing and (B) materials for rating agency presentations; provided that none of the Company or any Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time; provided further that the effectiveness of any documentation executed by the Company or any Subsidiary shall be subject to the consummation of the Closing. Parent shall, promptly upon termination of the Agreement, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Subsidiaries in connection with such cooperation.

(c) All non-public or otherwise confidential information regarding the Company obtained by Parent or Merger Sub or its Representatives pursuant to Section 6.06(b) shall be kept confidential in accordance with the Confidentiality Agreement. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than historical information relating to the Company or the Subsidiaries).

(d) In order to permit Parent and Merger Sub to satisfy the conditions to the Debt Financing, the Company agrees that, upon the written request of Parent or Merger Sub, at or prior to the Closing (i) the Company will make all payments and take all actions to satisfy any unsatisfied judgment default, to repay any indebtedness for borrowed money and satisfy any related guarantees, to satisfy any obligations secured by mortgages, and to terminate any capital lease obligation which requires annual payments in excess of $50,000 and (ii) the Company will use all commercially reasonable efforts to remove any outstanding Liens, provided that the Company may condition the effectiveness of any such payment or action described in this Section 6.06(d) upon the effectiveness of the Merger.

(e) Within five business days of the date of this Agreement, Parent and Merger Sub shall deliver, or cause to be delivered, to the Company an opinion of counsel for Guarantor as to the enforceability of the Guarantee of Guarantor and such other matters reasonably requested by the Company, which opinion shall be in form and substance reasonably satisfactory to the Company.

Section 6.07  Further Action; Reasonable Best Efforts.   (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions, and (ii) obtain from Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement.

(b) As soon as practicable after the date of this Agreement, each of the parties hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the Transactions and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

(c) Subject to appropriate confidentiality protections, each of Parent and the Company shall have the right to review and approve in advance drafts of all applications, notices, petitions, filings and other documents made or prepared in connection with the items described in clauses (a) and (b) above, which approval shall not be unreasonably withheld or delayed, shall cooperate with each other in connection with the making of all such filings, shall furnish to the other party such necessary information and assistance as such other party may reasonably request with respect to the foregoing and shall provide the other party with copies of all filings made by such party with any applicable Government Authority, and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Transactions.

(d) Subject to the terms and conditions hereof, Merger Sub, the Company, and Parent shall use their respective reasonable best efforts to obtain any third party consents necessary, proper or advisable to consummate the Transactions. In the event that the Company shall fail to obtain any third party consent described above, the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and Parent and their respective businesses resulting, or which could be reasonably expected to result, after the Effective Time, from the failure to obtain such consent, but in no case shall the Company be required to make any payments in order to obtain the applicable consents.

(e) Notwithstanding anything to the contrary in this Agreement, except as contemplated under Section 6.06, in connection with obtaining any approval or consent from any person (other than a Governmental Authority) with respect to the Merger or any other transaction contemplated hereby, (i) without the prior written consent of Parent, none of the Company or any of its Subsidiaries shall pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) none of Parent, Merger Sub or their respective affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation.

Section 6.08  Obligations of Parent and Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

Section 6.09  Public Announcements.  The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, except to the extent public disclosure is required by applicable Law or the requirements of the Nasdaq Stock Market, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any press release or making any such public statements, and except with respect to the matters described in Sections 6.03, 8.01 and 8.03.

Section 6.10  Transfer Taxes.  The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the Transactions. Notwithstanding anything to the contrary herein, each of Parent and the Surviving Corporation agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01  Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing of the following conditions:

(a) Company Stockholder Approval.  This Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company’s Certificate of Incorporation.

(b) No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, law, rule, regulation, judgment, decree, executive order or award after the date of this Agreement which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) U.S. Antitrust Approvals and Waiting Periods.  Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, shall have expired or been terminated.

Section 7.02  Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing of the following additional conditions:

(a) Representations and Warranties.  Except in the case of the representations and warranties of the Company contained in Section 3.03(a), (b), (c), (d) and (f), 3.09(a), 3.11(e) and 3.21, the representations and warranties of the Company contained in this Agreement (i) that are not qualified by Company Material Adverse Effect shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where the failure of such representations and warranties to be so true and correct would not have a Company Material Adverse Effect and (ii) that are qualified by Company Material Adverse Effect shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The representations and warranties of the Company contained in Section 3.03(a), (b) and (c) shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, give rise to damages, losses, costs and expenses in excess of $1.5 million in the aggregate. The representations and warranties of the Company contained in (A) Section 3.03(d) shall be true and correct as of the date hereof and (B) Sections 3.11(e) and 3.21 shall be true and correct as of the Effective Time as though made on and as of the Effective Time, except in the case of (A) and (B) above where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, give rise to damages, losses, costs and expenses in excess of $10 million in the aggregate. The representations and warranties of the Company contained in Section 3.03(f) and 3.09(a) shall be true and correct as of the Effective Time as though made on and as of the Effective Time.

(b) Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) No Company Material Adverse Effect.  Since the date of this Agreement no event, circumstance, change or effect shall have occurred or come to exist which has had or would be reasonably likely to have a Company Material Adverse Effect.

(d) FIRPTA Certificate.  The Company shall have delivered to Parent a properly completed and executed certificate to the effect that the Company Common Stock is not a U.S. real property interest (such certificate in the form required by Treasury Regulation section 1.1445-2(c)(3)).

(e) Officer’s Certificate.  The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(c).

Section 7.03  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Effective Time, as though made on and as of the Effective Time, except to the extent expressly made as of an earlier date, in which case as of such earlier date.

(b) Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate.  Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

ARTICLE VIII

TERMINATION

Section 8.01  Termination.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any prior adoption of this Agreement by the stockholders of the Company, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before June 30, 2008 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the Company until the close of business on July 14, 2008 if Parent or Merger Sub has initiated proceedings to specifically enforce this Agreement that are still pending as of such date;

(c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which in either such case has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d) by either Parent or the Company if this Agreement shall fail to receive the Stockholder Approval at the Company Stockholders’ Meeting or any adjournment thereof;

(e) by Parent if the Company Board shall have effected a Change of Board Recommendation pursuant to Section 6.03(d);

(f) by either Parent or the Company at any time prior to the adoption of this Agreement by the Company’s stockholders, if the Company Board (acting through the Special Committee or otherwise) has, after complying with Section 6.03(d), entered into a letter of intent, acquisition agreement, or similar agreement with respect to an Acquisition Proposal; provided, however, that any such purported termination by the Company pursuant to this Section 8.01(f) shall be void and of no force or effect unless the Company concurrently with such termination pays to Parent the Company Termination Fee in accordance with Section 8.03;

(g) by the Company if, after the conditions set forth in Section 7.01 and Sections 7.02(a), 7.02(b) and 7.02(c) have been satisfied and the Company has indicated in writing that the conditions set forth in Sections 7.02(d) and 7.02(e) will be satisfied at Closing and within two business days after the Company has delivered written notice (which notice shall not constitute a waiver of any requirement that any condition shall actually be satisfied at Closing) to Parent of the satisfaction of such conditions, the Merger shall not have been consummated, provided that such conditions remain satisfied at the close of business on such second business day and provided further however that the Company may not furnish such notice prior to the Target Closing Date;

(h) by Parent if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.01 or Section 7.02 not to be satisfied, and such conditions are incapable of being satisfied by the End Date; provided that neither the Parent nor Merger Sub is then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.01 or Section 7.03 not to be satisfied; or

(i) by the Company if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.01 or Section 7.03 not to be satisfied, and such conditions are incapable of being satisfied by the End Date; provided that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.01 or Section 7.02 not to be satisfied.

Section 8.02  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Affiliates (except that the indemnification and reimbursement obligations of Parent and Merger Sub contained in Sections 6.06(b) and (c), the Guarantee referred to in Section 4.09, and the provisions of Sections 6.02(b), this Section 8.02, Section 8.03 and Article IX shall survive any such termination).

Section 8.03  Fees and Expenses.  (a) All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except as otherwise set forth in this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or any Expenses, or Parent shall fail to pay the Parent Termination Fee or any Expenses, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for all expenses actually incurred by such other party in connection with the collection under and enforcement of the provisions of this Agreement relating thereto and such collection expenses shall not otherwise diminish in any way or amount the payment obligations hereunder. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing and filing of the Proxy Statement and the Schedule 13e-3 and the mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the closing of the Merger and the other Transactions. Each of the Company and Parent acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transaction.

(b) The Company agrees that if this Agreement shall be terminated:

(i) by Parent or the Company pursuant to Section 8.01(b), then, if (A)(1) neither Parent nor Merger Sub is in material breach of its representations, warranties or covenants under the Agreement and (2) at or prior to the Termination Date an Acquisition Proposal shall have been publicly announced and not publicly withdrawn and (B) within twelve months of the Termination Date the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to such Acquisition Proposal or such Acquisition Proposal is consummated, then the Company shall pay Parent the Company Termination Fee;

(ii) by Parent or the Company pursuant to Section 8.01(d), then, (A) the Company shall pay Parent its Expenses up to a maximum amount of $10,000,000 and (B) if (1) at or prior to the date of the Company Stockholders’ Meeting, an Acquisition Proposal shall have been publicly announced and not publicly withdrawn and (2) within twelve months of the Termination Date the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to such Acquisition Proposal or such Acquisition Proposal is consummated, then the Company shall pay Parent the Company Termination Fee less any Expenses paid by the Company under clause (A) of this Section 8.03(b)(ii);

(iii) by Parent pursuant to Section 8.01(e), then the Company shall pay to Parent the Company Termination Fee;

(iv) by Parent or the Company pursuant to Section 8.01(f), then the Company shall pay to Parent the Company Termination Fee;

(v) by (a) Parent pursuant to Section 8.01(b) in circumstances where the Company has the right to terminate pursuant to Section 8.01(g), or (b) the Company pursuant to Section 8.01(g), or (c) by the Company pursuant to Section 8.01(i) and at the time of such termination there is no state of facts or circumstances that would cause the conditions set forth in Section 7.01 and Sections 7.02(a), 7.02(b) and 7.02(c) not to be satisfied by the End Date, then, in the case of (a), (b) or (c), (x) if the proceeds of the Debt Financing and the Alternative Financing, if applicable, would be unavailable at Closing (other than as a result of equity financing in an amount sufficient to consummate the Transaction not being funded or a breach by Parent or Merger Sub of the Commitment Letter, the Alternative Commitment Letter, the Financing Agreements or the Alternative Financing Agreements) in accordance with the terms of the Commitment Letter and the Alternative Financing Commitment Letter, if applicable, then Parent shall pay to the Company, within two business days of such termination, a fee of $39,000,000 (the “Parent Termination Fee”) and (y) if, based on facts and circumstances then existing, the proceeds of the Debt Financing and Alternative Financing, if applicable, would have been available at the Closing but for the failure of the equity financing contemplated by the Equity Funding Letter to be provided on the conditions of the Equity Funding Letter (but without giving effect to the cap on the commitment amount set forth therein), or the material breach by Parent or Merger Sub of Section 6.06 of this Agreement, then the Company shall be entitled to payment from Parent of an amount equal to the Parent Termination Fee (within two business days of such termination) plus the amount of the Company’s aggregate losses, if any, in excess of the Parent Termination Fee as a result of Parent’s or Merger Sub’s material breach of this Agreement; ; or

(vi) by Parent pursuant to Section 8.01(h), then, (A) the Company shall pay Parent its Expenses up to a maximum amount of $10,000,000 and (B) if at or prior to the Termination Date an Acquisition Proposal shall have been publicly announced and not publicly withdrawn and within twelve months of the Termination Date the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to such Acquisition Proposal or such Acquisition Proposal is consummated, then the Company shall pay Parent the Company Termination Fee less any Expenses paid by the Company under clause (A) of this Section 8.03(b)(vi).

(c) The Company Termination Fee payable by the Company under this Section 8.03 shall be paid to Parent or its designee by the Company in immediately available funds (i) on the earlier of the closing of the applicable acquisition or upon the entering into of the applicable agreement with respect to an Acquisition Proposal, in each case as referred to in Section 8.03(b), (ii) concurrently with and as a condition to the effectiveness of a termination of this Agreement by the Company pursuant to Section 8.01(f), and (iii) within two business days after the date of the event giving rise to the obligation to make such payment in all other circumstances. The Expenses, if any, payable by the Company pursuant to Section 8.03(b) shall be paid by the Company as directed by Parent or Merger Sub in writing within two business days after receipt by the

Company of reasonable documentation with respect to such Expenses. Notwithstanding any provision of this Agreement to the contrary or otherwise (but subject to Section 9.08), the right of Parent or its designee to receive the Company Termination Fee and/or Expenses, as applicable, pursuant to this Section 8.03 shall be the sole and exclusive remedy of Parent and Merger Sub for any loss suffered by Parent or Merger Sub as a result of the failure of the Merger and the other Transactions to be consummated or as a result of any breach of this Agreement by the Company or otherwise relating to this Agreement or any of the Transactions, and upon such payment in accordance with this Section 8.03 none of the Company or any of its affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (except with respect to the second sentence of Section 8.03(a) and in the case of fraud).

(d) (i) For purposes of this Section 8.03, Acquisition Proposal shall have the meaning assigned to such term in Section 6.03(f), except that references to more than 15% in clauses (1) and (2) of the definition thereof shall be deemed to be references to 50% or more and clause (3) of the definition thereof shall be deemed amended and replaced in its entirety by the following language “(3) any merger, consolidation, business combination, recapitalization or other similar transaction involving the Company pursuant to which stockholders of the Company immediately prior to the consummation of such transaction would cease to own directly or indirectly at least 50% of the voting power of the outstanding securities of the Company (or of another person that directly or indirectly would own all or substantially all the assets of the Company) immediately following such transaction in the same proportion as they owned prior to the consummation of such transaction.”

(ii) For purposes of this Agreement, “Company Termination Fee” means an amount equal to $39,000,000, except if the Company Termination Fee becomes payable by the Company in connection with an Acquisition Proposal submitted in writing prior to the No-Shop Period Start Date (or any subsequent amendment or modification thereto, which, considered as a whole, is no less favorable to the Company than the Acquisition Proposal prior to such amendment or modification), then the Company Termination Fee shall be $19,500,000.

(e) Regardless of whether this Agreement has been terminated, notwithstanding any provision of this Agreement to the contrary or otherwise, the right of the Company to receive the Parent Termination Fee and the additional losses pursuant to Section 8.03(b)(v) shall be the sole and exclusive remedy of the Company for any losses, damages, costs or expenses suffered as a result of the failure of the Merger and the other Transactions to be consummated or as a result of any breach of this Agreement by the Parent or Merger Sub or otherwise relating to this Agreement or any of the Transactions, and upon such payment neither Parent nor Merger Sub shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (except the liability of the Parent and Merger Sub with respect to the second sentence of Section 8.03(a), the provisions of Sections 6.02(b), 6.06(b) and 6.06(c) and in the case of fraud); provided however, that in no event shall the total aggregate liability of Parent and Merger Sub in connection with this Agreement or the Transactions or otherwise exceed $66,000,000. Notwithstanding any provision of this Agreement or otherwise, except for the liability of the Parent and Merger Sub set forth in the immediately preceding sentence and except for the liability of the Guarantor pursuant to the Guarantee, the Company agrees on its own behalf and on behalf of its Subsidiaries and Affiliates that neither Parent nor Merger Sub nor the Guarantor nor any Non-Recourse Party (as defined in the Guarantee) shall have any liability relating to this Agreement or any of the Transactions.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01  Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement and in any certificate delivered by the parties pursuant hereto shall terminate at the Effective Time; provided, however, that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by a nationally recognized next day courier service, registered or certified mail (postage prepaid, return receipt requested) or by facsimile transmission. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:

c/o Bain Capital Partners, LLC
111 Huntington Avenue
Boston, MA 02199
Facsimile No: (617) 516-2110
Attention: Andrew Balson and Jordan Hitch

with a copy to:

Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Facsimile No.: (617) 951-7050

Attention:	R. Newcomb Stillwell
William M. Shields

if to the Company:

Bright Horizons Family Solutions, Inc.
200 Talcott Avenue South
Watertown, MA 02472
Facsimile No: (617) 673-8650
Attention: David Lissy

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Facsimile No: (646) 848-7628

Attention:	Creighton O’M. Condon
Eliza W. Swann

and

Bass, Berry & Sims PLC
315 Deaderick Street
Nashville, TN 37238-3001
Facsimile No: (615) 742-6223

Attention:	James H. Cheek, III
Howard H. Lamar, III

Section 9.03  Certain Definitions.  (a) For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner,” with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company IP” mean all Intellectual Property rights that are owned by the Company or its Subsidiaries and that are necessary to enable the Company and its Subsidiaries to conduct their business substantially in the manner in which its business is currently being conducted, whether or not such rights are registered, recorded, or associated with an issued patent.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any person or any part of its property under applicable Law.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Intellectual Property” means intellectual property rights of any type or nature throughout the world, including, without limitation all rights arising from or relating to: (i) patents and patent applications of all types; (ii) proprietary designs and industrial property rights; (iii) trademarks, trade names, domain names, service marks, trade dress, and other branding or indicia of source, whether or not registered; (iv) copyrights and proprietary works of authorship, whether or not registered; (v) proprietary data, confidential information and trade secrets; (vi) rights of privacy, publicity; and moral rights; (vii) computer software (in any code format) and proprietary systems, processes, methods and algorithms; (vii) rights of prosecution, opposition, cancellation, interference and other administrative rights pertaining to the materials rights and interests set forth above; and (viii) rights to sue pertaining to the materials rights and interests set forth above.

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge (after reasonable inquiry) of David H. Lissy, Mary Ann Tocio, Elizabeth J. Boland or Stephen Dreier.

“Lien” means any mortgage, lien or security interest, any easement, right of way or other encumbrance to title.

“Permitted Lien” means (a) statutory Liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business which liens have not had and would not have a Company Material Adverse Effect, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any owned real property which are not violated in any material respect by the current use and operation of the owned real property, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security, (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the owned real property in any material respect, (f) restrictions on the transfer of securities arising under federal and state securities laws and (g) any Liens caused by state statutes and/or principles of common law and specific agreements within some leases providing for landlord liens with respect to tenant’s personal property, fixtures and/or leasehold improvements at the subject premises.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Rollover Options” means Company Stock Options that are issued and outstanding immediately prior to the Effective Time and that (i) are owned by any person that is a party to a Rollover Agreement, in the form to be agreed upon by the Company and Merger Sub (an “Employee Rollover Agreement”),

and (ii) are contemplated by an Employee Rollover Agreement to continue outstanding as a stock option of Parent or its designee.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an entity controlled by such person, directly or indirectly, through one or more intermediaries, and, without limiting the foregoing, includes any entity in respect of which such person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Acquisition Proposal	§ 6.03(f)(i)
Action	§ 3.10
Agreement	Preamble
Alternative Financing	§ 6.06(a)
Alternative Financing Agreements	§ 6.06(a)
Alternative Financing Commitment Letter	§ 6.06(a)
Certificate of Merger	§ 1.03
Certificates	§ 2.02(b)(i)
Change in Board Recommendation	§ 6.03(d)
Closing	§ 1.02
Commitment Letter	§ 4.08(b)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	§ 3.19(a)(iii)
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Material Adverse Effect	§ 3.01(a)
Company Permits	§ 3.06
Company Preferred Stock	§ 3.03(a)(ii)
Company Representatives	§ 6.03(a)
Company Stock Option	§ 2.04(a)(ii)
Company Stock Plans	§ 2.04(a)(i)
Company Stockholders’ Meeting	§ 6.01(b)
Company Termination Fee	§ 8.03(d)(ii)
Confidentiality Agreement	§ 6.02(b)
Debt Financing	§ 4.08(b)
DGCL	§ 1.01
Dissenting Shares	§ 2.05(a)
Effective Time	§ 1.03
Employee	§ 6.05(a)(i)
End Date	§ 8.01(b)
Environmental Laws	§ 3.16(b)
Equity Funding Letter	§ 4.08(a)
ERISA	§ 3.11(a)
Exchange Act	§ 3.05(b)(i)
Exchange Fund	§ 2.02(a)
Excluded Party	§ 6.03(f)(ii)

Defined Term	Location of Definition

Expenses	§ 8.03(a)
Financing	§ 4.08(b)
Financing Agreements	§ 6.06(a)
Foreign Plan	§ 3.11(g)
GAAP	§ 3.07(b)
Governmental Authority	§ 3.05(b)
Guarantee	§ 4.09
Guarantor	§ 4.09
Hazardous Materials	§ 3.16(b)
HSR Act	§ 3.05(b)(v)
Indemnified Parties	§ 6.04(b)
IRS	§ 3.11(b)
Law	§ 3.05(a)(ii)
Liens	§ 9.03(a)
March Unaudited Financial Statements	§ 1.02
Material Contracts	§ 3.17(b)
Merger	Recitals
Merger Consideration	§ 2.01(a)
Merger Sub	Preamble
Named Executive Officer	§ 3.17(b)(viii)
No-Shop Period Start Date	§ 6.03(a)
Parent	Preamble
Paying Agent	§ 2.02(a)(i)
Plans	§ 3.11(a)
Proxy Statement	§ 3.05(b)(ii)
Purchaser Welfare Benefit Plans	§ 6.05(c)
Representatives	§ 6.02(a)(i)
Required Information	§ 6.06(b)
Schedule 13e-3	§ 3.05(b)(ii)
SEC	§ 1.02(a)
SEC Reports	§ 3.07(a)
Section 262	§ 2.05(a)
Securities Act	§ 3.07(a)(i)
Shares	§ 2.01(a)
Special Committee	§ 3.20
Stockholder Approval	§ 3.19(b)
Subsidiary	§ 3.01(a)
Superior Proposal	§ 6.03(f)(iii)
Surviving Corporation	§ 1.01
Target Closing Date	§ 1.02(b)
Tax or Taxes	§ 3.15(k)(i)
Tax Returns	§ 3.15(k)(ii)
Termination Date	§ 8.01
Transactions	§ 3.01(c)

(c) When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

Section 9.04  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05  Disclaimer of Other Representations and Warranties.  Parent, Merger Sub and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement or in any certificate delivered by the parties pursuant hereto (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Transactions, (b) no person has been authorized by any party to make any representation or warranty on behalf of such party relating to such party or its businesses or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in this Agreement.

Section 9.06  Entire Agreement; Assignment.  This Agreement, the Confidentiality Agreement and the Guarantee constitute the entire agreement among the parties hereto and their respective Affiliates with respect to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements and undertakings, both written and oral, among the parties hereto or their respective Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any controlled affiliate of Parent, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 9.07  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.04 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 9.08  Remedies; Specific Performance; Expenses.  The parties hereby acknowledge and agree that the failure of the Company to perform its agreements and covenants hereunder, including its failure to take all actions pursuant thereto as are necessary on its part to the consummation of the Merger and including assisting Parent with regard to arranging and consummating the Debt Financing and the Alternate Financing, as applicable, will cause irreparable injury to the Parent and Merger Sub. Unless and until this Agreement has been terminated in accordance with its terms, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the requirements that Company take all actions pursuant hereto as are necessary on its part to the consummation of the Merger and including assisting Parent with respect to arranging and consummating the Debt Financing and the Alternate Financing, as applicable, in the Delaware Court of Chancery, this being in addition to any other remedy to which such party is entitled at law or in equity. Notwithstanding anything to the contrary in this Agreement, all Expenses of the Parent or Merger Sub incurred in connection with any Action brought by the Parent or Merger Sub relating to any injunction or injunctions or the right to enforce specifically the terms and provisions of this Agreement provided for in the foregoing sentence shall be paid by the Company in the event that Parent is successful on the merits in such Action.

Section 9.09  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to Contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by the above-named court.

Section 9.10  Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.

Section 9.11  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.12  Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.13  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.14  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BRIGHT HORIZONS FAMILY SOLUTIONS, INC.

By	/s/ David H. Lissy
Name:     David H. Lissy

Title:	Chief Executive Officer

SWINGSET HOLDINGS CORP.

By	/s/ Andrew Balson
Name:     Andrew Balson

Title:	President

SWINGSET ACQUISITION CORP.

By	/s/ Andrew Balson
Name:     Andrew Balson

Title:	President

ANNEX B

Opinion of Goldman, Sachs & Co.

PERSONAL AND CONFIDENTIAL
January 14, 2008

Special Committee of the Board of Directors
Bright Horizons Family Solutions, Inc.
200 Talcott Avenue South
Watertown, MA 02472

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than parties to an Employee Rollover Agreement (as defined in the Agreement (as defined below)) (the “Rollover Investors”) and any affiliates of Swingset Holdings Corp. (“Parent”)) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Bright Horizons Family Solutions, Inc. (the “Company”) of the $48.25 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of January 14, 2008 (the “Agreement”), by and among Parent, Swingset Acquisition Corp., a wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, portfolio companies of Bain Capital Partners, LLC, an affiliate of Parent (“Bain”), and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have also acted as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Special Committee has agreed for and on behalf of the Company to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. At your request, affiliates of Goldman, Sachs & Co. have entered into financing commitments to provide Parent with senior secured credit facilities and mezzanine debt facilities in connection with the consummation of the Transaction, subject to the terms of such commitments. Such affiliates of Goldman, Sachs & Co. expect to receive fees in connection with these financing commitments and facilities that are contingent upon their closing upon consummation of the Transaction. In addition, we have provided and are currently providing certain investment banking and other financial services to Bain and its affiliates and portfolio companies, including having acted as joint lead arranger in connection with the provision of a committed financing package consisting of senior secured facilities, a mezzanine facility and a PIK loan facility in connection with the acquisition by Bain of FCI SA in December 2005; as lead arranger in connection with the leveraged recapitalization of Brenntag AG a former portfolio company of Bain (“Brenntag”), in January 2006; as co-financial advisor to Brenntag in connection with its sale to CIE Management II Limited, an affiliate of BC Partners Limited, in September 2006; as financial advisor to Bain in connection with its sale of Houghton Mifflin Holding Company, Inc. to HM Rivergroup PLC in December 2006; and as financial advisor to Bain in connection with its sale of Front Line Management to lAC/lnteractiveCorp in June 2007. We also may provide investment banking and other financial services to the Company, Bain and its portfolio companies and their respective affiliates in the future. In connection with the above-described services, we have received, and may receive, compensation. Affiliates of Goldman, Sachs & Co. also have co-invested with Bain and its affiliates from time to time and may do so in the future. In addition, affiliates of Goldman, Sachs & Co. have invested in limited partnership units of affiliates of Bain and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding the past and current business operations, financial condition and future prospects of the Company, including the risks and uncertainties of achieving the Forecasts. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the education and childcare industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they come due. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $48.25 per Share in cash to be received by the holders of Shares (other than the Rollover Investors and any affiliates of Parent) pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the Rollover Investors and any affiliates of Parent, the holders of any other class of securities, creditors, or other constituencies of the Company or Parent; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Parent, or class of such persons in connection with the Transaction, whether relative to the $48.25 per Share in cash to be received by the holders of Shares (other than the Rollover Investors and any affiliates of Parent) pursuant to the Agreement or otherwise. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $48.25 per Share in cash to be received by the holders of Shares (other than the Rollover Investors and any affiliates of Parent) pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/  Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

 Annex C

Opinion of Evercore Group L.L.C.

January 14, 2008

Special Committee of the Board of Directors
Bright Horizons Family Solutions, Inc.
200 Talcott Avenue South
Watertown, Massachusetts 02472

Members of the Special Committee of the Boards of Directors:

We have acted as financial advisor to the Special Committee (the “Special Committee”) of the Board of Directors of Bright Horizons Family Solutions, Inc. (“Bright Horizons” or the “Company”) in connection with the proposed merger of Swingset Acquisition Corp., (“Merger Sub”), a wholly owned subsidiary of Swingset Holdings Corp. (“Parent”), with and into the Company (the “Transaction”) pursuant to a proposed Agreement and Plan of Merger, to be dated as of January 14, 2008 (the “Agreement”) by and among the Company, Parent and Merger Sub. As a result of the Transaction, the Company will become a wholly owned subsidiary of Parent and each issued and outstanding share of common stock, par value $.01 per share, (other than shares held in the treasury of the Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company and Dissenting Shares as defined in the Agreement) (the “Company Common Stock”) will be converted into the right to receive $48.25 in cash (“Cash Consideration”) upon the terms and subject to the conditions set forth in the Agreement. The terms and conditions of the Transaction are more fully set forth in the Agreement. We also understood that certain holders of the Company Common Stock (the “Rollover Holders”) may invest in securities of Parent, the Company as the surviving corporation in the Merger or their affiliates in connection with the Transaction.

The Special Committee has asked us whether, in our opinion, the Cash Consideration to be received by the holders of the Company Common Stock (other than holders of the Company Common Stock that are affiliates of Parent and the Rollover Holders) pursuant to the Agreement is fair, from a financial point of view, to such holders.

In connection with rendering our opinion, we have, among other things:

(i) reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(ii) reviewed certain historical and projected non-public financial statements and other historical and projected non-public financial and operating data relating to the Company prepared and furnished to us by management of the Company;

(iii) discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

(iv) reviewed the reported prices and the historical trading activity of the common stock of the Company;

(v) compared certain financial information of the Company with similar, publicly-available information for certain publicly-traded companies that we deemed relevant;

(vi) reviewed the financial terms, to the extent available, of certain transactions that we deemed relevant;

(vii) reviewed a draft of the Agreement dated January 13, 2008; and

(viii) performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. For purposes of rendering our opinion, members of the management of the Company have provided us certain financial projections (the “Management Projections”). With respect to the Management Projections, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and good faith judgments of management of the Company as to the matters covered thereby.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Transaction or materially reduce the benefits of the Transaction. We have also assumed that the final form of the Agreement will not differ in any material respect from the last draft of the Agreement reviewed by us.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock (other than holders of the Company Common Stock that are affiliates of Parent and the Rollover Holders), from a financial point of view, of the Cash Consideration. We do not express any view on, and our opinion does not address, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Cash Consideration or otherwise. We have assumed that any modification to the structure of the Transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. This letter, and our opinion, does not constitute a recommendation to the Special Committee or to any other persons in respect of the Transaction, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Transaction. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Special Committee in connection with the Transaction. Pursuant to our engagement letter, no portion of our fee is contingent upon the rendering of this opinion or consummation of the Transaction; however, the timing of receipt of our fee may relate to the date of consummation of the Transaction and a portion of our fee is within the discretion of the Special Committee. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us for certain liabilities arising out of our engagement.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Merger Sub and Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments. Prior to this engagement, Evercore has not provided financial or other services to the Company, Merger Sub or Parent; however, we may provide financial or other services to the Company, Merger Sub or Parent in the future and in connection with any such services we may receive compensation.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Special Committee in connection with their evaluation of the Transaction. We are expressing no opinion as to the price at which any securities of the Company will trade at any future time.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except that this opinion may be included in any filing that the Company is required to make with the Securities and Exchange Commission in connection with the Transaction if such inclusion is required by applicable law, provided that this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analyses in such filing is in a form acceptable to us and our counsel. This opinion has been approved by the Opinion Committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Cash Consideration is fair, from a financial point of view, to the holders of the Company Common Stock (other than holders of the Company Stock that are affiliates of Parent and the Rollover Holders).

Very truly yours,
EVERCORE GROUP L.L.C.

By:	/s/ Jonathan A. Knee
Jonathan A. Knee
Senior Managing Director

ANNEX D

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.

Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock.

The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX E

Information Relating to Parent, Merger Sub, Bain and Bright Horizons
Directors and Executive Officers

Directors and Executive Officers

The following information sets forth the names, ages, titles of our directors and executive officers, their present principal occupation and their business experience during the past five years. During the last five years, none of Bright Horizons, its executive officers or directors has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the directors and executive officers listed below are U.S. citizens. The business address of each of the director or officer listed below is c/o Bright Horizons Family Solutions, Inc., 200 Talcott Avenue South, P.O. Box 9177, Watertown, Massachusetts 02472; (617) 673-8000.

Directors

Linda A. Mason, 53 — Chair. Ms. Mason has served as a director of the Company since its inception in 1998. Ms. Mason co-founded Bright Horizons, Inc. in 1986, and served as President of Bright Horizons, Inc. until the merger between Bright Horizons, Inc. and CorporateFamily Solutions in July 1998. Prior to this, Ms. Mason was co-director of the Save the Children relief and development effort in Sudan and worked as a program officer with CARE in Thailand. Ms. Mason is currently also a director of Horizons for Homeless Children, a non-profit organization that provides support for homeless children and their families, and the Advisory Board of the Yale University School of Management. Ms. Mason is the wife of Roger H. Brown, who is Vice Chairman of the Board of Directors.

Roger H. Brown, 51 — Mr. Brown has served as a director of the Company since its inception in 1998 and has also served as Vice Chairman of the Board since June 2004. Mr. Brown has served as President of Berklee College of Music since June 2004. Mr. Brown was Chief Executive Officer of the Company from June 1999 until December 2001, President of the Company from July 1998 until May 2000 and Executive Chairman of the Company from June 2000 until June 2004. Mr. Brown co-founded Bright Horizons and served as Chairman and Chief Executive Officer of Bright Horizons from its inception in 1986 until the merger with CorporateFamily Solutions in July 1998. Prior to 1986, he worked as a management consultant for Bain & Company, Inc. Mr. Brown currently serves as a director of Horizons for Homeless Children and StonyField Farms. Mr. Brown is the husband of Linda A. Mason.

Joshua Bekenstein, 49 — Mr. Bekenstein has served as a director of the Company since its inception in 1998. Mr. Bekenstein joined Bain Capital, LLC, a private investment firm, at its inception in 1984 and became a managing director in 1986. Mr. Bekenstein serves as a director of Waters Corporation, a manufacturer and distributor of high performance liquid chromatography instruments. Mr. Bekenstein is also a director of Bombardier Recreational Products Inc., Dollarama, Toys “R” Us, and Burlington Coat Factory.

JoAnne Brandes, 54 — Ms. Brandes has served as a director of the Company since its inception in 1998. Ms. Brandes served as Executive Vice President, Chief Administrative Officer and General Counsel for JohnsonDiversey, Inc. (formerly Johnson Wax Professional), a manufacturer and marketer of cleaning and sanitation products and services, from December 2002 until February 2007. From October 1997 until December 2002, Ms. Brandes served as Senior Vice President and General Counsel of S.C. Johnson Commercial Markets, Inc. Ms. Brandes serves as a director of Optique Funds Inc. (formerly JohnsonFamily Funds, Inc.), a mutual fund, and Andersen Corporation, and is also a Regent Emeritus in the University of Wisconsin System Board of Regents.

E. Townes Duncan, 54 — Mr. Duncan has served as a director of the Company since its inception in 1998. Mr. Duncan has served as the President of Solidus Company, a private investment firm, since January 1997. From November 1993 to May 1997, Mr. Duncan served as Chairman of the Board and Chief Executive

Officer of Comptronix Corporation, a provider of electronics contract manufacturing services. From May 1985 to November 1993, Mr. Duncan was a Vice President and principal of Massey Burch Investment Group, Inc., a venture capital corporation. Mr. Duncan is also a director of J. Alexander’s Corporation, an owner and operator of restaurants.

Fred K. Foulkes, 66 — Professor Foulkes has served as a director of the Company since its inception in 1998. Professor Foulkes has been a professor of organizational behavior and the Director of the Human Resources Policy Institute for Boston University School of Management since 1981, and has taught courses in human resource management and strategic management at Boston University since 1980. Professor Foulkes is a recipient of the Employment Management Association Award and the Fellow Award, the National Academy of Human Resources award of distinction for outstanding achievement in the human resource profession. Professor Foulkes is a director of Panera Bread Company, an owner and franchisor of bakeries and cafes, and Chair of the Panera Compensation Committee.

David Gergen, 65 — Mr. Gergen has served as director of the Company since May 2004. Mr. Gergen has served as editor-at-large at U.S. News & World Report since 1986. He is a professor of public service and the director of the Center for Public Leadership at the Harvard University John F. Kennedy School of Government. Mr. Gergen also regularly serves as an analyst and commentator on various news shows, and he is a frequent lecturer at venues around the world. Mr. Gergen is a member of the Board of Trustees of Duke University and City Year.

Gabrielle E. Greene, 47 — Ms. Greene has served as a director of the Company since August 2006. Ms. Greene has served as a principal of Rustic Canyon/Fontis Partners, LP, a diversified investment fund, since its inception in October 2005. Ms. Greene was Chief Financial Officer of Gluecode Software, an open source application infrastructure company, from June 2004 to August 2006. From January 2001 to June 2004, Ms. Greene served as Chief Financial Officer of Villanueva Holdings Investments, a private holding company. Ms. Greene is also a director of Whole Foods Market, Inc., an owner and operator of natural and organic food supermarkets, and IndyMac Bank, F.S.B., the 7th-largest savings and loan in the nation.

Marguerite W. Kondracke, 62 — Ms. Kondracke was elected as a director of the Company in December 2004. Ms. Kondracke previously served as director of the Company from 1998 to March 2003. Ms. Kondracke also served as Chief Executive Officer of the Company from 1998 until May 1999 and Co-Chairman of the Board of the Company from May 1999 to December 2001. Ms. Kondracke has served as President and Chief Executive Officer of America’s Promise — The Alliance for Youth founded by former Secretary of State Colin Powell and his wife, since October 2004. From March 2003 until September 2004, Ms. Kondracke was Staff Director for the U.S. Senate Subcommittee on Children and Families. Ms. Kondracke served as President and Chief Executive Officer of The Brown Schools, Inc, the largest national provider of educational and treatment services for young people at risk, from August 2001 until March 2003. From July 1999 until August 2001, Ms. Kondracke was the Chief Executive Officer of Frontline Group, Inc., a corporate training company. Ms. Kondracke was a founder of CorporateFamily Solutions, Inc., and served as President, Chief Executive Officer and a director of CorporateFamily Solutions from February 1987 until the merger with Bright Horizons, Inc. in July 1998. Ms. Kondracke is a member of the Board of Trustees of Duke University and is a director of Saks Incorporated, an owner and operator of department stores, and LifePoint Hospitals, Inc., an operator of community hospitals. Ms. Kondracke serves on the compensation committees of both Saks and LifePoint.

Sara Lawrence-Lightfoot, 63 — Dr. Lawrence-Lightfoot has served as a director of the Company since its inception in 1998. Since 1971, Dr. Lawrence-Lightfoot has been a professor of education at Harvard University. She is also a director and Chairman of the Board of the John D. and Catherine T. MacArthur Foundation, and a Trustee of the Berklee College of Music. Dr. Lawrence-Lightfoot has received honorary degrees from sixteen universities and colleges including Bank Street College and Wheelock College, two of the nation’s foremost schools of early childhood education.

David H. Lissy, 42 — Chief Executive Officer. Mr. Lissy has served as a director of the Company since November 2001 and has also served as Chief Executive Officer of the Company since January 2002. Mr. Lissy served as Chief Development Officer of the Company from 1998 until January 2002. He also served as Executive Vice President from June 2000 to January 2002. He joined Bright Horizons, Inc. as Vice President of Development in September 1997. Prior to joining Bright Horizons, Inc., Mr. Lissy served as Senior Vice President/General Manager at Aetna U.S. Healthcare, the employee benefits division of Aetna, Inc., in the New England region. Prior to that role, Mr. Lissy was Vice President of Sales and Marketing for U.S. Healthcare and had been with U.S. Healthcare in various sales and management roles since 1987.

Ian M. Rolland, 74 — Mr. Rolland has served as a director of the Company since September 1998. Mr. Rolland was Chairman and Chief Executive Officer of Lincoln National Corporation, a provider of life insurance and annuities, property-casualty insurance and related services through its subsidiary companies, from 1992 until July 1998. Mr. Rolland is a director and Chairman of the Board of NiSource, Inc., an energy and utility holding company.

Mary Ann Tocio, 59 — President and Chief Operating Officer. Ms. Tocio has served as a director of the Company since November 2001 and has also served as Chief Operating Officer of the Company since November 1993. Ms. Tocio was appointed President in June 2000. Ms. Tocio joined Bright Horizons, Inc. in 1992 as Vice President and General Manager of Child Care Operations. From 1983 to 1992, Ms. Tocio held several positions with Wellesley Medical Management, Inc., including Senior Vice President of Operations, where she managed more than 100 ambulatory care centers nationwide. Ms. Tocio is currently also a member of the board of directors of Harvard Pilgrim Health Care, a health benefits and insurance organization, and Mac-Gray corporation, a provider of laundry facilities management services.

Executive Officers

David H. Lissy, 42 — Chief Executive Officer and director. Please see Mr. Lissy’s biography above under the heading “Directors.”

Mary Ann Tocio, 59 — President and Chief Operating Officer and director. Please see Ms. Tocio’s biography above under the heading “Directors.”

Elizabeth J. Boland, 48 — Chief Financial Officer and Treasurer. Ms. Boland has served as Chief Financial Officer of the Company since June 1999. Ms. Boland joined Bright Horizons, Inc. in 1997 and served as Chief Financial Officer and, subsequent to the merger between Bright Horizons, Inc. and CorporateFamily Solutions, Inc. in July 1998, served as Senior Vice President of Finance for the Company until June 1999. From 1994 to 1997, Ms. Boland was Chief Financial Officer of The Visionaries, Inc., an independent television production company. From 1990 to 1994, Ms. Boland served as Vice President-Finance for Olsten Corporation, a publicly traded provider of home-health care and temporary staffing services. From 1981 to 1990, she worked on the audit staff at Price Waterhouse, LLP in Boston, completing her tenure as a senior audit manager.

Stephen I. Dreier, 65 — Chief Administrative Officer and Secretary. Mr. Dreier has served as Chief Administrative Officer and Secretary of the Company since 1997. He joined Bright Horizons, Inc. as Vice President and Chief Financial Officer in 1988 and became its Secretary in November 1988 and Treasurer in September 1994. Mr. Dreier served as Bright Horizons, Inc.’s Chief Financial Officer and Treasurer until September 1997, at which time he was appointed to the position of Chief Administrative Officer. From 1976 to 1988, Mr. Dreier was Senior Vice President of Finance and Administration for the John S. Cheever/Paperama Company.

Danroy T. Henry, Sr., 41 — Chief Human Resource Officer. Mr. Henry has served as the Chief Human Resource Officer since December 2007. Mr. Henry joined Bright Horizons in May 2004 as the Senior Vice President of Global Human Resources. From 2001 to 2004, Mr. Henry was the Executive Vice President for FleetBoston Financial where he had responsibility for the metropolitan Boston consumer banking market. From 1999-2001, Mr. Henry served as the Chief People Officer for retailer Blinds To Go Superstores. From 1994-1999 Mr. Henry worked in a variety of senior Human Resources and operational roles for Staples, Inc., completing his tenure as Vice President of Contract Customer Service where he managed the call center operations for the business to business division. From 1988 to 1993, Mr. Henry served in a variety of Human Resources roles for Pepsi Cola Company, including Area Manager of Employee and Labor relations. Mr. Henry is the Chairman of the Board of Directors for the Northeast Human Resources Association (NARA) and is a member of the Board of Directors of the Society of Human Resource Management Foundation (SHRM).

Swingset Holdings Corp.

Swingset Holdings Corp. is a Delaware corporation that was formed solely for the purpose of acquiring Bright Horizons. Swingset Holdings Corp. has not engaged in any business except as contemplated by the merger agreement. The principal office address of Swingset Holdings Corp. is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, MA 02199. The telephone number at the principal offices is (617) 516-2000.

The names and material occupations, positions, offices or employment during the past five years of each executive officer and member of Swingset Holdings Corp. are set forth below:

Andrew Balson, Director and President.  Refer to “— Bain Capital Fund X, L.P.” below.

Jordan Hitch, Director and Secretary.  Refer to “— Bain Capital Fund X, L.P.” below.

David Humphrey, Director and Treasurer.  David Humphrey is a vice president of Bain Capital Partners, LLC, a private investment firm (“Bain Capital”), the current business address of which is 111 Huntington Avenue, Boston, Massachusetts 02199 and has been at Bain Capital since 2001. Mr. Humphrey is a United States citizen.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Swingset Acquisition Corp.

Swingset Acquisition Corp. is a Delaware corporation that was formed solely for the purpose of completing the proposed merger. Upon the consummation of the proposed merger, Swingset Acquisition Corp. will cease to exist and Bright Horizons will continue as the surviving corporation. Swingset Acquisition Corp. is wholly-owned by Swingset Holdings Corp. and has not engaged in any business except as contemplated by the merger agreement. The principal office address of Swingset Acquisition Corp. is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, MA 02199. The telephone number at the principal offices is (617) 516-2000.

The names and material occupations, positions, offices or employment during the past five years of each executive officer and member of Swingset Acquisition Corp. are set forth below:

Andrew Balson, Director and President.  Refer to “— Bain Capital Fund X, L.P.” below.

Jordan Hitch, Director and Secretary.  Refer to “— Bain Capital Fund X, L.P.” below.

David Humphrey, Director and Treasurer.  Refer to “— Swingset Holdings Corp.” above.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Bain Capital Fund X, L.P.

Bain Capital Fund X, L.P. (“Bain Fund X”) is a Cayman Islands exempted limited partnership engaged in the business of making private equity and other types of investments.

Bain Capital Partners X, L.P. (“Bain Partners X”) is the general partner of Bain Fund X. Bain Partners X is a Cayman Islands exempted limited partnership, the principal business of which is acting as general partner of Bain Fund X and a related fund.

Bain Capital Investors, LLC (“Bain Capital Investors”) is the general partner of Bain Partners X. Bain Capital Investors is a Delaware limited liability company engaged in the business of acting as the general partner of persons primarily engaged in the business of making private equity and other types of investments.

The business address of each of Bain Fund X, Bain Partners X, Bain Capital Investors and the managing directors listed below (collectively, the “Bain Parties”) is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199, except that the address of the Bain Parties working in the New York office is c/o Bain Capital NY, LLC, 745 5th Avenue, New York, New York 10151.

The names and material occupations, positions offices or employment during the past five years of each managing director of Bain Capital Investors are set forth below. Each is a U.S. citizen.

Andrew B. Balson is a managing director of Bain Capital Investors. He joined Bain Capital in 1996 and became a managing director in 2000.

Steven W. Barnes is a managing director of Bain Capital Investors. He has been associated with Bain Capital since 1988 and became a managing director in 2000.

Joshua Bekenstein is a managing director of Bain Capital Investors and a director of Bright Horizons. He joined Bain Capital at its inception in 1984 and became a managing director in 1986. Mr. Bekenstein has served as a director of Bright Horizons since its inception in 1998 and previously served as a director of Bright Horizons’ predecessor from 1986 until 1998.

John P. Connaughton is a managing director of Bain Capital Investors. He joined Bain Capital in 1989 and became a managing director in 1997.

Paul B. Edgerley is a managing director of Bain Capital Investors. He joined Bain Capital in 1988 and became a managing director in 1990.

Michael F. Goss is a managing director — chief operating officer of Bain Capital Investors. He joined Bain Capital in 2001 as a managing director.

Jordan Hitch is a managing director of Bain Capital Investors. He joined Bain Capital in 1997 and became a managing director in 2005.

Matthew S. Levin is a managing director of Bain Capital Investors. He joined Bain Capital in 1992 and became a managing director in 2000.

Ian K. Loring is a managing director of Bain Capital Investors. He joined Bain Capital in 1996 and became a managing director in 2000.

Phil Loughlin is a managing director of Bain Capital Investors. He joined Bain Capital in 1996 and became a managing director in 2004.

Mark E. Nunnelly is a managing director of Bain Capital Investors. He joined Bain Capital and became a managing director in 1990.

Ian A. Reynolds is a managing director of Bain Capital Investors. He joined Bain Capital in 1996 and became a managing director in 2008.

Stephen G. Pagliuca is a managing director of Bain Capital Investors. He joined Bain Capital and became a managing director in 1989.

Michael Ward is a managing director of Bain Capital Investors. He joined Bain Capital in 2002 and became a managing director in 2005.

Stephen M. Zide is a managing director of Bain Capital Investors. He joined Bain Capital in 1997 and became a managing director in 2001. Mr. Zide works in Bain Capital’s New York office.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

c/o Wells Fargo Bank, N.A. Shareowner Services 161 North Concord Exchange So. St. Paul, MN 55075-1139	Vote by Telephone
Have your proxy card available when you call the Toll-Free number 1-[•] using a touch-tone telephone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website http://[•] and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Wells Fargo Bank, N.A., Shareowner Services, 161 North Concord Exchange, So. St. Paul, MN 55075-1139 ..

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy
Touch-Tone phone:	Cast your vote:	in the Postage-Paid
1-[•]	http://[•]	envelope provided

Vote 24 hours a day, 7 days a week
Your telephone or Internet vote must be received by 6:00 a.m. local time in Watertown, Massachusetts
on                    , 2008, to be counted in the final tabulation.
If you vote by telephone or Internet, please do not send your proxy by mail.
By voting by telephone or Internet, you acknowledge receipt of the Notice of Special Meeting of
Shareholders of Bright Horizons Family Solutions, Inc. and the Company’s Proxy Statement dated                    , 2008.

è

Proxy must be signed and dated below.
Please fold and detach card at perforation before mailing.
This proxy is solicited on behalf of the Board of Directors of Bright Horizons Family Solutions, Inc.
for the Special Meeting of Shareholders on                     , 2008.
The undersigned hereby (1) acknowledges receipt of the Notice of Special Meeting of Shareholders of Bright Horizons Family Solutions, Inc. to be held at the executive offices of Bright Horizons located at 200 Talcott Avenue South, Watertown, Massachusetts on                     , 2008 beginning at                    a.m., local time in Watertown, Massachusetts, and (2) appoints Elizabeth J. Boland and Stephen I. Dreier, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution to vote all shares of common stock of Bright Horizons that the undersigned would be entitled to cast if personally present at the meeting and at any adjournment(s) or postponement(s) thereof.
The Board of Directors recommends a vote “FOR” the adoption of the Agreement and Plan of Merger, dated January 14, 2008, and entered into by and among Bright Horizons Family Solutions, Inc., Swingset Holdings Corp. and Swingset Acquisition Corp.
The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the common stock of Bright Horizons and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof. If one or more of the proxies named shall be present in person or by substitute at the meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given. Please date, sign exactly as your name appears on the form and promptly mail this proxy in the enclosed envelope. No postage is required.

Signature

Signature

Date: , 2008

Please date this proxy and sign your name exactly as it appears on this form. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

YOUR VOTE IS IMPORTANT!
          If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage- paid envelope so your shares may be represented at the Meeting.
Please fold and detach card at perforation before mailing.

BRIGHT HORIZONS FAMILY SOLUTIONS, INC.	PROXY
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED JANUARY 14, 2008, AND ENTERED INTO BY AND AMONG BRIGHT HORIZONS FAMILY SOLUTIONS, INC., SWINGSET HOLDINGS CORP. AND SWINGSET ACQUISITION CORP.

THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
1.
ADOPTION OF THE AGREEMENT AND PLAN OF MERGER DATED JANUARY 14, 2008 BY AND AMONG SWINGSET HOLDINGS CORP., SWINGSET ACQUISITION CORP. AND BRIGHT HORIZONS FAMILY SOLUTIONS, INC., AS DESCRIBED IN THE PROXY STATEMENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO ADOPT THE MERGER AGREEMENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.
Important—This Proxy must be signed and dated on the reverse side.

2

c/o Wells Fargo Bank, N.A. Shareowner Services 161 North Concord Exchange So. St. Paul, MN 55075-1139	Vote by Telephone
Have your proxy card available when you call the Toll-Free number 1-[•] using a touch-tone telephone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website http://[•] and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Wells Fargo Bank, N.A., Shareowner Services, 161 North Concord Exchange, So. St. Paul, MN 55075-1139.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy
Touch-Tone phone:	Cast your vote:	in the Postage-Paid
1-[•]	http://[•]	envelope provided

Vote 24 hours a day, 7 days a week
Your telephone or Internet vote must be received by 6:00 a.m. local time in Watertown, Massachusetts
on                     , 2008, to be counted in the final tabulation.
If you vote by telephone or Internet, please do not send your proxy by mail.
By voting by telephone or Internet, you acknowledge receipt of the Notice of Special Meeting of
Shareholders of Bright Horizons Family Solutions, Inc. and the Company’s Proxy Statement dated                     , 2008.

è

Proxy must be signed and dated below.
Please fold and detach card at perforation before mailing.
This proxy is solicited on behalf of the Board of Directors of Bright Horizons Family Solutions, Inc.
for the Special Meeting of Shareholders on                     , 2008.
The undersigned, a participant in the Bright Horizons Retirement Plan (the “Retirement Plan”) hereby instructs                     , as record keeper for the Retirement Plan (the “Record Keeper”), to vote in accordance with the instructions on the reverse hereof all shares of common stock of Bright Horizons Family Solutions, Inc. credited, as of                     , 2008, to the account of the undersigned Participant under the Retirement Plan, and to represent the undersigned Participant at the Special Meeting of Shareholders of Bright Horizons to be held at the executive offices of Bright Horizons located at 200 Talcott Avenue South, Watertown, Massachusetts on                             , 2008 beginning at                     a.m., local time in Watertown, Massachusetts, and any adjournments or postponements thereof.
The Board of Directors recommends a vote “FOR” the adoption of the Agreement and Plan of Merger, dated January 14, 2008, and entered into by and among Bright Horizons Family Solutions, Inc., Swingset Holdings Corp. and Swingset Acquisition Corp.

Signature

Signature

Date: , 2008

Please date this proxy and sign your name exactly as it appears on this form. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

3

YOUR VOTE IS IMPORTANT!
          If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Meeting.
Please fold and detach card at perforation before mailing.

BRIGHT HORIZONS FAMILY SOLUTIONS, INC.	PROXY
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED JANUARY 14, 2008, AND ENTERED INTO BY AND AMONG BRIGHT HORIZONS FAMILY SOLUTIONS, INC., SWINGSET HOLDINGS CORP. AND SWINGSET ACQUISITION CORP.

THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
1.
ADOPTION OF THE AGREEMENT AND PLAN OF MERGER DATED JANUARY 14, 2008 BY AND AMONG SWINGSET HOLDINGS CORP., SWINGSET ACQUISITION CORP. AND BRIGHT HORIZONS FAMILY SOLUTIONS, INC., AS DESCRIBED IN THE PROXY STATEMENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO ADOPT THE MERGER AGREEMENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.
Important—This Proxy must be signed and dated on the reverse side.

4

c/o Wells Fargo Bank, N.A. Shareowner Services 161 North Concord Exchange So. St. Paul, MN 55075-1139	Vote by Telephone
Have your proxy card available when you call the Toll-Free number 1-[•] using a touch-tone telephone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website http://[•] and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Wells Fargo Bank, N.A., Shareowner Services, 161 North Concord Exchange, So. St. Paul, MN 55075-1139.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy
Touch-Tone phone:	Cast your vote:	in the Postage-Paid
1-[•]	http://[•]	envelope provided

Vote 24 hours a day, 7 days a week
Your telephone or Internet vote must be received by 6:00 a.m. local time in Watertown, Massachusetts
on                     , 2008, to be counted in the final tabulation.
If you vote by telephone or Internet, please do not send your proxy by mail.
By voting by telephone or Internet, you acknowledge receipt of the Notice of Special Meeting of
Shareholders of Bright Horizons Family Solutions, Inc. and the Company’s Proxy Statement dated                     , 2008.

è

Proxy must be signed and dated below.
Please fold and detach card at perforation before mailing.
This proxy is solicited on behalf of the Board of Directors of Bright Horizons Family Solutions, Inc.
for the Special Meeting of Shareholders on                     , 2008.
The undersigned, a participant in the Bright Horizons Family Solutions, Inc. 401(k) (the “401(k) Plan”) hereby instructs                     , as record keeper for the 401(k) Plan (the “Record Keeper”), to vote in accordance with the instructions on the reverse hereof all shares of common stock of Bright Horizons Family Solutions, Inc. credited, as of                     , 2008, to the account of the undersigned Participant under the 401(k) Plan, and to represent the undersigned Participant at the Special Meeting of Shareholders of Bright Horizons to be held at the executive offices of Bright Horizons located at 200 Talcott Avenue South, Watertown, Massachusetts on                             , 2008 beginning at                    a.m., local time in Watertown, Massachusetts, and any adjournments or postponements thereof.
The Board of Directors recommends a vote “FOR” the adoption of the Agreement and Plan of Merger, dated January 14, 2008, and entered into by and among Bright Horizons Family Solutions, Inc., Swingset Holdings Corp. and Swingset Acquisition Corp.

Signature

Signature

Date: , 2008

Please date this proxy and sign your name exactly as it appears on this form. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

5

YOUR VOTE IS IMPORTANT!
          If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Meeting.
Please fold and detach card at perforation before mailing.

BRIGHT HORIZONS FAMILY SOLUTIONS, INC.	PROXY
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED JANUARY 14, 2008, AND ENTERED INTO BY AND AMONG BRIGHT HORIZONS FAMILY SOLUTIONS, INC., SWINGSET HOLDINGS CORP. AND SWINGSET ACQUISITION CORP.

THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
1.
ADOPTION OF THE AGREEMENT AND PLAN OF MERGER DATED JANUARY 14, 2008 BY AND AMONG SWINGSET HOLDINGS CORP., SWINGSET ACQUISITION CORP. AND BRIGHT HORIZONS FAMILY SOLUTIONS, INC., AS DESCRIBED IN THE PROXY STATEMENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO ADOPT THE MERGER AGREEMENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.
Important—This Proxy must be signed and dated on the reverse side.

6